As filed with the Securities and Exchange Commission on August 29, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Elauwit Connection, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4899	84-3890657
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1700 Alta Vista Drive, Suite 130
Columbia, SC 29223

(704) 558-3099

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Barry Rubens
Chief Executive Officer

1700 Alta Vista Drive, Suite 130

Columbia, SC 29223

(704) 558-3099

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alexander R. McClean, Esq. Margaret K. Rhoda, Esq. Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, NY 14604 Tel: (585) 232-6500 Fax: (585) 232-2152	M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square, 40th Floor New York, NY 10036 Tel: (212) 421-4100 Fax: (212) 326-0806

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED August 29, 2025

1,500,000 Shares of Common Stock

ELAUWIT CONNECTION, INC.

This is an initial public offering of shares of our common stock. We are offering on a firm commitment basis, shares of common stock, par value $0.0001 per share (“common stock”). The initial public offering price per share of common stock is expected to be between $9.00 and $11.00.

Prior to this offering, there has been no public market for our common stock. We have applied to list our common stock on the Nasdaq Capital Market (“Nasdaq”) under the symbol “ELWT.” No assurance can be given that our application will be approved. If our application is not approved or we otherwise determine that we will not be able to secure the listing of our common stock on Nasdaq, we will not complete this offering.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company and Smaller Reporting Company.”

Investing in our securities is speculative and involves a high degree of risk. You should carefully consider the risk factors beginning on page 6 of this prospectus before purchasing our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us, before expenses	$	$

(1)

Craig-Hallum will be due no less than 80% of the underwriting discount and Maxim Group LLC will be due no less than 20% of the underwriting discount. We have also agreed to issue warrants to purchase shares common stock to the representative of the underwriters and reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting” for additional information regarding total underwriting compensation, including information on underwriting discounts and offering expenses.

Upon the closing of this offering, we will issue to Craig-Hallum Capital Group LLC (“Craig-Hallum”) or its designee, as the representative of the underwriters in this offering, warrants entitling it to purchase a number of shares of common stock equal to 7.0% of the shares of common stock sold in this offering at an exercise price equal to 115% of the public offering price in this offering (the “Representative’s Warrants”). The Representative’s Warrants shall be exercisable immediately and will expire five years after the effective date of the registration statement of which this prospectus forms a part. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Representative’s Warrants.

We have granted the representative of underwriters an option to purchase from us, at the public offering price, up to an additional 225,000 shares of common stock, less the underwriting discounts and commissions, within 45 days from the closing of this offering to cover over-allotments, if any. If the representative of the underwriters exercises the option in full, the total underwriting discounts and commissions payable will be $ , and the total proceeds to us, before expenses, will be $ .

The underwriters expect to deliver the shares of common stock to purchasers on or about       ,     2025, subject to the satisfaction of customary closing conditions.

Sole Bookrunner

Craig-Hallum

The date of this prospectus is          , 2025

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and in any free writing prospectus. We and the underwriters have not authorized anyone to provide you with information different from that contained in this prospectus. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside of the United States.

This prospectus includes estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity and market size, are based on our management’s knowledge and experience in the markets in which we operate, together with currently available information obtained from various sources, including publicly available information, industry reports and publications, surveys, our customers, trade and business organizations and other contacts in the markets in which we operate. Certain information is based on management estimates, which have been derived from third-party sources, as well as data from our internal research, and are based on certain assumptions that we believe to be reasonable.

In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. Market and industry data, which is derived in part from management’s estimates and beliefs, are subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations inherent in any statistical survey of such data. In addition, projections, assumptions and estimates of the future performance of the markets in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us.

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read and carefully consider the following summary together with the entire prospectus, including our financial statements and the related notes thereto and the matters discussed in the sections in this prospectus entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus. In this prospectus, unless otherwise stated or the context otherwise requires, references to “Elauwit,” the “Company,” “we,” “us,” “our,” or similar references mean Elauwit Connection, Inc. on a consolidated basis.

Our Company

We are a provider of broadband Internet networks for the multifamily and student housing property sector. We provide Managed Services and Network-as-a-Service solutions designed to modernize and enhance the Internet connectivity experience for residents while driving significant financial benefits for property owners.

We strive to be a leading player in a booming multifamily property conversion trend through service commitment, operational experience and flexibility. Key highlights of our business and market opportunity include:

•	There is an untapped market to fulfill major demand for network services in multifamily housing units:

o	According to market estimates from the National Multifamily Housing Council (NMHC), there are approximately 23 million apartment units in the U.S, and we estimate 55% of those units are well-suited for our network services.

o	Through our own market research using data provided by CoStar, a platform that provides comprehensive commercial real estate information, we estimate there are 10 million units in our addressable market of properties with 100 properties or more for overbuilds, or installing our network in a multifamily building with an existing network.

o	According to the National Apartment Association, the United States needs to build more than 4.6 million new apartment homes at a minimum, with as many as 11.7 million needed by 2030.

•	Our pipeline is rapidly growing due to our longstanding relationships and expanding customer base. From both existing and new customer relationships, we are currently tracking over 400 opportunities for our Managed Services solution, representing $103.5 million of potential network construction revenue and an estimated $22 million annual recurring revenue, if we were able to successfully complete all of these opportunities. We have also identified approximately 265,000 units in our near-term Network-as-a-Service pipeline, which we estimate could represent $150 million in annual recurring revenue.

•	We have a strong reputation for execution, customer satisfaction and top-notch support from our current business and our management team’s association with Elauwit Networks, LLC, which was acquired by Boingo Wireless, Inc. (“Boingo”) for total consideration of approximately $28.6 million in August 2018.

•	Our resident experience focused service offering helps our property owner customers differentiate their communities through our high-speed, instant-on, internet access approach paired with customer support developed to deliver timely, wholistic support.

•	We have a highly repeatable and efficient network installation process, where we install fiber or switched ethernet to each unit in a multifamily property. Once our network is installed, we achieve 100% penetration of our network to the units.

•	Once our network is installed, we have the opportunity to collect high margin, recurring revenue streams with ongoing service packages. If we are able to appropriately scale our business, we believe we could achieve up to 70% and 75% gross margin in our Managed Services and Network-as-a-Service lines of business, respectively.

•	We view the fragmented competitive landscape as ripe for consolidation. We have identified over 40 competitors as potential acquisition opportunities we plan to explore.

We design, install, operate, and maintain new fiber optic and WiFi networks throughout each contracted property. Once installed, property owners begin selling Internet connectivity over our network directly to their residents at monthly prices and terms of their choosing. We, in turn, provide all resident activation, onboarding, customer support, and all network monitoring and maintenance services in exchange for a fixed monthly fee based on the number of units in the property times a monthly per-unit wholesale price. Our contracts with property owners generally have five to eight-year terms.

By implementing Elauwit’s network and services, multifamily property owners:

•	Bring the latest fiber-based Internet connectivity and WiFi services to their entire property, which has become an important factor in a property’s appeal to current and potential residents,

•	Provide residents with directly connected upload and download speeds of 1 gigabit per second (“Gbps”) as generally measured by the industry, plus both in-unit and all-property WiFi connectivity averaging between 200 and 500 Mbps as generally measured by the industry, plus 24/7 customer service and support provided by Elauwit,

•	Increase their per-unit contribution to net operating income by the difference between the monthly retail rate they charge to residents and our monthly wholesale fee to them, and

•	Reduce duplicative operating expenses by moving over technology assets and services to Elauwit.

Our mission is to be the leading experience provider of Internet access solutions. For our property ownership clients, this means clear communication and timely execution. For the end users of our service, residents and their guests, this means dedication to the objective of providing an excellent resident experience. We differentiate ourselves in the area of resident experience by building reliable networks, responding to service requests quickly, establishing support protocols that lead to industry-leading first touch resolution metrics, and communicating effectively with key stakeholders throughout.

We closely monitor the challenges and needs of development and ownership groups in the real estate sectors in focus. A continued theme has been the fragmented market of service providers in the space in which we operate and issues stemming out of such. We view these issues to be a large opportunity for our business and an indication that consolidation is likely in the near future. We aim to be a driver of consolidation.

Corporate History and Structure

Our company was incorporated on May 15, 2024, in the State of Delaware as DeltaMax, Inc. Effective September 13, 2024, Elauwit Connection, Inc., a company incorporated on December 4, 2019 in the State of Delaware, merged with and into us with us as the surviving entity, where we will continue the business of Elauwit Connection, Inc. Also on September 13, 2024, we changed our name to Elauwit Connection, Inc. to reflect the nature of the business of the merged corporation.

Our principal address is 1700 Alta Vista Drive, Suite 130, Columbia, SC 29223. Our telephone number is (704) 558-3099. We maintain a website at www.elauwit.com. The information contained on our website is not, and should not be interpreted to be, incorporated into this prospectus, and you should not rely on any such information in making the decision of whether to purchase our securities.

Listing on the Nasdaq Capital Market

There is currently no public trading market for our shares of common stock. In connection with this offering, we have applied to list our common stock on the Nasdaq Capital Market (“Nasdaq”) under the symbol “ELWT.” If our listing application is approved, we expect to list our common stock on Nasdaq upon consummation of the offering. No assurance can be given that our listing application will be approved or that our common stock will be listed on Nasdaq. This offering will occur only if Nasdaq approves the listing of our common stock.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. Accordingly, we have included detailed compensation information for only our three most highly compensated executive officers and have not included a compensation discussion and analysis of our executive compensation programs in this prospectus. In addition, for so long as we are an “emerging growth company,” we will not be required to:

•	engage an auditor to report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	comply with new or revised accounting standards applicable to public companies as quickly as other public companies;

•	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes;” or

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparison of the chief executive officer’s compensation to median employee compensation.

We will remain an “emerging growth company” until the earliest to occur of:

•	our reporting $1.235 billion or more in annual gross revenues;

•	our issuance, in a three-year period, of more than $1 billion in non-convertible debt;

•	the end of the fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million on the last business day of our second fiscal quarter; and

•	December 31, 2030.

We cannot predict if investors will find our securities less attractive because we may rely on these exemptions, which could result in a less active trading market for our securities and increased volatility in the price of our securities.

Finally, we are a “smaller reporting company” (and may continue to qualify as such even after we no longer qualify as an emerging growth company) and accordingly may provide less public disclosure than larger public companies, including the inclusion of only two years of audited financial statements and only two years of management’s discussion and analysis of financial condition and results of operations disclosure. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

 THE OFFERING

Issuer:	Elauwit Connection, Inc.

Securities being offered by us:	1,500,000 shares of common stock (or 1,725,000 shares of common stock if the underwriters exercise their over-allotment option in full).

Assumed public offering price:	$10.00 per share, which is the mid-point of the price range indicated on the cover page of this prospectus.

Common stock outstanding immediately prior to this offering:	5,000,000 shares

Common stock to be outstanding immediately after this offering:	6,500,000 shares(1) (or 6,725,000 shares if the underwriters exercise their over-allotment option in full).

Over-allotment option:

We have granted the underwriters an option, exercisable for 45 days after the closing of the offering, to purchase up to an additional 225,000 shares of common stock at the public offering price less the underwriting discounts payable by us, solely to cover over-allotments, if any.

Use of proceeds:	We intend to use the net proceeds from this offering for debt repayment, Network-as-a-Service project deployments, sales and marketing organizational development, payment of deferred compensation, working capital and general corporate purposes. See “Use of Proceeds.”

Underwriter compensation:

The underwriters will receive an underwriting discount equal to 7.0% of the gross proceeds from the sale of securities in the offering. We will also reimburse Craig-Hallum Capital Group LLC (“Craig-Hallum”) for certain out-of-pocket actual expenses related to the offering. See “Underwriting.”

Representative’s Warrants:

Upon the closing of this offering, we will issue to Craig-Hallum or its designee, as the representative of the underwriters in this offering, warrants entitling it to purchase a number of shares of common stock equal to 7.0% of the shares of common stock sold in this offering at an exercise price equal to 115% of the public offering price in this offering (the “Representative’s Warrants”). The Representative’s Warrants shall be exercisable immediately and will expire five years after the effective date of the registration statement of which this prospectus forms a part. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Representative’s Warrants.

Proposed Nasdaq trading symbol:

We have applied to have our common stock listed on Nasdaq under the symbol “ELWT.” No assurance can be given that the listing will be approved or that a trading market will develop for the common stock. We will not complete this offering unless we receive approval for listing on Nasdaq.

Lock-up agreements:

We and our directors, officers and the holders of 10% or more of the outstanding shares of our common stock have agreed with the representative not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our securities for a period of six months after the closing of this offering. See “Underwriting—Lock-Up Agreements.”

Dividend policy:	Holders of our common stock are entitled to ratably receive dividends as may be declared and paid from time to time by the Board of Directors (the “Board”). We have never paid cash dividends on any of our capital stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. See “Dividend Policy.”

Transfer agent and registrar:	The transfer agent and registrar for our common stock is Colonial Stock Transfer Company, Inc.

Risk factors:	The securities offered by this prospectus are speculative and involve a high degree of risk. Investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 6.

(1)	The number of shares of our common stock to be outstanding following this offering is based on 5,000,000 outstanding shares of common stock as of August 29, 2025 and excludes:

•	shares of our common stock issuable upon the conversion the simple agreement for future equity (“SAFE”); and

•	shares of our common stock issuable upon the exercise of the Representative’s Warrants to be issued in this offering.

Unless otherwise indicated, this prospectus reflects and assumes that the following are not converted into or exercised for shares of our common stock:

•	shares of our common stock issuable upon the conversion of the SAFE;

•	shares of our common stock issuable upon the exercise of the Representative’s Warrants to be issued in this offering; and

•	no exercise by the underwriters of their option to purchase up to 225,000 additional shares of our common stock from us to cover over-allotments, if any.

RISK FACTORS

Investing in our securities is highly speculative and involves a significant degree of risk. You should carefully consider the risks described below and elsewhere in this prospectus, which could materially and adversely affect our business, results of operations or financial condition. Our business faces significant risks and the risks described below may not be the only risks we face. Additional risks not presently known to us or that we currently believe are immaterial may materially affect our business, results of operations, or financial condition. If any of these risks occur, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

We have a history of losses, expect to continue to incur losses in the near term and may not achieve or sustain profitability in the future, and as a result, our management has identified and our auditors agreed that there is a substantial doubt about our ability to continue as a going concern.

We have incurred significant losses since our inception. We experienced net losses of approximately $0.4 million during the six months ended June 30, 2025 and $3.5 million and $2.7 million for the years ended December 31, 2024 and 2023, respectively. We expect our capital expenses and operational expenses to increase in the future due to investing in network construction activities and, therefore, our operating losses will continue or even increase at least through the near term. Our sales cycle is long, and a substantial amount of time could pass between when we begin the process of deploying our network for a project and when we are able recognize revenue or realize gross margin contributions from the project. Furthermore, to the extent that we are successful in increasing our customer base, we will also incur increased expenses to meet the demand of our customers. You should not rely upon our past results as indicative of future performance. We may not reach profitability in the near future or at any specific time in the future. If and when our operations do become profitable, we may not sustain profitability.

The report of our independent registered public accounting firm that accompanies our audited consolidated financial statements in this prospectus contains a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result if we are unable to continue as a going concern. If we are unable to continue as a going concern, holders of our securities might lose their entire investment.

We may need to raise additional capital, which may not be available on favorable terms, if at all, and which may cause dilution to holders of our common stock, restrict our operations or adversely affect our ability to operate our business.

If we need to raise additional funds due to unforeseen circumstances or material expenditures or if our operating results are worse than expected, we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all, and any additional financings could result in additional dilution to holders of our common stock. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, expending capital, or declaring dividends, or which impose financial covenants on us that limit our ability to achieve our business objectives. If we need additional capital and cannot raise it on acceptable terms, we may not be able to meet our business objectives, our stock price may fall and you may lose some or all of your investment.

Our secured indebtedness could have important consequences to you.

Our secured indebtedness could have important consequences to you. For example, it could:

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other general corporate requirements;

•	require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to competitors that may have proportionately less debt and greater financial resources.

Our secured indebtedness is secured by a security interest in a portion of our accounts receivable. If we were to default on our obligations under these loans and arrangements, the counterparties would have the right to our assets. We could be required to dispose of material assets or operations to meet our debt service and other obligations, and the value realized on such assets or operations will depend on market conditions and the availability of buyers. Accordingly, any such sale may not, among other things, be for a sufficient dollar amount. If we were to otherwise attempt to sell material assets or operations, the foregoing encumbrances may limit our ability to dispose of material assets or operations. In the event that the counterparties enforced their rights to our assets, we may have to discontinue our business, and our investors could lose all or a part of their investment in us.

We have a relatively short operating history, which makes it difficult to evaluate our business and future prospects.

We have a relatively short operating history, which makes it difficult to evaluate our business and future prospects. Our business has been in existence only since December 2019. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly changing industries, including those related to:

•	market acceptance of our current and future services;

•	our ability to compete with other companies offering similar products and services;

•	our ability to effectively market our services and attract new customers;

•	the amount and timing of expenses, particularly expenses related to the installation of our Network-as-a-Service solutions, and expenses related to the maintenance and expansion of our business, operations and infrastructure;

•	our ability to control costs, including our expenses;

•	our ability to manage organic growth;

•	changing regulatory environments and costs associated with compliance; and

•	general economic conditions and events.

If we do not manage these risks successfully, our business and financial performance will be adversely affected.

Given our relatively limited operating history, we have historically earned most of our revenue from a limited number of ownership groups, and if we lose any of these ownership groups as customers or if we are unable to replace the revenue, our financial condition and results from operations would be materially and adversely affected.

Given our relatively limited operating history, we have historically earned most of our revenue from a limited number of ownership groups. During the six months ended June 30, 2025, two ownership groups accounted for approximately 48% of our total revenue. During the year ended December 31, 2024, three ownership groups accounted for approximately 36% of our total revenue. As of June 30, 2025, three ownership groups accounted for approximately 58% of our accounts receivable balance. As of December 31, 2024, two ownership groups accounted for approximately 65% of our accounts receivable balance. Revenue from a single ownership group may comprise a material portion of our revenue at a certain point in time, primarily due to the timing of recognizing network construction revenue for a project, which comprises a significant portion of the Company’s expected revenue on a given project. This concentration of revenue from ownership groups leaves us exposed to the risks associated with the loss of one or more of these significant ownership groups as customers, which would materially and adversely affect our revenue and results of operations. If these ownership groups were to significantly reduce their relationship with us, or in the event that we are unable to replace the revenue through the provision of our services to additional ownership groups, our financial condition and results from operations could be negatively impacted, and such impact could be significant.

We could be directly or indirectly affected by potential regulatory changes to our industry and our financial condition, results of operations and business may be adversely affected.

The current regulatory environment for our Managed Services and Network-as-a-Service solutions is uncertain. We may be directly impacted by any federal or state regulation of our industry or indirectly impacted through any federal or state regulation that affects property owners. We are aware of state legislation in areas where we do not yet operate that could impact our revenue if we were to enter those markets. The legislation limits the markup or fee property owners can charge tenants for the services we provide and bill to property owners. In addition, any federal regulation related to bulk billing could limit our ability to effectively grow our business. If an ‘anti-bulk’ proposal were approved, property owners of multifamily housing properties would not be able to enter into bulk billing agreements with network service providers for a property, which would significantly adversely affect our business, financial condition or results of operations.

If we are unable to adapt to the speed of changes in wireless network infrastructure and anticipate market adoption of new technologies our financial condition, results of operations and business may be adversely impacted.

Our future success depends upon growing demand for wireless connected services. The demand for wireless connectivity may decrease or may grow more slowly than expected. Any such decrease in the demand or slowing rate of growth could have a material adverse effect on our business. The continued demand for wireless connectivity services depends on the continued proliferation of smartphones, tablets and other wireless connection enabled devices. Our revenue is derived from the demand from consumers for internet connectivity and from property owners attempting to provide consumers with greater connectivity. We may face challenges as we seek to increase the revenue generated from our Managed Services and Network-as-a-Service solutions.

A portion of our business depends on the continued integration of WiFi as a standard feature in internet connected devices. If WiFi ceases to be a standard feature in internet connected devices, or if the rate of integration of WiFi on devices decreases or is slower than expected, the market for our services may be substantially diminished.

We deliver value to our users by providing simple access to WiFi networks, regardless of whether we manage and operate the network, or the network is operated by a property owner. As a result, our business depends on our ability to anticipate and quickly adapt to changing technological standards and advances. If technological standards change and we fail to adapt accordingly, our business and revenue may be adversely affected.

A significant portion of our revenue is dependent on our relationships with our property owners and network partners, and if these relationships are impaired or terminated, or if our partners do not perform as expected, our business and results of operations could be materially and adversely affected.

We depend on our relationships with property owners in order to manage and operate our Managed Services and Network-as-a-Service solutions. These relationships allow us to generate revenue and new property owner relationships. Our agreements with our property owners and telecom operators are for defined periods and of varying durations. In order to maintain our relationships with property owners, we may need to upgrade our networks or make other changes to our products and services we provide, which would, in most cases, require significantly higher initial capital expenditures than we have historically incurred, and if we are unsuccessful, our relationships could be impaired. If property owners terminate or fail to renew these agreements, our ability to generate and retain property owner relationships would be diminished, which might result in a significant disruption of our business and adversely affect our operating results. Further, any delays in our ability to complete the upgrade of our networks or build out new networks could adversely affect our operating results.

A significant portion of our revenue depends on maintaining these relationships with network partners. Some network partners may compete with us for relationships with property owners and may decide to terminate our partnerships and instead develop competing retail products and services. Our network partner agreements are for defined periods and of varying durations. If our network partners terminate these agreements, or fail to renew these agreements, our ability to maintain property owner relationships could be diminished and our network reach could be reduced, which could result in a significant disruption of our business and adversely affect our operating results.

We depend on our relationships with our manufacturers for certain materials necessary to provide our services.

We depend on close relationships with our manufacturers for hardware and other materials necessary to provide our services to customers. Our ability to purchase at competitive prices and terms results from the volume of our purchases from these manufacturers. We purchase a substantial amount of the hardware necessary to provide our services from one hardware manufacturer. If this manufacturer were to experience shortages or financial difficulties or charge increased prices due to inflationary pressures or tariff uncertainty, and we are unable to purchase our desired volume of hardware on the same or better terms, or at all, our revenue and ability to service our customers could suffer considerably.

We believe that alternative sources exist for most of the materials we need to provide our services, and we would not expect the loss of any one manufacturer to have a material adverse effect on our business, financial condition, or results of operations. If any of our manufacturers do not perform adequately or otherwise fail to supply the materials we need to provide our services, our inability to replace the manufacturers in a timely manner and on acceptable terms could increase our costs and could cause shortages or interruptions that could have a material adverse effect on our business, financial condition, and results of operations.

Because we purchase hardware and other materials, which are subject to cost variations related to commodity costs, inflationary pressures or tariffs, if we cannot pass along cost increases, our profitability would be negatively impacted.

If we are unable to consistently win competitive request for proposal (“RFP”) processes, become a preferred or sole supplier for new-build projects, begin to increase our gross margins with newer customer relationships, or capitalize on the opportunities in our pipeline, our financial condition, results of operations and business may be adversely impacted.

Many property development projects in the U.S. with 100 units or more now mandate a Managed Services approach for their residential Internet services. These projects increasingly source Managed Services providers through a competitive RFP process or directly from a trusted provider who the property owner has previously worked with. We selectively enter RFP processes where we believe our experience, quality, service reputation and standard pricing and terms will make us competitive, and the property owner is an existing customer or a potential long-term multi-property customer. We may submit RFPs or other offers for our services at rates that would result in relatively lower gross margin in order to remain competitive and/or initiate a relationship with a potential long-term multi-property customer. Our goal is to become a preferred or sole provider for property owners’ new-build projects, where we win Managed Services projects “automatically” instead of through a RFP processes. We cannot provide any assurance that we will consistently win every RFP process we enter, become a preferred or sole supplier for new-build projects, begin to increase our gross margins with newer customer relationships, or capitalize on the opportunities in our pipeline. If we are unable to consistently win competitive RFP processes, become a preferred or sole supplier for new-build projects, begin to increase our gross margins with newer customer relationships, or capitalize on the opportunities in our pipeline, we may not be able to effectively grow our business, and our financial condition, results of operation and business may be adversely impacted.

Our performance may be impacted by general and regional economic volatility or an economic downturn.

An overall decline in economic activity could adversely impact our business and financial results. Economic uncertainty may reduce property owner spending as they make decisions on how to provide access to WiFi networks to consumers. Economic uncertainty could also result in changing preferences. Shifts in consumer spending and preferences could result in increased pressure from competitors or customers that may require us to increase promotional spending or reduce the prices of some of our services, which could then lower revenue and profitability. Accordingly, any change in property owner spending or consumer preferences related to access to WiFi networks could adversely affect the Company’s operating results.

Uncertain global economic conditions could adversely affect our business. Negative global and national economic trends, such as decreased consumer and business spending, high inflation, relatively higher interest rates for a prolonged period of time, tariffs, or the threat thereof, high unemployment levels and declining consumer and business confidence, pose challenges to our business and could result in declining revenue, profitability and cash flow. Additionally, we are subject to regional economic volatilities in the areas where we provide services. Unfavorable economic conditions may negatively affect demand for our services.

If we lose key personnel, including members of our management team, or are unable to attract and retain personnel on a cost-effective basis, our business could be harmed.

Our performance is substantially dependent on the continued services and performance of our senior management and our highly qualified team of engineers, many of whom have numerous years of experience and specialized expertise in our business and technology. If we are not successful in hiring and retaining highly qualified engineers, we may not be able to extend or maintain our engineering and technological expertise and our future product and service development efforts could be adversely affected. Additionally, the process of attracting and retaining suitable replacements for any executive officers or any of our highly qualified engineers we lose in the future would result in transition costs and would divert the attention of other members of our senior management from our existing operations. Additionally, such a loss could be negatively perceived in the capital markets.

Our success depends, in large part, on the continued contributions of Dan McDonough, Jr., Barry Rubens, Taylor Jones and Sean Arnette. Although we will be a party to employment agreements with Messrs.  Rubens, Jones and Arnette and a consulting agreement with Baron Hunter Group, LLC, pursuant to which services will be provided to us through Mr. McDonough, upon the closing date of this offering, we cannot assure you that each will remain with us for a specified period. In addition, our consulting agreement with Baron Hunter Group, LLC does not include a contractual restriction on Mr. McDonough’s ability to compete with us after the completion of the term of the consulting agreement. Although we have additional personnel that contribute to our business, the loss of any of these executives could harm our ability to implement our business strategy and respond to the rapidly changing market conditions in which we operate. Competitors who have lost key personnel have experienced reductions in service execution, network deployment and service quality. If we lose members of our senior management, this may significantly delay or prevent the achievement of our strategic objectives and adversely affect our operating results.

Our future success also depends on our ability to identify, attract, hire, train, retain and motivate highly skilled managerial, operations, business development and marketing personnel, especially personnel that has experience in our business and industry. We do not know whether we will be able to hire sufficient personnel to support our business strategy. The loss of the services of one or more of our key employees, or our inability to attract, retain and motivate qualified personnel could have a material adverse effect on our business, financial condition and operating results.

We may not successfully integrate assets from future acquisitions.

If we fail to accurately assess and successfully integrate any future acquisitions, we may not achieve the anticipated benefits, which could result in lower revenue, unanticipated operating expenses, and increased losses. Successful integration involves many challenges, including:

•	the difficulty of integrating acquired operations and personnel with our existing operations;

•	the diversion of our management’s attention as a result of evaluating, negotiating and integrating acquisitions;

•	in some cases, our exposure to unforeseen liabilities of acquired companies;

•	the loss of key employees of an acquired business operation; and

•	the difficulty of developing, manufacturing, and marketing new products and services.

In addition, an acquisition could adversely impact cash flows, operating results, and stockholder interests, for many reasons, including:

•	contingent consideration payments;

•	the issuance of securities in connection with an acquisition or new business venture that dilutes or lessens the rights of our current stockholders;

•	charges to our income to reflect the impairment of acquired intangible assets, including goodwill; and

•	interest costs and debt service requirements for any debt incurred in connection with an acquisition or new business venture.

If we are not able to successfully integrate our acquisitions into our business, we could significantly increase our costs without realizing expected benefits, which would adversely affect our business, financial condition, and results of operations.

If the integration of any or all of our future acquisitions is not successful, it could have a material adverse impact on our operating results and stock price.

Our future business acquisition efforts may not be successful, which may limit our growth or adversely affect our results of operations, and financing of any future acquisitions could result in stockholder dilution and increase our outstanding indebtedness. If we identify an appropriate acquisition candidate, we may not be able to successfully negotiate terms or finance the acquisition. If economic downturns or other matters of national or global concern continue for an extensive period of time or recur, our ability to pursue and consummate potential acquisitions could be materially adversely affected. In addition, to successfully complete targeted acquisitions, we may issue additional equity securities that could dilute our stockholders’ ownership, or we may incur additional debt, which could increase our existing indebtedness. If we fail to successfully acquire businesses, our growth and results of operations could be adversely affected.

The costs of our operations may exceed our estimates due to factors outside of our control, such as labor shortages, tariffs or increasing commodity prices for components used in our networks, and we may be unable to pass those costs to our customers, which would negatively impact our financial results.

We depend on our employees and engineers to design, install and manage our solutions. We rely on access to competitive, local labor supply, including skilled and unskilled positions, to operate our business consistently and reliably. Increased immigration enforcement may reduce the number of available workers for projects, increase costs or lead to delays in projects. Any labor shortage, and any disruption in our ability to hire workers would negatively affect our operations and financial condition. If we experience a sustained labor shortage, we may need to increase wages to attract workers, which would increase our costs. Furthermore, if commodity prices for components that are used in our networks were to increase, including due to inflationary pressures or the impact of tariffs on prices, the availability of hardware used in our solutions and our ability to obtain supplies through our existing supply chain could be restricted and we may be unable to pass those increased costs on to our customers. If we are unable to do so, our gross margin would decline, and our financial results would be negatively impacted. To the extent our real estate developer customers are impacted by the same external and market factors as we are, their ability to commence new development projects will be similarly negatively impacted. If our customers are unable to continue developing new properties because of a slowdown in the new construction market or other external factors, our ability to grow our operating results and financial condition may be negatively impacted.

We may implement new lines of business or offer new services within existing lines of business, which may not meet the changing needs of property owners.

As an early-stage company, we may implement new lines of business at any time. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed and the needs of property owners are unknown. In developing and marketing new lines of business and/or new services, we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved, and price and profitability targets may not prove feasible. We may not be successful in introducing new services or adapting to changing needs of property owners, industry trends or developments in technology, or those new products may not achieve market acceptance. As a result, we could lose business, be forced to price services on less advantageous terms to retain or attract customers, or be subject to cost increases. As a result, our business, financial condition or results of operations may be adversely affected.

Damage to our reputation could negatively impact our business, financial condition and results of operations.

Our reputation and the quality of our brand are critical to our business and success with existing and future customers, and will be critical to our success as we seek to develop new relationships with property owners. Any incident that erodes customer loyalty for our brand could significantly reduce its value and damage our business. We may be adversely affected by any negative publicity, regardless of its accuracy. Also, there has been a marked increase in the use of social media platforms and similar devices, including blogs, social media websites and other forms of internet-based communications that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate as is its impact. Information posted may be adverse to our interests or may be inaccurate, each of which may harm our performance, prospects or business. The harm may be immediate and may disseminate rapidly and broadly, without affording us an opportunity for redress or correction.

If we are unable to protect our intellectual property rights, our business could suffer.

Our success depends, in part, on our ability to maintain as trade secrets our proprietary products, technologies and inventions and to maintain the confidentiality of our trade secrets and know-how, operate without infringing upon the proprietary rights of others and prevent others from infringing upon our business proprietary rights. Despite our efforts to protect our proprietary rights, it is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose our technologies, inventions, processes or improvements. We cannot assure you that any of our intellectual property rights will be enforceable, will not be challenged, invalidated or circumvented, or will otherwise provide us with meaningful protection or any competitive advantage. Our competitors may also be able to develop similar technology independently, or through the disclosure of trade secrets, and we may not be able to detect the unauthorized use of our proprietary technology or take appropriate steps to prevent such use. We may need to enter into intellectual property license agreements in the future, and if we are unable to obtain these licenses, our business could be harmed. Any of the foregoing events would lead to increased competition and lower revenues or gross margins, which could adversely affect our operating results.

We rely on a license to use the tradename “Elauwit” and if our license is terminated, our business, financial condition and results of operations may be adversely impacted.

We depend on the tradename “Elauwit” and the goodwill associated therewith to operate our business. On August 20, 2024, we entered into a tradename license agreement (the “License Agreement”) with Mr. McDonough, pursuant to which Mr. McDonough granted us an exclusive license to use the tradename “Elauwit” and the service marks, domain names and goodwill associated therewith as long as we operate our business. If we are found to be in material breach of any of the terms of the License Agreement and do not cure the breach, Mr. McDonough may terminate the License Agreement and we would not be able to use the tradename “Elauwit” or the related service marks and domain names, and we would lose all goodwill associated with the Elauwit brand. If our license is terminated, our business, financial condition and results of operations may be adversely impacted.

Our business could be negatively impacted by cyber security threats, attacks and other disruptions.

We face advanced and persistent attacks on our information infrastructure where we manage and store various proprietary information and sensitive/confidential data relating to our operations. These attacks may include sophisticated malware (viruses, worms, and other malicious software programs) and phishing emails that attack our products or otherwise exploit any security vulnerabilities. These intrusions sometimes may be zero-day malware that are difficult to identify because they are not included in the signature set of commercially available antivirus scanning programs. Experienced computer programmers and hackers may be able to penetrate our network security and misappropriate or compromise our confidential information or that of our customers or other third-parties, create system disruptions, or cause shutdowns. Additionally, sophisticated software and applications that we produce or procure from third-parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of the information infrastructure. A disruption, infiltration or failure of our information infrastructure systems or any of our data centers as a result of software or hardware malfunctions, computer viruses, cyber-attacks, employee theft or misuse, power disruptions, natural disasters or accidents could cause breaches of data security, loss of critical data and performance delays, which in turn could adversely affect our business.

Risks Related to Our Industry

Our industry is competitive and if we do not compete successfully, we could lose market share, experience reduced revenue or suffer losses.

The market for commercial wireless infrastructure solutions is competitive and impacted by technological change, and we expect competition with our current and potential competitors to intensify in the future. Some of our competitors have taken steps or may decide to more aggressively compete against us, particularly in the market for Managed Services and Network-as-a-Service solutions.

Our competitors, many of whom are also our partners, include a variety of telecom operators, network operators, and tower companies, including AT&T, Spectrum, Comcast, Pavlov Media, Single Digits, WhiteSky and Aerwave, and local operators. These and other competitors may compete directly with us to provide internet, Managed Services or Network-as-a-Service to our target customers. Many of our competitors are substantially larger than we are and have substantially longer operating histories. Competitors who do not currently offer Managed Services of Network-as-a-Service solutions may have a competitive advantage if they enter our market due to their expanded capabilities. We may not be able to fund or invest in certain areas of our business to the same degree as our competitors. Many have substantially greater marketing budgets and other financial and personnel resources necessary to build networks for customers. Some also have greater name and brand recognition and a larger base of customers than we have. In addition, our competitors may provide services that we generally do not. Users that desire these services may choose to obtain them from a competitor rather than from us.

Competition could increase our selling and marketing expenses and related customer acquisition costs. We may not have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully. A failure to respond to established and new competitors may adversely impact our business and operating results.

Construction risks to our customers’ development projects could affect our profitability.

We intend to continue to pursue opportunities to provide our Managed Services and Network-as-a-Service solutions to multifamily properties as part of our business strategy. Property development often includes long planning and development timelines, subjecting the projects to changes in market conditions. It can involve complex and costly activities, including significant environmental remediation or construction work. We may experience an increase in costs due to general disruptions that affect our customers’ cost of labor and/or materials, such as supply chain disruptions, trade disputes, tariffs, immigration issues, labor unrest, geopolitical conflicts or other factors that create inflationary pressures. Our customers may abandon property development opportunities that they have already begun to explore for a number of reasons, and as a result, we may fail to recover costs already incurred in exploring the opportunity to provide our solutions. Our customers may also be unable to obtain, or experience delays in obtaining, necessary zoning, occupancy, or other required governmental or third-party permits and authorizations, which could cause delays in our ability to monetize our solutions in a given market. These and other risks inherent in development projects could result in increased costs to our customers or the delay or abandonment of opportunities by our customers, which may affect our profitability.

Risks Related to this Offering and Ownership of our Securities

The price of the shares of our common stock and other terms of this offering have been determined by us along with our underwriter.

If you purchase our shares of common stock in this offering, you will pay a price that was not established in a competitive market because our common stock has not been listed on any stock exchange or other public trading market. Rather, you will pay a price that was determined by us along with our underwriters. The offering price for our shares of common stock may bear no relationship to our assets, book value, historical results of operations or any other established criterion of value. The trading price, if any, of our common stock that may prevail in any market that may develop in the future, for which there can be no assurance, may be higher or lower than the price you paid for our shares of common stock.

Investors in this offering will experience immediate and substantial dilution in the book value of their investment.

The public offering price will be substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors in this offering will incur immediate dilution of $8.77 per share based on the assumed public offering price of $10.00 per share. Investors in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion over the use of our net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. We expect to use the net proceeds from this offering for debt repayment, Network-as-a-Service project deployments, sales and marketing organizational development, payment of deferred compensation, working capital and general corporate purposes, including investments in, or acquisitions of, complementary businesses, services or technologies. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

A majority of the voting power of our common stock is consolidated among our executive officers and directors, which may prevent you or any new investors from influencing significant corporate decisions.

Our executive officers and directors own shares representing approximately 71.6% of the voting power of our common stock. After this offering, assuming 1,500,000 shares of common stock are sold in this offering, our executive officers and directors will own shares representing approximately 55.1% of the voting power of our common stock. As a result, our executive officers and directors may have the ability to control the outcome of matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger, other sale of our Company or our assets or significant acquisitions. This concentration of voting control will limit the ability of other stockholders to influence corporate matters and may cause us to make strategic decisions that could involve risks to you or that may not be aligned with your interests. Our directors and executive officers owe a fiduciary duty to our stockholders and are legally obligated to act in good faith and in a manner they reasonably believe to be in the best interests of our stockholders. As stockholders, the these individuals are entitled to vote their shares in their own interests, which may not always be in the interests of our stockholders generally. The concentration of voting power held by our executive officers and directors may adversely affect the market price of our common stock.

We are an “emerging growth company,” as defined in the JOBS Act, and a “smaller reporting company” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies or smaller reporting companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we are permitted to, and intend to, take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements, (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved, and (4) an extended transition period for complying with new or revised accounting standards applicable to public companies. Additionally, we may take advantage of certain reduced disclosure obligations as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

After we are no longer an “emerging growth company,” we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We have not and do not expect to declare any dividends to our stockholders in the foreseeable future.

We have not and do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors may need to rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute your ownership and may negatively impact the trading price of our shares.

Any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our common stock. Any issuances by us of equity securities may be at or below the prevailing market price of our common stock and may have a dilutive impact on your ownership interest, which could cause the market price of our common stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of common stock, which may be highly dilutive. The holders of any securities or instruments we may issue may have rights superior to the rights of our stockholders. If we experience dilution from the issuance of additional securities and we grant superior rights to new securities over holders of our common stock, it may negatively impact the trading price of our shares and you may lose all or part of your investment.

Shares eligible for future sale may adversely affect the market price of our common stock if the shares are successfully listed on Nasdaq or other stock markets, as the future sale of a substantial number of outstanding shares in the public marketplace could reduce the price of our common stock.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our common stock. An aggregate of 5,000,000 shares of common stock will be outstanding before the consummation of this offering all of which, except those held by management and holders subject to lock-up agreements, are or will be freely tradable immediately upon effectiveness of this registration statement. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale.”

A possible “short squeeze” due to a sudden increase in demand of our shares that largely exceeds supply may lead to price volatility in our shares of common stock.

Following this offering, investors may purchase our common stock to hedge existing exposure in our common stock or to speculate on the price of our common stock. Speculation on the price of our shares may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our common stock available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our common stock for delivery to lenders of our shares. Those repurchases may in turn, dramatically increase the price of our shares of common stock until investors with short exposure are able to purchase additional common shares to cover their short position. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in our common stock that are not directly correlated to the performance or prospects of our company and once investors purchase the common stock necessary to cover their short position the price of our common stock may decline.

Provisions in our amended and restated certificate of incorporation (“certificate of incorporation”) and amended and restated bylaws (“bylaws”) could discourage a change in control, or an acquisition of us by a third party, even if the acquisition would be favorable to you, thereby adversely affecting existing stockholders.

Our certificate of incorporation and bylaws contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of our Company, even when these attempts may be in the best interests of our stockholders. For example, our certificate of incorporation (i) authorizes our Board, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of our common stock; (ii) provides for a classified board structure in which only one-third of our directors will be elected at any annual meeting of stockholders and directors may only be removed for cause; (iii) does not provide for cumulative voting; (iv) designates the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders; (v) authorizes the Board to issue authorized but unissued shares of common stock without stockholder approval; and (vi) provides for limitations on the liability of, and the provisions of indemnification to, our officers and directors. Our bylaws also limit the ability of stockholders to call special meetings of the Board and require stockholders to provide us advance notice of any nominations of candidates for election to our Board or for proposing matters that can be acted upon by stockholders at meetings of stockholders. These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

Our certificate of incorporation designates the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or increase the stockholder’s costs in bringing such a claim.

Our certificate of incorporation specifies that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or other employee to us or to our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, the certificate of incorporation or the bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and to have consented to the provisions of our certificate of incorporation described above. However, this provision does not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction. In addition, the Court of Chancery of the State of Delaware and the federal district courts will have concurrent jurisdiction for the resolution of any suit brought to enforce any duty or liability created by the Securities Act.

This provision may have the effect of discouraging lawsuits against our directors, officers, employees and agents as it may limit any stockholder’s ability to bring a claim in a judicial forum that the stockholder finds favorable for disputes with us or our directors, officers, employees or agents or increase the stockholder’s costs in bringing such a claim. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in our certificate of incorporation to be inapplicable or unenforceable in such action. If a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

General Risk Factors

Litigation may adversely affect our business, financial condition and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation involving intellectual property, data privacy and security, consumer protection, service disruption or failure, and commercial disputes and other matters that may negatively affect our operating results if changes to our business operations are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations. In addition, insurance may not cover existing or future claims, be sufficient to fully compensate us for one or more of such claims, or continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby adversely affecting our results of operations and resulting in a reduction in the trading price of our stock.

An active, liquid and orderly trading market for our common stock may not develop, the price of our stock may be volatile, and you could lose all or part of your investment.

The trading price of our common stock may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. Our stock price could be subject to wide fluctuations in response to a variety of factors, which include:

•	whether we achieve our anticipated corporate objectives;

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	changes in our financial or operational estimates;

•	our ability to implement our operational plans;

•	termination of the lock-up agreement or other restrictions on the ability of our stockholders to sell shares after this offering;

•	changes in the economic performance or market valuations of companies similar to ours; and

•	general economic or political conditions in the United States or elsewhere.

In addition, the stock market has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following this offering. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Our failure to meet the continuing listing requirements of Nasdaq could result in a delisting of our securities.

If we fail to satisfy the continuing listing requirements of Nasdaq, such as the corporate governance, stockholders’ equity or minimum closing bid price requirements, Nasdaq may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we would likely take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

We incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our operating results.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements. These requirements include compliance with Section 404 and other provisions of the Sarbanes-Oxley Act, as well as rules implemented by the SEC and Nasdaq. In addition, our management team also has to adapt to the requirements of being a public company. We expect complying with these rules and regulations will substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly.

The increased costs associated with operating as a public company will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our services. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, financial condition and operating results.

As a public company, we also expect that it may be more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

As a public company, we are obligated to develop and maintain proper and effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of the initial public offering (“IPO”). This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting.

We are in the early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to remediate future material weaknesses, or to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on the price of our common stock.

If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on Nasdaq and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

If we were to dissolve, the holders of our securities may lose all or substantial amounts of their investments.

If we were to dissolve as a corporation, as part of ceasing to do business or otherwise, we may be required to pay all amounts owed to any creditors before distributing any assets to the investors. There is a risk that in the event of such a dissolution, there will be insufficient funds to repay amounts owed to holders of any of our indebtedness and insufficient assets to distribute to our other investors, in which case investors could lose their entire investment.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

In making your investment decision, you should understand that we and the underwriters have not authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus before investing in our company. We may receive media coverage regarding our company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. We and the underwriters have not authorized any other party to provide you with information concerning us or this offering, and you should not rely on this information in making an investment decision.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations, are forward-looking statements. The words “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “outlook,” “seek,” “strive,” “will,” “would” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include statements relating to:

•	our history of losses and our ability to continue as a going concern;

•	our ability to obtain additional financing and fund our operations;

•	our market opportunity;

•	the effects of increased competition and innovations by new and existing competitors in our market and our ability to adapt to and anticipate changes in technology;

•	our ability to maintain and grow relationships with property owners and network partners and increase our customer base;

•	our ability to consistently win competitive RFP processes, become a preferred or sole supplier for new-build projects, increase our gross margins with newer customer relationships, and capitalize on the opportunities in our pipeline;

•	our reliance on manufacturers to obtain the materials necessary to provide our services;

•	the potential effects of delays or disruptions in property development;

•	the future growth of the network services industry and demands of our customers;

•	our ability to pay our debts as they come due;

•	our ability to grow the business and effectively manage or sustain our growth;

•	our expected use of proceeds from this offering;

•	future revenue, hiring plans, expenses and capital expenditures;

•	our ability to comply with new or modified laws and regulations that currently apply or become applicable to our business or the business of our customers;

•	our ability to recruit and retain key employees and management personnel;

•	our financial performance and capital requirements following this offering;

•	our ability to maintain, protect, and enhance our intellectual property;

•	the potential lack of liquidity and trading of our securities; and

•	the lack of an established market for our securities.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus. We have based these forward-looking statements largely on our current expectations about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $13,050,000 after deducting estimated underwriting discounts and estimated offering expenses payable by us. If the over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $15,142,500. We intend to use the net proceeds from this offering for the following purposes:

Proceeds:
Gross Proceeds	$15,000,000
Discounts	1,050,000
Estimated Fees and Expenses	900,000
Net Proceeds	$13,050,000

Uses:
Debt Repayment(1)	$2,046,297
Network-as-a Service Project Deployments(2)	8,086,987
Sales and Marketing Organizational Development(3)	2,000,000
Payment of Deferred Compensation(4)	416,716
Working Capital and General Corporate Purposes(5)	500,000
Total Uses	$13,050,000

(1)	Includes repayment of all or a portion of the outstanding balance under a fixed rate loan agreement (the “Fixed Rate Loan Agreement”) with Endurance Opportunities I LLC (“Endurance Opportunities”) and may include repayment of all or a portion of the balances of our outstanding promissory notes. See “Certain Relationships and Related Party Transactions” for additional information.
(2)	Includes funding for infrastructure and technology initiatives to support service expansion.
(3)	Includes investments in team growth, customer acquisition and brand awareness.
(4)	If we complete this offering, includes the repayment of all arrearages owed pursuant to a deferred compensation agreement, by and between the Company, Daniel McDonough, Jr., Barry Rubens, Taylor Jones and Sean Arnette, dated August 20, 2024 (the “Deferred Compensation Agreement”).
(5)	May include a payment of up to $2,000,000 under a put-call agreement with Baron Hunter Group, LLC and Steele Creek Partners, LLC if either entity exercises its right to sell shares to the Company. See “Certain Relationships and Related Party Transactions” for additional information.

A $1.00 increase (decrease) in the assumed public offering price of $10.00 per share, would increase (decrease) the net proceeds to us from this offering by approximately $1.4 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions.

The actual allocation of proceeds realized from this offering will depend upon our operating revenue, cash position, and working capital requirements. We cannot currently allocate specific percentages of the net proceeds to us from this offering that we may use for these purposes. Therefore, as of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. Accordingly, we will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the proceeds of this offering. Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

DIVIDEND POLICY

We have never paid cash dividends on any of our capital stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our Board and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our Board deems relevant. Therefore, we cannot assure you that we will pay any cash dividends or other distributions to holders of our common stock, or as to the amount of any such cash dividends or other distributions.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2025 as follows:

•	on an actual basis;

•	on a pro forma basis to reflect (i) the conversion of Class B common stock into Class A common stock, and the reclassification of Class A common stock to common stock; and (ii) the conversion of the SAFE into shares of our common stock upon the consummation of this offering; and

•	on a pro forma, as adjusted, basis to reflect the issuance and sale by us of $ in shares of common stock in this offering at the assumed public offering price of $ per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the receipt by us of the proceeds of such sale.

The pro forma and pro forma as adjusted information below is illustrative only, and our capitalization following the closing of this offering will change based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2025
(In thousands)	Unaudited, Actual	Unaudited, Pro Forma(1)	Unaudited, Pro Forma As Adjusted(1)
Cash	$525	$525	$13,575

Related party debt, current	1,451	1,451	1,451
Related party debt, net of current	2,627	2,627	2,627
SAFE liability	1,000	-	-

Stockholders’ Equity:
Class A common stock, $0.0001 par value; 7,000,000 shares authorized; 2,522,950 shares outstanding as of June 30, 2025; 0 shares outstanding on a pro forma basis; and 0 shares outstanding on a pro forma as adjusted basis	-	-	-
Class B common stock, $0.0001 par value; 3,000,000 shares authorized; 2,477,050 shares issued and outstanding as of June 30, 2025; 0 shares outstanding on a pro forma basis; and 0 shares outstanding on a pro forma as adjusted basis	-	-	-
Common stock, $0.0001 par value; 0 shares authorized; 0 shares outstanding as of June 30, 2025; 5,117,647 shares outstanding on a pro forma basis; and 6,617,647 shares outstanding on a pro forma as adjusted basis	-	-	-
Additional paid-in capital	5,859	6,859	19,909
Accumulated deficit	(10,744)	(10,744)	(10,744)
Total stockholders’ equity	(4,885)	(3,885)	9,165
Total capitalization	$193	193	$13,243

(1)	The pro forma and pro forma as adjusted information is illustrative only and following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The number of shares of our common stock to be outstanding following this offering is based on 5,000,000 outstanding shares of capital stock as of June 30, 2025 and excludes:

•	shares of our common stock issuable upon the exercise of the Representative’s Warrants to be issued in this offering.

DILUTION

If you invest in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of common stock and the pro forma as adjusted net tangible book value per share after giving effect to this offering. The information below is illustrative only. Our dilution following this offering will depend upon the number of shares of our common stock sold and the market price at which they are sold. You should read this section in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus.

Our net tangible book value (deficit) as of June 30, 2025 was $(4.9) million, or approximately $(0.98) per share of common stock. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

Our pro forma net tangible book value (deficit) as of June 30, 2025 which reflects the pro forma adjustments described in “Capitalization” was $(4.9) million, or approximately $(0.95) per share of common stock.

The pro forma as adjusted net tangible book value dilution per share of common stock to new investors represents the difference between the amount per share of common stock paid by purchasers in the offering and the pro forma net tangible book value per share of common stock immediately after completion of the offering.

After giving effect to the pro forma adjustments described in the “Capitalization” section and the offering and sale of our common stock at an assumed public offering price of $10.00 per share, and after deduction of underwriting discounts and commissions from gross proceeds raised in the offering and estimated offering expenses payable by us, on a pro forma as adjusted basis, our net tangible book value as of June 30, 2025 would have been approximately $8.2 million, or $1.23 per share of common stock. This represents an immediate increase in the pro forma as adjusted net tangible book value of approximately $2.19 per share to our existing stockholders and an immediate decrease in net tangible book value of $8.77 per share of common stock to new investors.

Assumed offering price per share of common stock		$10.00
Actual net tangible book value per share of common stock before this offering(1)	$(0.98)
Pro forma adjustments(2)	0.02
Pro forma net tangible book value per share	(0.95)

Increase (decrease) in net tangible book value per share of common stock attributable to new investors(3)	$2.19
Pro forma net tangible book value per share of common stock after this offering(4)		$1.23
Immediate dilution in net tangible book value per share of common stock to new investors		$8.77

(1)	Determined by dividing (i) net tangible book value (total assets less intangible assets) less total liabilities by (ii) the total number of shares of common stock issued and outstanding prior to the offering.
(2)	Represents the expected conversion of the SAFE into shares of common stock.
(3)	Represents the difference between (i) pro forma as adjusted net tangible book value per share of common stock after this offering and (ii) net tangible book value per share as of June 30, 2025.
(4)	Determined by dividing (i) pro forma as adjusted net tangible book value, which is our pro forma net tangible book value plus the cash proceeds of this offering, after deducting the estimated offering expenses payable by us, by (ii) the total number of shares of common stock to be outstanding following this offering.

Each $1.00 increase (decrease) in the assumed initial public offering price of $10.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value per share after this offering by $0.21 per share and the dilution to new investors purchasing common stock in this offering by $0.79 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option in full to purchase an additional 225,000 shares of common stock in this offering, the pro forma as adjusted net tangible book value per share after the offering would be $1.50 per share, the increase in the net tangible book value per share to existing stockholders would be $2.45 per share and the dilution to new investors purchasing our common stock in this offering would be $8.50 per share.

The number of shares of our common stock to be outstanding following this offering is based on 5,000,000 outstanding shares of capital stock as of June 30, 2025 and excludes:

•	shares of our common stock issuable upon the exercise of the Representative’s Warrants to be issued in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” and elsewhere in this prospectus.

Business Overview

We are a customer-centric service provider of broadband Internet networks for the multifamily and student housing property sectors across the United States. Our managed WiFi networks provide property-wide Internet access for residents, guests, property management staff, and third-party technology vendors at each property we serve. We provide our service offering wholesale to REITs, property ownership groups, and property management companies, engaged in our target real estate sectors, who then offer the service to their residents.

In building out a managed WiFi network, we provide network design, project management, network engineering, network installation, and quality control. As part of our service delivery model, we provide dedicated bandwidth, 24/7 network monitoring, network maintenance, and resident support.

Our mission is to be the leading experience provider of Internet access solutions. For our property ownership clients, this means clear communication and timely execution. For the end users of our service, residents and their guests, this means dedication to the objective of providing an excellent resident experience. We differentiate ourselves in the area of resident experience by building reliable networks, responding to service requests quickly, establishing support protocols that lead to industry-leading first touch resolution metrics, and communicating effectively with key stakeholders throughout.

While anyone can claim top tier operational capabilities, we have grown quickly through word-of-mouth, as a trusted partner for real estate development and ownership groups. We have an excellent track record of repeat business from parties we contract with. Internet access has become a utility, but unlike electricity and water, reliability is not something property owners can take for granted. Our performance has created the opportunity to expand within ownership portfolios and is a key aspect of our growth strategy moving forward.

We closely monitor the challenges and needs of development and ownership groups in the real estate sectors in focus. A continued theme has been the fragmented market of service providers in the space in which we operate and issues stemming out of such. We view these issues to be a large opportunity for our business and an indication that consolidation is likely in the near future. We aim to be a driver of consolidation.

Results of Operations

Comparison of Results of Operations for the six months ended June 30, 2025 (the “six months”) compared to the six months ended June 30, 2024 (the “prior six-month period”).

Key results for the six months include:

•	Topline revenue growth of 254% for the six months. The robust pace of network construction activities and activations ramping throughout 2024 continued into the six months, driving strong topline growth.

•	Gross margin of 25.5% primarily from network construction activities in line with expectations. Over time, management expects our gross margin to increase dramatically, as higher margin recurring service fees constitute a growing share of revenues.

•	Operating expenses for the six months increased by 61.1% over the prior six-month period, primarily driven by continued growth in our project management and network engineering functions, as well as expenses associated with the preparation for being a publicly traded company.

•	Backlog as of June 30, 2025 was $35.9 million, compared to $23.3 million as of June 30, 2024.

•	Contracted units as of June 30, 2025 were 32,094, compared to 17,436 as of June 30, 2024.

Revenue

Revenue for the six months increased $8.4 million, or 254%, to $11.7 million compared to $3.3 million for the prior six-month period. This increase was primarily due to increased network construction activities and the activation of networks, driving the ramp in our recurring service revenues.

Cost of Revenue

Cost of revenue increased to $8.7 million for the six months, compared to $2.6 million for the prior six-month period. The increase in cost of revenue was due to increased network construction activities.

Gross Profit

Gross profit increased 345% to $3.0 million for the six months compared to $0.7 million for the prior six-month period. Our gross margin for the six months increased to 25.5% compared to 20.3% for the prior six-month period, primarily due to increased network activations and greater recurring services revenues in which we realize higher gross margin levels than with our network construction activities. The increase in gross profit was driven by higher revenue levels and gross margin expansion.

Operating Expenses

Operating expenses were $3.2 million for the six months compared to $2.0 million for the prior six-month period. The increase was driven by continued growth in our project management and network engineering functions, as well as expenses associated with the preparation for being a publicly traded company.

Operating Loss

Higher gross profit from revenue increases paired with gross margin expansion resulted in a decrease in operating loss of $1.1 million to $0.2 million for the six months compared to $1.3 million for the prior six-month period.

Interest Expense

Interest expense was $0.2 million for the six months compared to $0.1 million for the prior six-month period. The increase was primarily driven by increased network financing activities and borrowings for working capital. See Note 6, “Related Party Debt,” of the unaudited consolidated financial statements for the six months included in this prospectus (the “six months financials”) for additional information.

Net Loss

Net loss decreased $1.0 million to $0.4 million for six months compared to $1.4 million for the prior six-month period. The reasons for the decrease in net loss are discussed above.

Comparison of Results of Operations for the year ended December 31, 2024 (“fiscal 2024”) compared to the year ended December 31, 2023 (“fiscal 2023”).

Key results for fiscal 2024 include:

•	Topline revenue growth of 117% for fiscal 2024. Last year was a breakout year for our business, based upon execution of robust contracting activity during fiscal 2023.

•	Gross margin of 13.7% from primarily network construction activities in line with expectations. Over time, management expects our gross margin to increase dramatically, as higher margin recurring service fees constitute a growing share of revenues.

•	Operating expenses for fiscal 2024 increased by 57.2% over fiscal 2023, primarily driven by continued scaling of our network construction and operations teams.

•	Backlog as of December 31, 2024 was $34.8 million, compared to $13.1 million as of December 31, 2023.

•	Contracted units as of December 31, 2024 were 25,375, compared to 9,730 as of December 31, 2023.

Revenue

Revenue for fiscal 2024 increased $4.6 million, or 117%, to $8.5 million compared to $3.9 million for fiscal 2023. This increase was primarily due to an increase in revenue from our network design and installation services of $3.9 million compared to fiscal 2023, driven by accelerated sales activities.

Cost of Revenue

Cost of revenue increased to $7.3 million for fiscal 2024, compared to $3.7 million for fiscal 2023. The increase in cost of revenue was due to increased levels of network design and installation service activities.

Gross Profit

Gross profit increased 497% to $1.2 million for fiscal 2024 compared to $0.2 million for fiscal 2023. Our gross margin for fiscal 2024 was 13.7% compared to 5.0% for fiscal 2023. The increase in gross profit and gross margin was due to increased levels of network design and installation service activities and economies of scale in these efforts.

Operating Expenses

Operating expenses were $4.4 million for fiscal 2024 compared to $2.8 million for fiscal 2023. The increase was driven by continued scaling of our network construction and operations teams, which contributed approximately $0.9 million and $0.5 million, respectively.

Operating Loss

Higher gross profit offset by higher operating expenses resulted in an increase in operating loss of $0.6 million to $3.2 million for fiscal 2024 compared to $2.6 million for fiscal 2023.

Interest Expense

Interest expense was $0.3 million for fiscal 2024 compared to $0.1 million for fiscal 2023. The increase was primarily driven by the increase in related party indebtedness during fiscal 2024. See Note 6, “Related Party Debt,” of the audited consolidated financial statements for fiscal 2024 included in this prospectus (the “fiscal 2024 financials”) for additional information.

Net Loss

Net loss increased $0.8 million to $3.5 million for fiscal 2024 compared to $2.7 million for fiscal 2023. The reasons for the increase in net loss are discussed above.

Contracted Units and Backlog

Management uses contracted units and backlog as key performance metrics to assess our financial performance and results of operations. We define contracted units as the total number of individual units served across the properties using our networks. We believe this metric is useful to investors because it illustrates the total number of units we serve and can be tracked over time to show the reach of our networks. We believe it is more useful to compare total contracted units as opposed to total customers or total subscribers because our revenue is more closely tied to the number of units we serve than the total number of customers or subscribers. The measure of contracted units may vary across the internet services or real estate industries. Therefore, our contracted units measure is not necessarily comparable to similarity titled measures reported by other companies.

Backlog is defined as the aggregate amount of a contract price allocated to remaining performance obligations. Total backlog can include network design and installation performance obligations and internet network services and hardware and internet services performance obligations. We believe tracking backlog is useful to investors because it illustrates the remaining performance obligations under our contracts and the revenue we expect to recognize in the future. The measure of backlog may vary across the internet services or real estate industries. Therefore, our backlog measure is not necessarily comparable to similarity titled measures reported by other companies.

Liquidity and Capital Resources

Going Concern Considerations

We have incurred significant losses since our inception. The financial statements included in this prospectus have been prepared assuming we will continue as a going concern. As of June 30, 2025 and December 31, 2024, we have an accumulated deficit of $10.7 million and $10.4 million, respectively. We experienced net losses of approximately $0.4 million for the six months and $3.5 million and $2.7 million for fiscal 2024 and fiscal 2023, respectively, and used net cash in operating activities of $1.5 million and $3.9 million during the first quarter and fiscal 2024, respectively. We expect our capital expenses and operational expenses to increase in the future due to investing in network construction activities and, therefore, our operating losses will continue or even increase at least through the near term. Furthermore, to the extent that we are successful in increasing our customer base, we will also incur increased expenses to meet the demand of our customers. We may not reach profitability in the near future or at any specific time in the future. If our operations do become profitable, we may not sustain profitability.

The report of our independent registered public accounting firm that accompanies our audited consolidated financial statements in this prospectus contains a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result if we are unable to continue as a going concern. If we are unable to continue as a going concern, holders of our securities might lose their entire investment.

Liquidity

Our primary liquidity requirements are for working capital, debt repayment, Network-as-a-Service project deployment and the payment of deferred compensation. Although income taxes are not currently a significant use of funds, after the benefits of our net operating loss carryforwards are fully recognized, they could become a material use of funds, depending on our future profitability and future tax rates. Our liquidity needs have been met primarily through equity offerings and related party loans.

As of June 30, 2025, we had approximately $0.5 million in cash. As of both December 31, 2024 and December 31, 2023, we had approximately $0.3 million in cash. We continue to manage our cash position in line with forecast network construction activities. During the six months and fiscal 2024, we used net cash in operating activities of $1.5 million and $3.9 million, respectively. As of June 30, 2025, December 31, 2024 and December 31, 2023, we had working capital deficit of $2.5 million, $2.5 million and $1.6 million, respectively. Key drivers of our working capital position have been, and continue to be, network construction receivables and deferred revenue.

Capital Resources

As of June 30, 2025 and December 31, 2024, we had long-term debt of $4.1 million and $3.4 million, respectively, compared to $1.2 million as of December 31, 2023.

We have financing arrangements with Endurance Financial LLC (“Endurance”), the manager of Endurance Opportunities, and Endurance Opportunities. On March 1, 2025 and March 25, 2025, we issued commercial promissory notes to Endurance in exchange for $1.0 million in total, that have a term of 18 months and 180 days, respectively, and on November 12, 2024, we issued a commercial promissory note to Endurance Opportunities in exchange for $0.25 million, that has a term 18 months, using certain account receivables as collateral for each of the commercial promissory notes. The purpose of these facilities was to support our working capital position. On April 1, 2024 we entered into the Fixed Rate Loan Agreement with Endurance Opportunities for $1.0 million to refinance previously held long-term debt. See Note 6, “Related Party Debt,” of the six month financials and “Certain Relationships and Related Party Transactions” for additional information.

On April 12, 2024, we issued a promissory note to Motherlode, LLC (“Motherlode”) for $1.0 million as part of an agreement to repurchase and retire Series Seed Preferred Shares previously issued to Motherlode. See Note 6, “Related Party Debt,” of the fiscal 2024 financials and “Certain Relationships and Related Party Transactions” for additional information.

During fiscal 2024, we entered into various participation and agency agreements with Endurance Opportunities pursuant to which Endurance provided us with the financing necessary to support our Network-as-a-Service product offerings under certain network service agreements (the “NSAs”). During fiscal 2024, we financed $1.2 million from Endurance Opportunities, and as of December 31, 2024, the NSAs had a balance of $1.3 million. See Note 6, “Related Party Debt,” of the fiscal 2024 financials for additional information.

During fiscal 2024, we received approximately $2.4 million in net proceeds through issuances of Series B Preferred Stock. See Note 8, “Equity Offerings” of the fiscal 2024 financials for additional information.

On January 6, 2025, we entered into a SAFE agreement with an investor, pursuant to which we received an aggregate amount of $1.0 million. See Note 9, “SAFES,” of the six months financials for additional information.

Cash Flow Analysis

Operating Activities

Net cash used in operating activities was $1.5 million for the six months, compared to $1.6 million for the prior six-month period, primarily driven by higher gross income leading to a reduction in net loss.

Net cash used in operating activities was $3.9 million for fiscal 2024, compared to $2.0 million for fiscal 2023, primarily driven by the scaling of our network construction and network operations platform.

Investing Activities

Net cash provided by investing activities was $0.25 million for fiscal 2024, compared to none for fiscal 2023, driven by cash acquired from the reverse recapitalization with DeltaMax.

Financing Activities

Net cash provided by financing activities was $1.7 million for the six months, compared to $2.3 million for the prior six-month period, primarily driven by a reduction in the issuance of Series B Preferred Stock.

Net cash provided by financing activities was $3.6 million for fiscal 2024, compared to $2.2 million for fiscal 2023, primarily driven by increased equity fundraising through the issuance of Series B Preferred Stock and proceeds from related party debt.

Off Balance Sheet Arrangements

There were no material off-balance sheet arrangements as of June 30, 2025, December 31, 2024 or December 31, 2023.

Critical Accounting Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. The following accounting policies are based on, among other things, judgments and assumptions made by management that include inherent risks and uncertainties. Management’s estimates are based on historical experience, the relevant information available at the end of each period, and their judgment. Although management believes the judgment applied in preparing estimates is reasonable based on circumstances and information known at the time, actual results could differ materially from these estimates under different assumptions or market conditions. See Note 2, “Summary of Significant Accounting Policies,” of the six months financials for information about our significant accounting policies.

Accounts Receivable, Unbilled Receivables, Network Financing Receivables and Allowance for Credit Losses

Trade accounts receivable are recorded at invoiced amounts, net of allowance for expected credit losses (CECL), if applicable, and are unsecured and do not bear interest. Unbilled and network financing receivables are presented net of allowances for credit losses. Under the CECL impairment model, the Company develops and documents its allowance for credit losses on trade accounts receivable based on historical losses. The determination of portfolio segments is based primarily on the qualitative consideration of the credit risks driven by the customer type and macroeconomic factors, if any are deemed to drive credit loss. The Company also considers reasonable and supportable current information in determining its estimated loss rates, such as external forecasts, macroeconomic trends or other factors including customers’ credit risk and historical loss experience.

Revenue Recognition

We generate revenue from the following sources: (1) network design and installation and (2) internet network services. In accordance with Accounting Standards Codification 606 “Revenue Recognition,” there is significant judgment required in determining when to recognize revenue as performance obligations are satisfied. Recognition of network design and installation revenue occurs in line with incurred costs along set project milestones, with the most meaningful being delivery of provisioned network hardware to a client’s property, installation of the fiber backbone, and installation of endpoint electronics. Recognition of internet network services revenue occurs monthly as services are delivered.

Income Taxes

We utilize an asset and liability approach for financial accounting and reporting for income taxes. The provision for income taxes is based upon income or loss after adjustment for those permanent items that are not considered in the determination of taxable income.

Recent Accounting Pronouncements

See Note 2, “Summary of Significant Accounting Policies,” of the six months financials for information about recent accounting pronouncements.

Internal Controls and Procedures

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Section 302 of the Sarbanes Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose material changes made to our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the year following our first annual report required to be filed with the SEC. We will not be required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting until our first annual report subsequent to our ceasing to be an “emerging growth company.”

Change in Auditor

On August 26, 2025, Freed Maxick P.C. (“FM”), following the acquisition of certain assets of FM by Withum Smith+Brown, PC (“Withum”), notified us of its resignation as our independent registered public accounting firm, effective immediately (the “Replacement”).

The reports of FM on our financial statements for the fiscal years ended December 31, 2023 and 2024 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except for an explanatory paragraph in its report related to our financial statements for the fiscal year ended December 31, 2024 regarding the substantial doubt about our ability to continue as a going concern.

During the fiscal years ended December 31, 2023 and 2024, and the subsequent interim period through August 26, 2025, (i) there were no “disagreements,” as defined in Item 304(a)(1)(iv) of Regulation S-K, with FM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of FM, would have caused FM to make reference to the subject matter of the disagreements in connection with its reports on our consolidated financial statements for such period, and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, except for material weakness in our internal control over financial reporting as reported to those charged with governance for the fiscal year ended December 31, 2024.

We provided FM with a copy of the disclosures in this registration statement and requested that FM furnish us with a letter addressed to the SEC stating whether or not it agrees with the statements herein. A copy of such letter, which is dated August 29, 2025, is included as an exhibit to this registration statement.

In connection with the Replacement, on August 26, 2025, the Audit Committee approved the engagement of Withum as our independent registered public accounting firm for the fiscal year ending December 31, 2025, effective immediately.

During the fiscal years ended December 31, 2023 and 2024, and the subsequent interim period through August 26, 2025, neither the Company nor anyone acting on its behalf consulted with Withum regarding (i) the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that Withum concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K.

BUSINESS

Executive Summary

We are a provider of broadband Internet networks for the multifamily and student housing property sector. We provide Managed Services and Network-as-a-Service solutions designed to modernize and enhance the Internet connectivity experience for residents while driving significant financial benefits for property owners.

We strive to be a leading player in a booming multifamily property conversion trend through service commitment, operational experience and flexibility. Key highlights of our business and market opportunity include:

•	There is an untapped market to fulfill major demand for network services in multifamily housing units:

o	According to market estimates from the NMHC, there are approximately 23 million apartment units in the U.S., and we estimate 55% of those units are well-suited for our network services.

o	Through our own market research using the CoStar data, we estimate there are 10 million units in our addressable market of properties with 100 units or more for overbuilds, or installing our network in a multifamily building with an existing network.

o	According to the National Apartment Association, the United States needs to build more than 4.6 million new apartment homes at a minimum, with as many as 11.7 million needed by 2030.

•	Our pipeline is rapidly growing due to our longstanding relationships and expanding customer base. From both existing and new customer relationships, we are currently tracking over 400 opportunities for our Managed Services solution, representing $103.5 million of potential network construction revenue and an estimated $22 million annual recurring revenue, if we were able to successfully complete all of these opportunities. We have also identified approximately 265,000 units in our near-term Network-as-a-Service pipeline, which we estimate could represent $150 million in annual recurring revenue.

•	We have a strong reputation for execution, customer satisfaction and top-notch support from our current business and our management team’s association with Elauwit Networks, LLC, which was acquired by Boingo for total consideration of approximately $28.6 million in August 2018.

•	Our resident experience focused service offering helps our property owner customers differentiate their communities through our high-speed, instant-on, internet access approach paired with customer support developed to deliver timely, wholistic support.

•	We have a highly repeatable and efficient network installation process, where we install fiber or switched ethernet to each unit in a multifamily property. Once our network is installed, we achieve 100% penetration of our network to the units.

•	Once our network is installed, we have the opportunity to collect high margin, recurring revenue streams with ongoing service packages. If we are able to appropriately scale our business, we believe we could achieve up to 70% and 75% of gross margin in our Managed Services and Network-as-a-Service lines of business, respectively.

•	We view the fragmented competitive landscape as ripe for consolidation. We have identified over 40 competitors as potential acquisition opportunities we plan to explore.

Company Overview

We design, install, operate, and maintain new fiber optic and WiFi networks throughout each contracted property. Once installed, property owners begin selling Internet connectivity over Elauwit’s network directly to their residents at monthly prices and terms of their choosing. Elauwit, in turn, provides all resident activation, onboarding, customer support, and all network monitoring and maintenance services in exchange for a fixed monthly fee based on the number of units in the property times a monthly per-unit wholesale price. Our contracts with property owners generally have five to eight-year terms.

By implementing Elauwit’s network and services, multifamily property owners:

•	Bring the latest fiber-based Internet connectivity and WiFi services to their entire property, which has become an important factor in a property’s appeal to current and potential residents,

•	Provide residents with directly connected upload and download speeds of 1 gigabit per second (“Gbps”) as generally measured by the industry, plus both in-unit and all-property WiFi connectivity averaging between 200 and 500 Mbps as generally measured by the industry, plus 24/7 customer service and support provided by Elauwit,

•	Increase their per-unit contribution to net operating income by the difference between the monthly retail rate they charge to residents and Elauwit’s monthly wholesale fee to them, and

•	Reduce duplicative operating expenses by moving over technology assets and services to Elauwit.

According to the NMHC there are approximately 23 million apartment units in the U.S. Elauwit’s target market is properties with over 100 units, which the NMHC has estimated consists of approximately 12.1 million units.

We believe that virtually all of these larger properties are prospects for our services given the importance of high-speed Internet access to renters nationwide. This importance is highlighted by the NMHC’s recent resident survey, which found that at least 85% of respondents - in every income bracket from less than $25,000 per year to more than $200,000 per year - were either interested in, or would not rent without, high-speed Internet services.

As of January 31, 2025, we have over 26,500 combined units in service and contracted (pending installation) across 92 multifamily properties in 20 states. We have grown rapidly, with nearly 20,000 of these units coming online or contracting over the past year, resulting in 117% topline revenue growth in 2024.

Company History

Our senior management team previously founded Elauwit Networks, LLC (“Elauwit 1.0”) in 2008, offering Managed Services principally to owners and developers of student housing complexes.

Between 2008 and 2018, Elauwit 1.0 achieved the following:

•	Managed over 250 properties across 43 states,

•	Provided support to over 150,000 users, and

•	Achieved 93% positive customer satisfaction scores, with calls answered by humans and 84% one-call resolution.

In August of 2018, Elauwit 1.0 was acquired by Boingo for total consideration of approximately $28.6 million in connection with Boingo’s entrance into the multifamily property type and contributed approximately $28.0 million to Boingo’s total revenue for the year ended December 31, 2018, with approximately 50% being high-margin recurring revenue. Elauwit 1.0’s gross margin on recurring revenue was in excess of 80%.

Elauwit Connection, Inc. (“Elauwit 2.0”) was founded in December 2019 as a result of the entrepreneurial spirit of the company’s founders, paired with their intense focus on the resident experience. Elauwit 2.0 grew due to its reputation as a committed partner for real estate owners and its dedication to execution and top-notch support.

In September 2024, Elauwit 2.0 entered into an Agreement and Plan of Merger with DeltaMax, Inc. (“DeltaMax”), an entity created to support and effectuate Elauwit 2.0’s go public strategy. Upon Elauwit 2.0 merging into DeltaMax, the latter changed its name to Elauwit Connection, Inc. Prior to the merger, DeltaMax had no operations or personnel. No changes to Elauwit 2.0’s pre-merger operations or personnel occurred as a result of the merger. Throughout this registration statement, “Elauwit,” the “Company,” “we,” “us,” “our,” or similar references refers to the entity resulting from the merger with DeltaMax.

Business Model

Our business model consists of providing high-speed, instant-on, internet access services wholesale to commercial real estate property owners, predominately focused on conventional multifamily developments of 100 units and more. We strive to provide our property owner customers with an additional revenue stream, a superior technical solution, and an excellent resident experience. We offer both Managed Services and Network-as-a-Service solutions to customers.

Through our Managed Services solution, we enter into network service agreements, pursuant to which customers fund all network design and installation costs, with which we receive a gross margin on design and network installation costs. We then operate the network on our customers’ behalf under a long-term service agreement for a monthly fee, which includes 24/7 network monitoring, network maintenance, resident support, and bandwidth to each property. Under our network services agreements, if a customer terminates the contract without cause, the customer will pay a termination fee equal to (i) any one-time termination fees we incur through termination of service provider contracts (without markup) at the property, provided that the customer may, in its sole discretion, elect to take assignment of such service provider contracts rather than paying the one-time non-terminable fees, in which case we will immediately assign the contracts to the customer, plus (ii) 25% of remaining service fees owed to us during the initial term.

Through our Network-as-a-Service solution, we enter into internet services agreements, pursuant to which we fund and maintain ownership of the installed network, operating for a monthly fee under a long-term service agreement that incorporates our investment in the property. Similar to our Managed Services solution, we also provide 24/7 network monitoring, network maintenance, resident support, and bandwidth to each property. Our goal is to build high margin, recurring revenue. The chart below illustrates the economics we estimate will be recognized through our Network-as-a-Service solution, based on a 450-unit community located in Fort Wayne, Indiana:

(1)	Reflects project IRR before impact of third-party financing.
(2)	Reflects assumed 6.5% capitalization rate.
(3)	Reflects gross profit to the Company – does not include the impact of third-party financing.

From a property owner’s perspective, our Managed Services and Network-as-a-Service solutions first provide an additional revenue stream through the difference in the fee it pays to Elauwit for the services provided and the price charged to tenants, which can result in increased net operating income generated by the property owner. Second, our networks serve as the technology backbone for the entire property, critical for property technology (“PropTech”) deployment success. Third, our intense focus on the resident experience helps property owners differentiate their properties. Unlike traditional internet service providers that may be known for poor customer support, we aggressively manage support call wait times, first touch resolution metrics, and timeliness of dispatched technicians when in-person support is needed. Altogether, this contributes to the high-end amenity feel of the critical utility that is internet access.

32

The table below illustrates the economics to us and our customers for each of our solutions based on a hypothetical 250-unit property:

Managed Service	Elauwit Financial Benefit	Network-as-a-Service

$250,000	Design & Network Install Revenue	$18,750
One-Time(1)		One-Time

$67,500	Elauwit Managed Service Fee	$135,000
Per-Year		Per-Year

$42,500	Estimated Elauwit Incremental Gross Profit	$105,000
Per-Year		Per-Year

N/A	Capital Expenditure Outlay	$250,000
		One-Time

N/A	Est. Average Internal Rate of Return (IRR) %(4)	~35.0%
		Per-Year

60.0%	Estimated Elauwit Incremental Gross Margin	75.0%
Per-Year		Per-Year

Managed Service	Property Owner Financial Benefit	Network-as-a-Service

$255,000	Retail Revenue to Property Owner	$255,000
Per-Year		Per-Year

$187,500	Estimated Property Owner NOI Increase(2)	$120,000
Per-Year		Per-Year

45.0%	Estimated Internal Rate of Return (IRR) %(4)	N/A
Per-Year

$3,125,000	Estimated Property Value Increase(3)	$2,000,000
Per-Property		Per-Property

(1)	We expect to recognize one-time gross margin contribution of $62,500 on design and network installation for our Managed Services solution.
(2)	Represents an estimate of the increase in net operating income (total revenue minus operating expenses other than interest and tax expense) a property owner would realize based on management’s experience with past customers. We estimate the NOI improvement for property owners could be up to 200 to 300 basis points.
(3)	Represents the estimated property value increase for customers resulting from the applicable service provided assuming a capitalization rate of 6%.
(4)	Internal rate of return (IRR) % is unlevered.

Market Trends

We believe the multifamily property sector in the United States is increasingly transitioning from a long reliance on legacy common carriers offering direct Internet subscriptions to their residents to property owners deploying new fiber and WiFi networks in their properties and selling Internet services directly to their residents via Managed Services providers like Elauwit.

We believe this is especially true in the new construction market. We believe a very large majority of the larger multifamily developments are now routinely constructed using the services of a Managed Services provider like Elauwit to design, install, and manage a built-in private fiber and WiFi network from which property owners sell residential Internet access services from day one. In addition, our own experience suggests that conversions of existing properties to privately managed networks can be accelerated via the type of conversion-focused solutions we bring to the market.

The sustained rise of remote work, online education, and smart home technologies are the fundamental drivers of these accelerating trends, and lead inexorably to the fact that high-speed, high-quality Internet access is now seen as being an absolute requirement for virtually every apartment resident in the U.S.

Our Market Opportunity

Through our own market research using the CoStar data base and others, we have identified, by company and contact details, approximately 2,950 property companies owning approximately 11.5 million units across approximately 40,800 US properties that we believe represent our target market. All of these companies have multifamily and/or student housing portfolios of 500 units or more according to the CoStar data.

We further estimate that these 11.5 million units are likely spending over $8 billion annually on Internet access service, using the US nationwide average of approximately $70 per month per household spent on Internet access.

Based on our industry knowledge, customer discovery, and marketing efforts with multifamily property companies over the last several years, we believe virtually all of these owners, properties, and units are addressable by us and available to take our services over the next five to seven years.

We believe we have a well-balanced mix of internal and strategic vendor resources and key proprietary network design and installation processes that can scale across multiple, simultaneous projects. We plan to continue to leverage our longstanding relationships with property owners to expand our business.

Since relaunching in 2022, we have seen the pipeline for our services develop rapidly. The market for our services is large and growing as property owners seek technology enhancements to entice tenants and increase net operating income. As a result, we have consistently grown our opportunity count, now topping 400 individual properties we have identified as potentially interested in our approach to service. These opportunities represent over 110,000 units, $103.5 million of potential network construction revenue, and an estimated $22 million annual recurring revenue, if we were able to successfully complete all of these opportunities. These figures are limited to identified properties quotes or properties in the process of quoting, and do not include portfolio properties of existing property owner customers not yet in focus for our service offering. We have also identified approximately 265,000 units in our near-term Network-as-a-Service pipeline, which we estimate could represent $150 million in annual recurring revenue. There can be no assurance that we could achieve any or all of these opportunities. During the preceding twelve months ended June 30, 2025, we recognized:

•	Revenue of approximately $16.9 million, representing year-over-year growth of approximately 99%;

•	Gross profit of approximately $3.5 million, representing year-over-year growth of approximately 199%, and gross margin of 20.6%;

•	Recurring service revenue of approximately $1.9 million; and

•	Installation revenue of approximately $15.0 million.

Strong Fundamental Demand from Residents

New data from the 2024 NMHC and Grace Hill Renter Preferences Survey Report shows that Internet connectivity shapes renters’ leasing decisions and living experience.

Since 2013, the NMHC and Grace Hill Renter Preferences Survey Report has offered a comprehensive exploration of contemporary renter sentiments and the priorities shaping the rental housing landscape. Over time, the biennial report has provided the multifamily industry with some important benchmarks about the features, amenities and services that renters not only value but view as critical to their experience at a property. The ranking of these features and amenities can serve as a guidepost for housing providers when designing new communities and renovating existing communities, both in terms of what they must include and what they could perhaps do without.

One of the most apparent takeaways when we look back at the historical data is how important features and amenities related to Internet connectivity continue to be to renters. Amongst the many criteria prospective residents consider when choosing their apartment homes, connectivity remains a major consideration. Residents expect ease of access and consistency when it comes to Internet access, and as the majority will not rent without this ease and consistency, these features and amenities fall in the “must-include” category for most housing providers.

Presented here is the connectivity data from the 2024 version of the survey, which includes responses from more than 172,000 renters nationwide. Beyond looking at topline figures, we also conducted additional analysis including historical survey responses to uncover demographic trends related to the battery of questions asked surrounding connectivity.

High-Speed Internet and Reliable Cell Reception Top Renters’ Overall Wish Lists

Out of more than 80 features and amenities covered in the survey, high-speed internet and reliable cell reception have consistently ranked as top apartment features and community amenities for renters across the numerous iterations of the survey.

For 2024, 90% of respondents were either interested or would not rent without high-speed internet—making that the third highest ranking apartment feature this year after air conditioning and in-unit washer/dryer.

FIGURE 1

Interest (% 4/5s) by Household Income

100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Reliable Cell Reception
High-speed Internet Access
< $25k
$25k-$40k
$40k-$50k
$50k-$75k
$75k-$100k
$100k-$150k
$150k-$200k
> $200k

Source: 2024 NMHC and Grace Hill Renter Preferences Survey

While residents rely on internet connectivity for a variety of communication and entertainment purposes, the rise of remote work has also underscored the importance of connectivity. Of all respondents in the survey, 52% said they work remotely some or all of the time, and of those who do, 70% either work remotely every day or several days a week.

While many work from their apartments, shared workspaces in community common spaces are also becoming a prominent amenity for today’s renter. And unsurprisingly, always-on and secure WiFi in those shared workspaces is critical. Of those respondents who said they would be interested in using a shared workspace on a remote workday, 92% said free WiFi was very important or absolutely essential.

Residents Expect High Quality Connectivity from Move-In

Convenience and ease of access are also important to residents. The share of respondents either interested in or would not rent without community-wide WiFi increased from 54% in 2022 to 59% of respondents in 2024. Interest increased for every income bracket, with the largest increases coming from the lowest and the higher income brackets—from 58% to 65% for those with household incomes over $200,000 per year and from 56% to 62% for those making less than $25,000 per year.

Roughly two-thirds (67%) of respondents reported interest in pre-installed WiFi, up from 62% two years prior. The greatest interest came from those over 65 years of age, 77% of whom reported being interested or not willing to rent without pre-installed WiFi.

Forty-six percent of respondents said they had checked their mobile connection while touring rental homes. Separately, 47% considered it somewhat or very important to connect to a property’s WiFi while touring rental homes or community spaces.

Forty-eight percent of all respondents say a connectivity certification like a WiredScore or ROVR Score would positively influence their decision to lease a rental home, offering them some independent assurance of the quality of connectivity.

Eighty-seven percent of respondents think it either very important or absolutely essential to have internet service available immediately on move-in. For those who worked remotely at least some of the time, 61% thought it absolutely essential to have immediate access. Age was another key determinant, with 56% of those between 25 and 34, 58% of those between 35 and 44, and 57% of those between 45 and 54 reporting it was absolutely essential to have immediate access to Internet service.

FIGURE 2

Importance of Immediate Access to Internet Service Upon Move-in

100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Absolutely essential
Very important
Somewhat important
Not very important
Not at all important
All Respondents
Remote Workers

Source: 2024 NMHC and Grace Hill Renter Preferences Survey

Renters Show Increasing Interest in Managed WiFi Amid Growing Demand for Seamless Connectivity

When taken together, results from the survey indicate that renters increasingly expect a seamless connectivity experience both within their individual unit as well as throughout their apartment community.

This expectation can be effectively met by managed WiFi—a system where residents are connected to the same secure internet system both in their unit and throughout the community—as well as providing immediate access to internet upon move-in, a feature renters overwhelmingly expressed was important to them.

Our Service Offerings

Elauwit’s business model centers on installing and managing carrier-grade fiber networks under long-term contracts with property owners. Through these arrangements, property owners transition from traditional providers to Elauwit’s advanced systems at lease-end dates. Elauwit’s infrastructure delivers superior internet services, which property owners monetize by billing tenants at retail rates, earning a spread over Elauwit’s wholesale fees. This arrangement drives recurring revenue for Elauwit while enhancing the value of the properties it serves.

We have two primary business models, Managed Services and Network-as-a-Service. Key revenue streams for each model include:

•	For our Managed Services model, where the property owner purchases the network and engages Elauwit to onboard, operate, and maintain the network:

o	One time Design, Engineering, Equipment, and Installation Revenue,

o	Monthly Service Fees based on the total number of units in the property, generally for a contract term of five years, which are routinely renewed, and

o	Change-Order Revenue for landlord-directed network moves, adds, and changes.

•	For our Network-as-a-Service model, where we fund and own the installed network on the property:

o	Design Fees: One-time fees for designing and engineering the network.

o	Monthly Service Fees based on the total number of units in the property, which is higher than our Managed Services model given that we have funded the network, and generally for a contract term of seven to eight years which we believe will have the same routine renewal aspect that our Managed Services contracts have exhibited.

Service Delivery

Elauwit contracts for the installation and delivery of a 10 Gbps carrier-grade, symmetric fiber circuit to each property, generally selecting from among several alternative carriers in the property’s area. Additionally, Elauwit offers the option to add a back-up fiber circuit on a unique path for redundancy. We are increasingly finding property owners valuing this option out of focus on the resident experience.

We then deploy WiFi-6 access points throughout the premises, including all individual units and common areas. This network architecture provides both wired and WiFi access in each unit and property offices, and seamless internet access for residents, property staff, and smart building systems via the property-wide WiFi network. Key features include:

•	Generally, 1 Gbps symmetrical wired connectivity in each unit, and generally up to 500 Mbps WiFi connectivity in each unit.
•	The WiFi network is partitioned such that each resident gets their own bandwidth, password, and security as if it was a physically dedicated network for each resident, with their own passwords and security.
•	We provide 24/7 Tier 1 customer support for both residents and property staff via our multi-year relationship with a well-known international BPO that prides itself on creativity and flexibility. Their work in this regard has allowed us to enable this frontline support team with more tools than a typical ISP, increasing our one-call resolution capabilities.
•	We have in-house Tier 2 and 3 engineering personnel which handles advanced troubleshooting and issue resolution responsibilities.
•	Finally, we balance onsite maintenance and support via in-house technicians in markets where we have density of deployed service and third-party field service resources everywhere else.

Customers

Elauwit has built robust relationships with a variety of property ownership and development groups. Relationships span from merchant builders, such as Hanover Company, to long-term holders, such as Elme Communities. In between are a number of ownership groups active in new construction with a long-term hold investment approach, such as JBG Smith and Thompson Thrift. The benefit of such diverse relationships is a steady stream of both new construction and retrofit network build projects.

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Each property Elauwit serves represents a unique customer, as each property is held in a distinct legal entity. As of June 30, 2025, Elauwit had 112 customers, compared to 62 customers as of June 30, 2024. However, some customers are controlled by common ownership groups. As of June 30, 2025, no single ownership group controlled more than 15% of customers served by Elauwit. Furthermore, six ownership groups controlled five or more customers served by Elauwit, representing 58 total customers. As of June 30, 2024, four ownership groups controlled five or more customers served by Elauwit, representing 28 total customers. Our revenue and customer concentration are driven by network construction activities. At a given time, our revenue could be concentrated among one or multiple ownership groups, primarily due to the recognition of network construction revenue, which comprises a significant portion of our expected revenue on a project. Following the construction of a network, the recurring revenue we recognize over the remaining term of a contract does not comprise a material portion of our revenue. As a result, our revenue and customer concentration may fluctuate from time to time based on the frequency of our network construction activities. The following table illustrates our quarterly revenue growth and cumulative units activated through June 30, 2025:

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Geographically, these relationships have taken Elauwit across the continental U.S. Certain markets have been more active for Elauwit’s business, primarily the Southeast, Florida, Texas, and greater DC metro markets as these markets have experienced population growth in recent years. As of June 30, 2025, we have provided services in 25 states, as shown in the orange-shaded areas of the map below:

Employees

As of December 31, 2024, we had 21 total employees, of which 20 were full-time employees.

Properties

We lease approximately 5,950 square feet of office and warehouse space in Columbia, South Carolina, pursuant to a lease agreement that expires June 30, 2026. We believe this facility is adequate for the needs of our business.

Strategy and Target Market

Elauwit’s growth strategy is two-fold:

1.	Organic Growth: Increasing our Managed Services and Network-as-a-Service units under management by accelerating both our new-build contract wins and our portfolio-level contract wins in our target market, and

2.	Opportunistically Executing Accretive Acquisitions: There have been several mergers and acquisitions among Managed Services providers in the last two years. The supply of acquisition candidates has to date come primarily from smaller companies seeking to scale up by joining together under the umbrella of a Private Equity firm. We believe this trend will continue because there are significant synergies to be gained at scale, and there is a corresponding lack of investment capital to allow smaller companies to compete on their own. We maintain an active dialog with potential acquisition companies and their PE firm sponsors, where applicable, operating in our sector.

Our organic growth target market is the 2,950 US companies we have identified with existing property and in-development portfolios of 500 units or more which, taken together, represent over 50% of the total apartment units in the US, over 90% of the new-build market, and over 95% of the units in complexes of 100 units or more overall. Our target customer base is relatively fragmented as well: no single company owns more than 1% of the total units, while the middle 1/3rd (approximately 1,000 companies) owns approximately 40% of all units. Companies in that middle 1/3rd have property portfolios ranging between 2,500 and 10,000 units.

New-Build Property Market

Our target customers for our Managed Services business – which is generally the most popular business model for new-build properties - are the developers and owners building 350,000 units’ worth of new multifamily properties per year in the US. Virtually all larger new property developments in the U.S. provide publicly available information very early in their development cycle and are tracked in CoStar and other data bases with a very high level of detail.

Based on our experience, we believe a large majority of new development projects in the U.S. with 100 units or more now mandate a Managed Services approach for their residential Internet services. We also believe that a majority of these projects source Managed Services providers via a competitive RFP process to start, and– increasingly, directly from a trusted provider they have worked with previously.

We selectively enter RFP processes where we believe:

•	our experience, quality, and service reputation will make us competitive,
•	we believe our standard pricing and terms will be competitive, and where
•	the developer is an existing client or a potential long-term, multi-property client.

We believe our win rate in these competitive processes is in the top three of all Managed Services providers we compete against regularly.

Based on our experience in Elauwit 1.0 and now with our additional cumulative successes winning RFP processes and building quality systems, we are increasing the number of new-build clients in our portfolio for whom we have become a preferred or sole supplier for all their new-build projects, thus winning Managed Services projects “automatically” versus via RFPs.

Existing Property Market

We created our Network-as-a-Service business model specifically for the existing property market where we believe its features are especially appealing.

Large multifamily and student housing properties in the US have historically been very precisely financed with a variety of restrictive debt and equity layers, incentives, and management structures, which taken together do not easily permit the allocation of the new capital required to install a new Internet access and WiFi network.

Our Network-as-a-Service offering, where we provide all of the capital to engineer, purchase, and install the property’s new network, overcomes this barrier.

Our primary sales strategy to date for the existing property market has been executive-level networking, outreach, and hands-on selling directly to owners and C-level decision makers of our target property companies. We believe this strategy has and will continue to be successful because:

1.	Based on our experience, the buying decision for our type of service is made by owners and/or a small group of C-level executives in the company.

2.	Favorable word-of-mouth and positive referrals from existing customers have been shown to be key decision-making factors both in our sector as well as in many other categories of products and services catering to the multifamily property market.

3.	We believe building confidence and trust in our abilities is a critical factor in our customers’ purchase decision, and we further believe this is best done via our own executive leadership.

4.	Our long and successful track record in the industry has given our executive leadership positive relationships with many influential owners and C-level executives in the sector, and thus favorable referrals and networking opportunities into their peers at our other prospect companies.

5.	Concentrating our sales efforts on portfolio companies rather than the property-by-property approach taken by many of our competitors allows us to grow our business at much lower cost and in much larger increments for each successful sale.

Competitive Landscape

1.	Direct Competitors Elauwit faces competition from both incumbent ISPs which are generally the legacy common carriers in each local and other Managed Services ISPs similar to Elauwit.

o	Incumbent ISPs such as Comcast, AT&T, and Spectrum typically provide services directly to the residents of multifamily properties with little or no involvement of the property owner. Their service offerings are generally dependent upon the type, age, and condition of their connecting network adjacent to the property and thus can vary widely. In addition, carriers such as these have historically negative customer service performance and reputations.

o	Managed Services ISPs, including companies similar in size and scope to Elauwit (Pavlov Media, Single Digits, WhiteSky, and Aerwave for example) offer similar value propositions as ours but may lack Elauwit’s portfolio-level services offerings, nationwide execution capability, our customer satisfaction record, or our extensive experience in the industry. We most often see these types of competitors when pursuing new-build opportunities as virtually all of these projects now mandate a Managed Services approach, and a majority of new construction developers initially source their Managed Services partner via a competitive RFP process.

2.	Substitutes While Elauwit’s solutions are specialized, property owners and tenants may consider substitutes such as:

o	Direct-to-Tenant ISP Contracts: Tenants individually contract with ISPs, but this model often results in inconsistent service quality for residents, a lost potential income stream for the property owner, and limited property owner control over infrastructure.

o	Mobile Internet Providers: Mobile carriers offering high-speed 5G services (e.g., Verizon, T-Mobile) could serve as an alternative, particularly for residents seeking portable connectivity solutions. However, mobile services are generally less cost-effective for property-wide implementations and lack our reputation for top-notch support.

o	Do-It-Yourself Networks: Some property owners may attempt to design and manage their own networks. These efforts often fall short due to lack of experience and the technical complexity and high costs involved.

3.	Potential New Entrants The high-growth nature of this market is attracting interest from new players, particularly in the following categories:

o	Real Estate Technology Firms: Companies expanding from property management software into connectivity solutions as part of an integrated PropTech ecosystem. While these companies may be strong players in the PropTech ecosystem, they do not have Elauwit’s experience or expertise in delivering the infrastructure necessary for our target customers.

o	Global ISPs: International players may look to enter the U.S. market, targeting multifamily housing as a growth segment.

Competitive Strengths

1.	Portfolio-Level Service Offerings: We have created a set of contractual features and service offerings that are especially tailored to multi-property ownership groups. Based on our experience to date, we believe these types of features are generally available from or promoted by our competitors. Among these features are our Network-as-a-Service offering, which is especially designed for owners of existing properties whose financial structuring makes it difficult or unattractive to for them to provide the up-front network capital. Based on our experience to date, we believe a large majority of existing properties within multi-property ownership groups fall into this category.

2.	Proven Expertise: Our managements’ experience in Elauwit 1.0 which grew to over 250 properties and 150,000 users served has given us a deep understanding of the market, a high-quality reputation, and extensive contacts within the property ownership community.

3.	Scalable Model and National Footprint: Although multifamily properties differ in size, shape, and geography, we have designed our services offerings such that they can be delivered and supported in the continental U.S., and for virtually any property type with 100 or more units within a typical footprint and configuration. We believe this all-U.S. capability gives us an extra advantage with metaproperty owners who operate in more than one U.S. region.

4.	Design and Technology: We work with landlords to maximize the long-term value of their property by installing the optimum current technologies given their budgets, but also by using easily upgradeable technologies that will adapt gracefully to both increased demand and new applications.

5.	Resident Satisfaction: Based upon our knowledge and belief, we consistently achieve higher resident satisfaction ratings than our competitors, in part because new residents do not have to schedule and wait for an installation appointment.

6.	Management Team: Our Executive Chairman, Chief Executive Officer, and President are all recognized industry pioneers and leaders, with each having now served with Elauwit 1.0 and Elauwit 2.0 with a combined 70 years of experience.

7.	Strong Industry Reputation: Elauwit 1.0 grew through its reputation for execution and top-notch support. While traditional ISPs are notorious for poor customer service, Elauwit has prided itself on its resident experience focus. We aim to raise the bar on what a multifamily resident should expect from their ISP – shorter hold times (our average answer time is 34 seconds), more nimble support (four support channels across talk, text, email, and chat), and faster issue resolution (on average, greater than 80% of our 2,300 monthly ticket volume is solved with the first touch).

8.	Customer Relationships: Strong, long-term relationships with property owners and developers that have proven essential for securing contracts.

Intellectual Property

Our intellectual property portfolio is limited to the exclusive right to use the tradename “Elauwit” and the service marks, domain names and goodwill associated therewith, which are owned by Mr. McDonough, our Executive Chairman.

Legal Proceedings

From time to time, we may be party to or otherwise involved in legal proceedings arising in the ordinary course of business. We do not believe that there is any pending or threatened proceeding against us, which, if determined adversely, would have a material adverse effect on our business, results of operations or financial condition.

Regulatory Compliance

Currently, management is not aware of any direct or proposed FCC regulation of its business, however, the potential for change is always present. Proposals from the FCC in recent years, such as its ‘anti-bulk’ proposal, illustrate the potential for change, but have not come to fruition due in large part to the negative consumer impact. If an ‘anti-bulk’ proposal were approved, property owners of multifamily housing properties would not be able to enter into bulk billing agreements with network service providers for a property.

At the state and local level, management is not aware of any direct regulation of its business model, but is aware of two instances of regulatory action applicable to its customer, the property owner, in the states of Colorado and Massachusetts that would impact its standard operating model. In Colorado, for third-party services, property owners can only charge a markup or fee in an amount that does not exceed 2% of the amount that the property owner was billed by the third-party or a fee in an amount that does not exceed $10 per month, whichever is greater. If we were to expand to areas with this type of regulation, our revenue could be negatively impacted.

MANAGEMENT

The following table sets forth certain information about our executive officers and directors as of June 30, 2025.

Name	Age	Position
Executive Officers:
Dan McDonough, Jr.	49	Executive Chairman
Barry Rubens	66	Chief Executive Officer and Director
Taylor Jones	47	President, Chief Technology Officer and Director
Sean Arnette	43	Chief Financial Officer and Treasurer
Rick Alder	67	Chief Operations Officer
Directors:
Scott Barton	59	Director
Elbert Gene Basolis, Jr.	63	Director
Frederick Berk	66	Director
Leslie Goodman	82	Director
Glenn Josephs	70	Director
David O’Brien	47	Director
Roger Shannon	60	Director

Executive Officers

Dan McDonough, Jr. Mr. McDonough has served as Executive Chairman since our inception in December 2019. Mr. McDonough founded the original Elauwit, LLC in 2002, and Elauwit 1.0, in 2008. He served as Elauwit 1.0’s Chief Executive Officer until 2012 when he became Executive Chairman. In 2018, Elauwit 1.0 sold the majority of its assets to Boingo and Mr. McDonough served as a strategic advisor to Boingo’s Chairman and Chief Executive Officer for one year. Prior to starting Elauwit, LLC in 2002, Mr. McDonough held news executive positions at Dow Jones & Company, Inc. and Gannett Co., Inc. He also served as a New York special correspondent and the Washington-based Bureau of National Affairs. Mr. McDonough was chosen to serve as a director because of his extensive knowledge and leadership experience with our Company, Elauwit 1.0, and Elauwit, LLC.

Barry Rubens. Mr. Rubens has served as our Chief Executive Officer and as a director since our inception in December 2019. From August 2018 to December 2019, Mr. Rubens served as Senior Vice President - Development at Boingo. Mr. Rubens joined the board of directors of Elauwit 1.0 in 2009 and served as its Chief Executive Officer from 2012 until its acquisition by Boingo in August 2018. Prior to that service, Mr. Rubens founded Davidson Telecom, LLC, to provide telecommunications services for large shopping mall developers. From 1993 to 2002, Mr. Rubens worked at CT Communications, Inc., where he served in various roles including Senior Vice President and Chief Financial Officer and was responsible for leading the company’s public offering and listing on Nasdaq. Mr. Rubens was chosen to serve as a director because of his extensive knowledge and leadership with our Company and Elauwit 1.0.

Taylor Jones. Mr. Jones has served as President, Chief Technology Officer and a director since our inception in December 2019. Previously Mr. Jones was Vice President, Technology Solutions for Boingo from 2018 to 2019 and Chief Technology Officer of Elauwit 1.0 from 2008 until its acquisition by Boingo in August 2018. Prior to joining Elauwit 1.0, Mr. Jones served as Chief Technology Officer of a Southeastern “fiber-to-the-home” service provider from 2005 to 2008 and a Carolinas-based internet service provider from 2001 to 2005. Prior to this service, Mr. Jones served as a consultant for PricewaterhouseCoopers LLP, practicing in the areas of utilities and telecommunications, from 2000 to 2001. Mr. Jones was chosen to serve as a director because of his extensive knowledge of our Company and the telecommunications industry.

Sean Arnette. Mr. Arnette has served as our Chief Financial Officer and Treasurer since January 2020. From 2019 to 2020, Mr. Arnette served as Vice President of Corporate Development at Alabama Shipyard, LLC. Prior to this service, Mr. Arnette served as Vice President, Private Wealth Management at Citizens Bank from 2014 to 2018. From 2012 to 2014, Mr. Arnette served as Private Wealth Management Associate, Private Bank at J.P. Morgan and from 2011 to 2012 he served as an Investment Banking Associate, Global Mergers and Acquisitions at Barclays. Prior to this, Mr. Arnette was First Lieutenant in the United States Air Force from 2004 to 2007.

Rick Alder. Mr. Alder has served as our Chief Operations Officer since March 2025. Prior to this service, Mr. Alder served as President of New Business Markets at Hosted America from 2021 to 2025 and as President and Chief Operating Officer at Hosted America from 2016 to 2021. Mr. Alder served as Vice President – Client Relations at Elauwit 1.0 from 2015 to 2016. Prior to this service, Mr. Alder served as President and Chief Operating Officer at RMK Corporation from 2013 to 2015. From 2006 to 2009, Mr. Alder served as Executive Vice President, Operations and Marketing at Capital Broadband, LLC and from 2009 to 2012, he served as President, Primecast (Broadstar, LLC), a subsidiary of Capital Broadband, LLC. From 2002 to 2006, Mr. Alder served in various roles at Madison River Communications.

Sebastian Shahvandi. Effective upon the closing of this offering, Mr. Shahvandi will serve as our Chief Revenue Officer. Prior to joining the Company, Mr. Shahvandi served as Chief Executive Officer at 7SIGNAL, Inc., a cloud-based wireless network monitoring platform, from 2023 to 2024. From 2021 to 2022, Mr. Shahvandi served as Senior Vice President – Growth at IDeaS Inc. Prior to this service, Mr. Shahvandi served as Chief Revenue Officer at Hypori, Inc. from 2018 to 2021 and as Vice President and General Manager – Enterprise Solutions Division at IMPRES Technology Solutions, Inc. from 2015-2017. Before this, Mr. Shahvandi worked at Dell Technologies Inc., where he served as General Manager, Microsoft OEM Business from 2011 to 2013 and General Manager, Enterprise and Federal Software Business from 2013 to 2015. In 2000, Mr. Shahvandi founded HNM Technologies and served as its Chief Executive Officer until 2009.

Directors

Scott Barton. Mr. Barton has served as a director since August 2022. Mr. Barton has served as Chief Investment Officer of Campus Advantage, Inc. since September 2021. Mr. Barton has more than 20 years of experience in commercial real estate with a specific focus in the student housing, hotel, land and retail sectors. Prior to joining Campus Advantage, Mr. Barton served as Senior Vice President - Investments at Fayth Hospitality Group LLC from July 2020 to August 2021 and Managing Director, Investments at Greystar Real Estate Partner from September 2018 to September 2019. From February 2012 to September 2018, Mr. Barton served as Senior Vice President at Education Realty Trust, where he was responsible for all acquisitions, dispositions, and off-campus development activities for a $4.6 billion publicly traded student housing real estate investment trust. Prior to his service at Education Realty Trust, Mr. Barton served as Senior Vice President - Retail Brokerage at Coldwell Banker Richard Ellis from December 2002 to January 2012 and Vice President - Development and Leasing at Retail Realty Group from September 1999 to December 2002. Mr. Barton was chosen to serve as a director because of his extensive experience in the real estate industry, which we believe will be important as we expand our relationships with property owners.

Elbert Gene Basolis, Jr. Mr. Basolis has served as a director since January 2023. Mr. Basolis has served as President of Garrison Enterprise, Inc. since January 2005, where he is focused on building Garrison Enterprise, Inc. to be recognized as the premier underground utility contractor on the Eastern seaboard. From 2008 to 2022, Mr. Basolis served as a director at First Bank (Nasdaq:FRBA) and as the chair of the IT committee and a member of the loan committee, the strategic planning committee, compensation and personnel committee, the nominating and governance committee. Mr. Basolis was chosen as a director because of his extensive experience as a utility contractor, which we believe will be important as we expand our relationships with property owners.

Frederick Berk. Mr. Berk has served as a director since November 2024. Mr. Berk currently serves as a member of the executive committee at DFK USA. Prior to this service, Mr. Berk served as Co-Managing Partner at Friedman LLP, a member of the firm’s executive committee and chairman of the firm’s real estate group from January 2015 until the firm’s merger with Marcum LLP in September 2022. From September 2022 to September 2024, Mr. Berk served as a Partner and member of the executive committee of Marcum LLP. Prior to this service, Mr. Berk served as a Partner at Friedman LLP from 1989 to 2015. From 1982 to 1989, Mr. Berk served in a variety of roles at Friedman LLP. Mr. Berk was chosen to serve as a director because of his extensive experience in the financial reporting and accounting industry.

Leslie Goodman. Mr. Goodman has served as a director since November 2023. Mr. Goodman currently serves as chairman of the board of directors at First Bank (Nasdaq:FRBA). Mr. Goodman has been a principal of The Eagle Group, Inc., a commercial real estate development and management company, since 1996. Mr. Goodman is a graduate of Rutgers University with a BA in psychology in 1965, a MBA in finance in 1970 and a JD in 1980. He served as a member of the Rutgers Board of Governors from 2003 to 2009; member of the Board of Trustees from 1996 to 2023; chair from 2002 to 2003 and vice chair from 2001 to 2002; member of the Board of Overseers from 2000 to 2023. From 1966 to present, Mr. Goodman has been actively involved in the commercial banking industry in various capacities as chairman, president, chief executive officer, and a director of a number of commercial banks. Mr. Goodman was chosen to be a director because of his extensive experience in the commercial banking industry, which we believe will be important as we implement our growth strategy.

Glenn Josephs. Mr. Josephs has served as a director since January 2023. Mr. Josephs is a Certified Public Accountant and retired from the accounting firm Friedman LLP in 2022. Mr. Josephs has over 45 years of experience providing accounting and consulting services. Mr. Josephs works closely with many commercial and residential real estate developers, owners, investors, syndicators, and management companies, including those involved in affordable housing. He also has experience with nonprofit organizations, health care and medical practices. Mr. Josephs currently serves on the board of directors of First Bank, a publicly traded institution (Nasdaq:FRBA). He has served on the board since 2008 and qualifies as the bank's "audit committee financial expert" under the relevant criteria established under SEC regulation. Mr. Josephs currently serves as the chair of the audit committee and loan committee. From 2020 to 2025, Mr. Josephs served on the compensation and personnel committee and the nominating and governance committee. Mr. Josephs was a Partner at Friedman LLP from 1996 to 2022, after serving as a Partner at Bagell, Josephs, Levine & Co LLC. Mr. Josephs was chosen to be a director because of his extensive experience providing accounting and consulting services to companies.

David O’Brien. Mr. O’Brien has served as a director since January 2023. The majority of Mr. O’Brien’s experience comes in the construction and real estate industry. Mr. O’Brien founded Brightline Construction, Inc, a heavy highway and structural concrete company in the Philadelphia Metro area, in December 2004 and has served as its President for over 20 years. Later, Mr. O’Brien founded CarCon LLC, a real-estate development company, and most recently launched Cara Capital LLC, a real estate venture capital investment company that focuses on the multifamily and construction sectors and the technology that supports them. Mr. O’Brien was chosen to serve as a director because of his extensive experience in the construction and real estate industries, which we believe will be important as we expand our relationships with property owners.

Roger Shannon. Mr. Shannon has served as a director since November 2024. Mr. Shannon has served as Chief Financial Officer of Lakeland Industries Inc., since February 2023. Prior to this service, Mr. Shannon served as Chief Financial Officer and Treasurer at Charah Solutions, Inc., from June 2019 to November 2022. From November 2015 to June 2019, Mr. Shannon served as Senior Vice President of Finance and Chief Financial Officer at Adtran, Inc. He also served as Chief Financial Officer and Treasurer at Steel Technologies, LLC from July 2006 to November 2015. Prior to this, Mr. Shannon served as the Assistant Treasurer and Director of Treasury at Brown-Forman Corporation from December 1997 to July 2006. From June 1994 to November 1997, Mr. Shannon served as Senior Investment Analysis, Assistant Treasurer of Batmark, Inc. at Brown & Williamson Tobacco Corporation. From July 1992 to June 1994, Mr. Shannon served as an Accounting Analyst at Lexmark International, Inc. Prior to this, Mr. Shannon served as a MBA Graduate Assistant, Finance Department at the University of Georgia from July 1991 to June 1992, a Staff Auditor at Vulcan Materials Company from July 1990 to June 1991 and a Supervising Senior Accountant at KPMG Peat Marwick from January 1988 to July 1990. Mr. Shannon was chosen to be a director because of his significant experience serving as a chief financial officer and his knowledge of the financial reporting and accounting industry.

CORPORATE GOVERNANCE

Director Independence

Our current Board consists of Dan McDonough, Jr., Scott Barton, Elbert Gene Basolis, Jr., Frederick Berk, Leslie Goodman, Taylor Jones, Glenn Josephs, David O’Brien, Barry Rubens and Roger Shannon. We are not currently listed on a national securities exchange or in an inter-dealer quotation system that requires a majority of the Board be independent. Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that Messrs. Barton, Basolis, Berk, Goodman, O’Brien and Shannon are considered independent under the Nasdaq listing standards. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and any transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.” As required under applicable Nasdaq rules, we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.

Family Relationships

There are no family relationships between any of our directors or officers.

Committees

Our Board has established three standing committees: the audit committee; the compensation committee; and the nominating and corporate governance committee. Each of these committees consist solely of independent directors. We have adopted written charters for each of these committees, which will be available on our website, www.elauwit.com, upon the effectiveness of this registration statement. Our Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

The audit committee will be responsible for, among other matters:

•	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;
•	discussing with our independent registered public accounting firm the independence of its members from its management;
•	reviewing with our independent registered public accounting firm the scope and results of their audit;
•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;
•	coordinating the oversight by our Board of our code of ethics and our disclosure controls and procedures;
•	maintaining procedures for the confidential and/or anonymous submission of concerns regarding accounting, internal controls or auditing matters; and
•	reviewing and approving related-person transactions.

Frederick Berk, Leslie Goodman and Roger Shannon serve on the audit committee and meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 under the Exchange Act and Nasdaq rules. Mr. Berk serves as Chair of the Audit Committee. Our Board has determined that each of Messrs. Berk, Goodman and Shannon will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The compensation committee will be responsible for, among other matters:

•	reviewing key employee compensation goals, policies, plans and programs;
•	reviewing and approving the compensation of our directors and executive officers;
•	reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and
•	appointing and overseeing any compensation consultants or advisors.

Elbert Basolis, Jr., David O’Brien and Frederick Berk serve on the compensation committee and meet the definition of “independent director” for purposes of serving on a compensation committee under Nasdaq rules. Mr. Basolis serves as Chair of the compensation committee.

Nominating Committee

The nominating committee is responsible for assisting the Board in identifying qualified individuals to become directors, in determining the composition of the Board and in monitoring the process to assess Board effectiveness. Leslie Goodman, Scott Barton and Roger Shannon serve on the nominating and corporate governance committee and Mr. Goodman serves as Chair of the nominating and corporate governance committee.

Board Leadership Structure

Our Board and management believe that the choice of whether the Chair of our Board should be an executive of the Company, or a non-executive or independent director, depends upon a number of factors, taking into account the candidates for the position and the best interests of the Company and its stockholders. Mr. McDonough currently serves as our Executive Chairman. In this role, Mr. McDonough is able to focus his attention on long-term strategic initiatives and engagement with the Board. Our Chief Executive Officer, Mr. Rubens is then able to focus on strategy development and implementation of strategic initiatives. Mr. McDonough’s operating and leadership experience as the founder of Elauwit 1.0 and as an officer and director of our company since its inception make him a compelling choice for Executive Chairman.

Mr. Basolis serves as lead independent director. The lead independent director will preside over executive sessions of the independent directors and serve as a liaison between the independent directors and our chairman and management team.

Risk Oversight

Our Board will oversee a company-wide approach to risk management. Our Board will determine the appropriate risk level for us generally, assess the specific risks faced by us and review the steps taken by management to manage those risks. While our Board will have ultimate oversight responsibility for the risk management process, its committees will oversee risk in certain specified areas.

Specifically, our compensation committee will be responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our audit committee will oversee management of enterprise risks and financial risks, as well as potential conflicts of interest. Our Board is responsible for overseeing the management of risks associated with the independence of our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of our Board.

Code of Business Conduct and Ethics

In accordance with Nasdaq’s listing requirements and SEC rules, our Board adopted a Code of Business Conduct and Ethics that will become effective upon the effectiveness of this registration statement and applies to our directors, officers and employees. A copy of this code will be available on our website. We intend to disclose on our website any amendments to the Code of Business Conduct and Ethics and any waivers of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus or in deciding to purchase shares of our common stock.

Director and Officer Indemnification Agreements

We intend to enter into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request. Our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation paid for the years ended December 31, 2024 and 2023 to each of the executive officers named below, who are collectively referred to as “named executive officers” elsewhere in this prospectus.

Name and Principal Position	Year	Salary ($)	Total ($)
Dan McDonough, Jr.	2024	180,000	180,000
Executive Chairman	2023	112,500	112,500
Barry Rubens	2024	180,000	180,000
Chief Executive Officer	2023	112,500	112,500
Taylor Jones	2024	180,000	180,000
President and Chief Technology Officer	2023	150,000	150,000

Deferred Compensation

In December 2020, our named executive officers agreed to defer a portion of the compensation they earned from December 2020 to November 2022. On August 20, 2024, we entered into the Deferred Compensation Agreement to provide a mechanism for repayment. As of June 30, 2024, our named executive officers were owed the following amounts, which includes interest at a rate of 3.25% on the cumulative balances from February 1, 2022:

•	Mr. McDonough - $173,126.60

•	Mr. Rubens - $173,126.60

•	Mr. Jones - $193,752.79

Beginning on June 1, 2024, we agreed to repay a minimum of $2,500 per month to our executive officers until all outstanding deferred compensation has been paid in full. We may prepay the outstanding deferred compensation in whole or in part or increase the minimum monthly payments at our discretion, subject to the approval of our independent directors. Any prepayment or monthly increase will apply equally to each of our named executive officers.

On June 19, 2025, we amended the Deferred Compensation Agreement (the “Deferred Compensation Amendment”). Pursuant to the Deferred Compensation Amendment, if we complete this offering, we will prepay all arrearages owed under the Deferred Compensation Agreement within 30 days of the closing of this offering.

Employment Agreements

We did not have employment agreements with our named executive officers in the year ended December 31, 2024.

Consulting Agreement – Baron Hunter Group, LLC

Effective upon the closing date of this offering, we will be a party to a consulting agreement (the “Consulting Agreement”) with Baron Hunter Group, LLC (the “Consultant”), pursuant to which we retained the Consultant to provide services to us through Mr. McDonough. Pursuant to the Consulting Agreement, Mr. McDonough will serve as our Executive Chairman and provide certain other services for a term of two years. From January 1, 2025 through December 31, 2025, the Consultant will be compensated at a rate of $180,000 per annum for the services provided under the Consulting Agreement. Beginning January 1, 2026, the Consultant will be compensated at a rate of $240,000 per annum for the services provided under the Consulting Agreement. If, during the term, we prepay all amounts to be paid to the Consultant for the services provided under the Consulting Agreement, we can terminate the Consulting Agreement upon written notice to the Consultant.

Executive Employment Agreement – Barry Rubens

Effective upon the closing date of this offering, we will be a party to an executive employment agreement with Mr. Rubens (the “Rubens Agreement”). Pursuant to the Rubens Agreement, Mr. Rubens agreed to serve as Chief Executive Officer for a term of two years (the “Term”). From January 1, 2025 to December 31, 2025, Mr. Rubens is entitled to an annual base salary of $180,000 and is eligible to receive an annual cash bonus (the “Annual Performance Bonus”) based on performance and achievement of goals and objectives as defined by the compensation committee after consultation with management. Beginning January 1, 2026, Mr. Rubens is entitled to an annual base salary of $240,000 and is eligible to receive an Annual Performance Bonus based on performance and achievement of goals and objectives as defined by the compensation committee. The amount of the Annual Performance Bonus, if any, shall be determined by the compensation committee in its sole discretion. In addition, during the Term, Mr. Rubens is entitled to participate in our benefit plans and programs and is eligible to participate in any stock incentive plan.

Executive Employment Agreement – Taylor Jones

Effective upon the closing date of this offering, we will be a party to an executive employment agreement with Mr. Jones (the “Jones Agreement”). Pursuant to the Jones Agreement, Mr. Jones agreed to serve as President and Chief Technology Officer for a term of three years. From January 1, 2025 to December 31, 2025, Mr. Jones is entitled to an annual base salary of $180,000 and is eligible to receive an Annual Performance Bonus based on performance and achievement of goals and objectives as defined by the compensation committee after consultation with management. Beginning January 1, 2026, Mr. Jones is entitled to an annual base salary of $240,000 and is eligible to receive an Annual Performance Bonus based on performance and achievement of goals and objectives as defined by the compensation committee. The amount of the Annual Performance Bonus, if any, shall be determined by the compensation committee in its sole discretion. In addition, during the Jones Agreement, Mr. Jones is entitled to participate in our benefit plans and programs and is eligible to participate in any stock incentive plan.

Potential Payments Upon Termination or Change in Control

Under the Rubens Agreement and the Jones Agreement, if the executive is terminated for cause, resigns without good reason, or his employment ends due to his death or permanent disability, he will be entitled to any earned but unpaid base salary plus accrued benefits earned through the date of termination. Under the Rubens Agreement, in the event of Mr. Ruben’s termination for a reason other than for cause or if Mr. Rubens terminates voluntarily under one or more of the specified circumstances that constitute a good reason, he will be entitled to severance payments in the amount of his base salary for a period from the effective date of termination until the end of the Term. Under the Jones Agreement, in the event of Mr. Jones’ termination for a reason other than for cause or if Mr. Jones terminates voluntarily under one or more of the specified circumstances that constitute a good reason, he will be entitled to severance payments in the amount of his base salary for a period of one year after the effective date of termination. The severance payments are expressly conditioned upon the executive delivering to us, and not revoking within the twenty-one days following the date of termination, a general release of all claims in a form to be provided by and acceptable to us.

Messrs. Rubens and Jones will be subject to non-competition and non-solicitation provisions under their employment agreements effective for the period of one year following the executive’s termination of employment.

Outstanding Equity Incentive Awards At Fiscal Year-End

There were no stock awards held by our named executive officers as of December 31, 2024.

Stock Incentive Plan

We intend to establish a stock incentive plan prior to the effectiveness of the registration statement of which this prospectus forms a part.

Policies and Practices Related to the Grant of Certain Equity Awards

We adopted a policy governing the timing of awards under any stock incentive plan in relation to the disclosure of material non-public information that will become effective upon the effectiveness of this registration statement.

Director Compensation

Since inception, none of our directors has received any compensation solely for their service as director.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following sets forth a summary of transactions since January 1, 2023, or any currently proposed transaction, in which the Company was to be a participant and the amount involved exceeded or exceeds $45,670 (1% of the average of our total assets of the Company for the two most recently completed fiscal years) and in which any related person had or will have a direct or indirect material interest.

Since inception, we have relied on debt financing from our current and former directors for some of our working capital.

Endurance Financial, LLC Transactions

We have a financing arrangement with Endurance, an entity of which Messrs. McDonough and Josephs are founders and one-third members. Endurance is the manager of Endurance Opportunities.

On April 1, 2024, we entered into the Fixed Rate Loan Agreement with Endurance Opportunities, pursuant to which Endurance Opportunities loaned us $1,000,000. The Fixed Rate Loan Agreement accrues interest at a rate of 18% per annum and has a scheduled repayment date of May 1, 2029. As of June 30, 2025, we have paid $307,211 in principal and interest and owe $851,852 under Fixed Rate Loan Agreement. We expect to pay all or a portion of the Fixed Rate Loan Agreement with the proceeds of this offering. See “Use of Proceeds.”

On November 12, 2024, we issued a promissory note in favor of Endurance Opportunities in the amount of $250,000 (the “November Note”). The November Note accrues interest at a rate of 16.5% per annum and has a term of 18 months. As of June 30, 2025, we have paid $26,241 in interest and owe $250,000 under the November Note. Our repayment of the November Note is secured by our accounts receivable.

On March 1, 2025, we issued a promissory note in favor of Endurance in the amount of $500,000 (the “March 1 Note”). The March 1 Note has a term of 18 months. On March 25, 2025, we issued a promissory note in favor of Endurance in the amount of $500,000 (the “March 25 Note,” and together with the March 1 Note, the “Endurance Notes”). The March 25 Note had an initial term of 90 days. On July 7, 2025, we entered into a note and loan extension and modification agreement (the “Extension Agreement”) with Endurance, pursuant to which the term of the March 25 Note was extended for an additional 90-day period until September 25, 2025. Except as extended by the Extension Agreement, the terms of the March 25 Note remain in full force and effect. The Endurance Notes accrue interest at a rate of 16.5% and our repayment of the Endurance Notes is secured by our accounts receivable. As of June 30, 2025, we have paid $48,125 in interest and owe $1,000,000 under the Endurance Notes.

We have also entered into the following network service participation agreements (each, a “Participation Agreement”) with Endurance Opportunities, pursuant to which we sold an undivided interest in the revenue from certain network service agreements in exchange for the amounts specified in the table below. The Participation Agreements accrue interest at a rate of 16.5% per annum with respect to any payments not made when due. If Endurance Opportunities’ interest in a network service agreement is still outstanding 24 months after the service activation date under the network service agreement, Endurance Opportunities has the option to require us to repurchase all outstanding principal and accrued and unpaid interest and fees due with respect to Endurance Opportunities’ pro rata interest in the network service agreement. The following table outlines the terms of each of the outstanding Participation Agreements as of June 30, 2025:

Date	Original Purchase Amount	Total Payment Obligation	Remaining Principal Amount to be Paid	Final Payment Date
1/1/2024	$236,775	$387,496	$177,515	6/15/2030
6/1/2024	$550,000	$817,821	$440,000	6/1/2029
7/12/2024	$160,000	$237,405	$130,667	7/1/2029
7/12/2024	$155,000	$229,986	$123,083	7/1/2029
7/12/2024	$50,000	$74,189	$42,500	7/1/2029
9/23/2024	$330,000	$488,236	$280,452	10/1/2029

Subsequent to June 30, 2025, on July 7, 2025 we entered into an additional Participation Agreement with Endurance Opportunities for an original purchase amount of $278,498 and a total payment obligation of $410,805 with a final payment date of July 1, 2030.

Motherlode, LLC Transactions

On April 12, 2024, we entered into a stock repurchase agreement (the “Stock Repurchase Agreement”) with Motherlode, pursuant to which we agreed to repurchase 250,000 shares of Series Seed Preferred Shares held by Motherlode at the original purchase price of $4.00 per share, in exchange for the issuance of a promissory note in favor of Motherlode in the amount of $1.0 million (the “Promissory Note”). The Promissory Note accrues interest at a rate of 6% per annum and has a term of 60 months. As of June 30, 2025, we have paid $289,991 in principal and interest and owe $777,621 in principal and $92,658 in interest under the Promissory Note. The Promissory Note is secured by personal guarantees of Messrs. McDonough, Jones, Josephs and Rubens. Charles Brady and Mark Holt, former directors who resigned from our Board on April 12, 2024, are members of Motherlode.

Pursuant to the Stock Repurchase Agreement, we also agreed pay to Apogee Telecom, Inc. (“Apogee”), all amounts due under (i) a promissory note dated December 6, 2019, in the amount of $800,000; (ii) an installment payment agreement date February 28, 2023, in the amount of $412,742; and (iii) a hardware invoice in the amount of $37,837.80 received on March 7, 2024 (the “Apogee Payments”). We used the loan amount received under the Fixed Rate Loan Agreement to fund the Apogee Payments. Messrs. Brady and Holt were owners of Apogee.

Put-Call Agreement

On August 20, 2024, we entered into a put-call agreement (the “Put-Call Agreement”) with Baron Hunter Group, LLC and Steele Creek Partners, LLC to grant certain put and call rights in connection with this offering. The managing member of Baron Hunter Group, LLC and Steele Creek Partners, LLC is Mr. McDonough and Mr. Rubens, respectively. On August 11, 2025, we entered into an amendment to the Put-Call Agreement (the “Put-Call Amendment”) with Baron Hunter Group, LLC and Steele Creek Partners, LLC to reduce the put and call rights granted in connection with this offering. Pursuant to the Put-Call Amendment, Baron Hunter Group, LLC and Steele Creek Partners, LLC were granted the right to sell to us, up to a $1,000,000 in common stock at a discount of 10% below the offering price, exercisable for a period of 10 business days following the closing date of this offering. We were granted the right, exercisable by a majority of our disinterested directors, to purchase up to a maximum of $1,000,000 in common stock from each of Baron Hunter Group, LLC and Steele Creek Partners, LLC at a premium of 10% in excess of the offering price for a period of 10 business days following the closing date of this offering.

License Agreement

On August 20, 2024, we entered into the License Agreement with Mr. McDonough, pursuant to which Mr. McDonough granted us an exclusive license to use the tradename “Elauwit” and the service marks, domain names and goodwill associated therewith. As consideration for the License Agreement, we paid Mr. McDonough a one-time fee of $50,000.

Policies and Procedures for Transactions With Related Persons

Prior to this offering, we have not had a formal policy regarding approval of transactions with related parties. In connection with this offering, we adopted a written policy, that will become effective upon the effectiveness of this registration statement, and provides that our executive officers, directors, beneficial owners of more than 5% of any class of our capital stock, and any members of the immediate family of any of the foregoing persons (a “related party”) are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with a related party in which the related party would have a direct or indirect interest must first be presented to our Audit Committee for review, consideration, and approval. In approving or rejecting any such proposal, our Audit Committee will consider the relevant facts and circumstances of the transaction available to it, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unrelated third party or to employees under the same or similar circumstances, and the extent of the related party’s interest in the transaction. The written policy will require that, in determining whether to approve or reject a related person transaction, our Audit Committee must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee determines in good faith.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of our common stock as of August 29, 2025, and as adjusted to reflect the sale of common stock being offered in this offering by:

•	each person, or group of affiliated persons, known to us to own beneficially more than 5% of our common stock;
•	each of our current directors;
•	each of our named executive officers; and
•	all of our current directors and executive officers as a group.

The information in the following table has been presented in accordance with the rules of the SEC. Under such rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option, warrant or other right. If two or more persons share voting power or investment power with respect to specific securities, each such person is deemed to be the beneficial owner of such securities. Except as we otherwise indicate below and under applicable community property laws, we believe that the beneficial owners of the common stock listed below, based on information they have furnished to us, have sole voting and investment power with respect to the shares shown. Except as otherwise indicated, each stockholder named in the table is assumed to have sole voting and investment power with respect to the number of shares listed opposite the stockholder’s name.

The calculations of beneficial ownership in this table are based on 5,000,000 shares of common stock outstanding prior to the offering, and 1,500,000 shares of common stock to be issued in this offering.

	Shares Beneficially Owned Prior to this Offering		Shares Beneficially Owned Following this Offering
Name and Address of Beneficial Owner(1)	Shares	%	Shares	%
Executive Officers and Directors:
Daniel McDonough, Jr.(2)	945,515	18.9%	945,515	14.5%
Barry Rubens(3)	796,852	15.9	796,852	12.3
Taylor Jones(4)	796,852	15.9	796,852	12.3
Scott Barton(5)	114,388	2.3	114,388	1.8
Elbert Gene Basolis Jr.	170,471	3.4	170,471	2.6
Frederick Berk	62,169	1.2	62,169	1.0
Leslie Goodman(6)	103,760	2.1	103,760	1.6
Glenn Josephs	141,388	2.8	141,388	2.2
David O’Brien(7)	275,170	5.5	275,170	4.2
Roger Shannon	—	*	—	*
Directors and executive officers as a group (12 individuals)	3,580,314	71.6%	3,580,314	55.1%
5% or Greater Stockholders:
Baron Hunter Group, LLC and Daniel McDonough, Jr.	883,346	17.7%	883,346	13.6%
Steele Creek Partners, LLC and Barry Rubens	796,852	15.9	796,852	12.3
Minotaur Networks, LLC and Taylor Jones	796,852	15.9	796,852	12.3
Maxim Cerith LLC, Lawrence C. Glassberg and Ritesh Veera(8)	750,000	15.0	750,000	11.5

*	Represents less than 1%

(1)	Unless otherwise indicated, the address of each individual is c/o Elauwit Connection, Inc., 1700 Alta Vista Drive, Suite 130, Columbia, SC 29223.

(2)	Includes 883,346 shares of common stock held by Baron Hunter Group, LLC and 62,169 shares of common stock held by an entity, both of which Mr. McDonough is the managing member and has sole voting and investment power.

(3)	Includes 796,852 shares of common stock held by Steele Creek Partners, LLC, of which Mr. Rubens is the managing member and has sole voting and investment power.

(4)	Includes 796,852 shares of common stock held by Minotaur Networks, LLC, of which Mr. Jones is the managing member and has sole voting and investment power.

(5)	Includes 114,388 shares of common stock held by an entity of which Mr. Barton is a 10% owner and has shared voting and investment power.

(6)	Includes 103,760 shares of common stock held by an entity of which Mr. Goodman is 1% owner and has shared voting and investment power. Mr. Goodman disclaims beneficial ownership in the shares of common stock held by such entity beyond his 1% ownership.

(7)	Includes 62,169 shares of common stock held by an entity of which Mr. O’Brien holds sole voting and investment power and 213,001 shares of common stock held by an entity, of which Mr. O’Brien is the managing director and holds sole voting and investment power.

(8)	The address of Maxim Cerith LLC is 300 Park Avenue, 16th Floor, New York, NY 10022.

DESCRIPTION OF SECURITIES

General

The following description summarizes the most important terms of our capital stock. Our certificate of incorporation authorizes the issuance of up to 14,900,000 shares of common stock and up to 100,000 shares of preferred stock. As of the date of this prospectus, there are 5,000,000 shares of common stock outstanding, which were held by approximately 27 stockholders of record, and no shares of preferred stock are outstanding. Our certificate of incorporation and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. The following descriptions of our capital stock and provisions of our certificate of incorporation, our bylaws, and provisions of the Delaware General Corporation Law (“DGCL”) are summaries and are qualified by reference to our certificate of incorporation and our bylaws that will be in effect upon the completion of this offering, as well as to the relevant provisions of the DGCL.

Prior to August 14, 2025, our certificate of incorporation provided for two classes of common stock: Class A common stock and Class B common stock. Class A common stock and Class B common stock had the same rights, preferences, privileges expect for voting and conversion rights. On August 8, 2025, all of our Class B common stockholders elected to convert their shares into Class A common stock at a ratio of one share of Class B common stock for one share of Class A common stock. On August 14, 2025, we amended and restated our certificate of incorporation to remove the dual class common stock structure and rename our Class A common stock as common stock.

Common Stock

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our certificate of incorporation and bylaws do not provide for cumulative voting rights.

The holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities.

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our Board is authorized, without vote or action by our stockholders, to issue from time to time up to an aggregate of 100,000 shares of preferred stock in one or more series and to fix or alter the powers, designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each of these series, including, if applicable, the dividend rights and preferences, conversion rights, voting rights, rights and terms of redemption, including without limitation sinking fund provisions, redemption price or prices, liquidation rights and preferences, and the number of shares constituting any series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by our stockholders and may adversely affect the dividend, liquidation and voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We currently have no plans to issue any additional shares of preferred stock.

We believe that the ability to issue preferred stock without the expense and delay of a special stockholders’ meeting provides us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. This also permits the Board to issue preferred stock containing terms which could impede the completion of a takeover attempt. This could discourage an acquisition attempt or other transaction which stockholders might believe to be in their best interests or in which they might receive a premium for their stock over the then market price of the stock.

Representative’s Warrants

The registration statement of which this prospectus is a part also registers for sale the Representative’s Warrants, as a portion of the underwriting compensation in connection with this offering. The Representative’s Warrants will be exercisable immediately for a five-year period after the effective date of this registration statement at an assumed exercise price of $11.50 per share (115% of the assumed public offering price in this offering). Please see “Underwriting—Representative’s Warrants” for a description of the warrants we have agreed to issue to Craig-Hallum, subject to the completion of the offering. Pursuant to FINRA Rule 5110(e)(1), such Represenative’s Warrants will be non-exercisable, and will therefore not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such Representative’s Warrants, for a period of six (6) months after the date of the closing; provided, however, that the exceptions listed under FINRA Rule 5110(e)(2) shall apply.

SAFE (Simple Agreement for Future Equity)

In January 2025, we issued $1.0 million in a SAFE in a transaction exempt from registration under the Securities Act. The SAFE does not entitle the holder to the rights of our stockholders, such as voting or dividend rights and the investor’s right to receive its cash-out amount is on par with payments for common stock in the event of our dissolution. The SAFE does not give us the right to repurchase the SAFE at our option and will not terminate until we achieve a liquidity event. Accordingly, in connection with this offering, we will either (i) pay the holder an amount in cash equal to the amount the holder invested in the SAFE offering or (ii) issue a number of shares of common stock to the holder equal to (a) the amount of their investment divided by (b) the public offering price multiplied by the discount rate of 85%, whichever is greater. If the SAFE is converted into shares of common stock, 117,647 shares of common stock would be issuable to the SAFE holder, based on an assumed public offering price of $10.00.

Put-Call Agreement

On August 20, 2024, we entered into the Put-Call Agreement with Baron Hunter Group, LLC and Steele Creek Partners, LLC to grant certain put and call rights in connection with this offering. On August 11, 2025, we entered into the Put-Call Amendment with Baron Hunter Group, LLC and Steele Partners, LLC to reduce the put and call rights granted in connection with this offering. Pursuant to the Put-Call Amendment, Baron Hunter Group, LLC and Steele Creek Partners, LLC were granted the right to sell to us, up to a $1,000,000 value of common stock at a discount of 10% below the offering price, exercisable for a period of 10 business days following the closing date of this offering. We were granted the right, exercisable by a majority of our disinterested directors, to purchase up to a maximum of $1,000,000 in common stock from each of Baron Hunter Group, LLC and Steele Creek Partners, LLC at a premium of 10% in excess of the offering price for a period of 10 business days following the closing date of this offering.

Anti-Takeover Effects of Certain Provisions in our Certificate and Bylaws

Certain provisions of our certificate of incorporation, our bylaws and the DGCL may discourage or make more difficult a takeover attempt that a stockholder might consider to be in his, her or its best interest. These provisions may also adversely affect the prevailing market price for shares of our common stock. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us, which may result in an improvement of the terms of any such proposal in favor of our stockholders, and outweigh any potential disadvantage of discouraging those proposals.

Authorized but Unissued Shares of Capital Stock

Our authorized but unissued shares of common stock will be available for future issuance without stockholder approval, subject to the applicable provisions of the DGCL and rules of Nasdaq. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. One of the effects of the existence of authorized but unissued common stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at a price higher than the prevailing market price.

Exclusive Forum

The certificate of incorporation provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or other employee to us or to our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine. However, this provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, the Court of Chancery of the State of Delaware and the federal district courts will have concurrent jurisdiction for the resolution of any suit brought to enforce any duty or liability created by the Securities Act. Notwithstanding the foregoing, the inclusion of such provisions in the certificate of incorporation will not be deemed to be a waiver by us or our stockholders of the obligation to comply with federal securities laws, rules and regulations.

Although we believe these provisions benefit the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, these provisions may have the effect of discouraging lawsuits against the Company’s directors and officers. Furthermore, the enforceability of choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Advance Notice of Stockholder Proposals and Nominations

Our bylaws include an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before any meeting of our stockholders. The stockholder notice procedure provides that only persons who are nominated by, or at the direction of, the Board, or by a stockholder who has given timely written notice prior to the meeting at which directors are to be elected, will be eligible for election as directors and that, at a stockholders’ meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board or by a stockholder who has given timely written notice of such stockholder’s intention to bring such business before such meeting.

Under the stockholder notice procedure, for notice of stockholder nominations or other business to be made at a stockholders’ meeting to be timely, such notice must be received by us not earlier than the close of business on the 120th calendar day and not later than the close of business on the 90th calendar day prior to the one-year anniversary of the immediately preceding year’s annual meeting or as otherwise provided in the bylaws.

A stockholder’s notice to us proposing to nominate a person for election as a director or proposing other business must contain certain information specified in the bylaws, including the identity and address of the nominating stockholder, a representation that the stockholder is a record holder of our stock entitled to vote at the meeting and information regarding each proposed nominee or each proposed matter of business that would be required under the federal securities laws to be included in a proxy statement soliciting proxies for the proposed nominee or the proposed matter of business.

The stockholder notice procedure may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Classified Board

Our certificate of incorporation provides that the Board shall be divided into three classes, with the intention that each class consist of approximately one-third of the total number of our directors. At each annual meeting of stockholders, each of the successors elected to replace the directors of a class whose term expires at such annual meeting shall be elected to hold office until the third annual meeting next succeeding their election and until their respective successor shall have been duly elected and qualified. Our stockholders elect only one class of directors each year. We believe that classification of our Board helps to assure the continuity of our business strategies and policies. The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of our stockholders generally are required to effect a change in a majority of our Board.

Restrictions on Call of Special Meetings

Our bylaws provide that special meetings of stockholders can only be called by the Board, the Board Chair, the Chief Executive Officer or by the Secretary of the Company upon the written request of the holders of at least 50% of the shares of common stock issued and outstanding and entitled to vote at the meeting. These provisions may delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

No Cumulative Voting

The certificate of incorporation does not authorize cumulative voting for the election of directors.

Transfer Agent

The transfer agent and registrar for our common stock is Colonial Stock Transfer Company, Inc.

Potential Listing

We have applied to list our shares of common stock on Nasdaq under the symbol “ELWT.” If our listing application is approved, we expect to list our common stock on Nasdaq upon consummation of the offering. No assurance can be given that our listing application will be approved or that our common stock will be listed on Nasdaq. This offering will occur only if Nasdaq approves the listing of our common stock.

SHARES AVAILABLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock from time to time and could impair our future ability to raise equity capital in the future. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to certain contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after such restrictions lapse, or the anticipation of such sales, could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

Based upon the number of shares outstanding as of August 29, 2025, upon the closing of this offering, we will have outstanding, an aggregate of 6,617,647 shares of common stock, assuming the conversion of the SAFE but no exercise of the underwriters’ over-allotment option. All of the shares sold in this offering by us will be freely tradable without restrictions or further registration under the Securities Act, unless held by our affiliates, as that term is defined under Rule 144 under the Securities Act, or subject to lock-up agreements. The remaining shares of common stock outstanding upon the closing of this offering are restricted securities as defined in Rule 144. Restricted securities may be sold in the U.S. public market only if registered or if they qualify for an exemption from registration, including by reason of Rule 144 under the Securities Act. These remaining shares will generally become available for sale in the public market as follows:

•	no shares will be eligible for sale in the public market on the date of this prospectus; and
•	4,330,314 shares will be eligible for sale in the public market upon expiration of lock-up agreements 181 days after the closing date of this offering, subject in certain circumstances to the volume, manner of sale and other limitations of Rule 144. See “Underwriting — Lock-up Agreements” for more information.

We may issue shares of common stock from time to time to raise additional funds or as consideration for future acquisitions, investments or other corporate purposes. In the event that any such financing, acquisition, investment or other transaction is significant, the number of shares of common stock that we may issue may in turn be significant. We may also grant registration rights covering those shares of common stock issued in connection with any such transaction.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our shares of common stock, but is for general information purposes only and does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income and estate tax consequences different from those set forth below. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, and do not intend to obtain, an opinion of counsel or ruling from the IRS with respect to the U.S. federal income tax considerations relating to the purchase, ownership or disposition of our securities.

This summary does not address any alternative minimum tax considerations, any considerations regarding the tax on net investment income, or the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction, or under any non-income tax laws, including U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this summary does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;
•	tax-exempt organizations or governmental organizations;
•	regulated investment companies and real estate investment trusts;
•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;
•	brokers or dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);
•	tax-qualified retirement plans;
•	certain former citizens or long-term residents of the United States;
•	partnerships or entities or arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities (and investors therein);
•	persons who hold our securities as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;
•	persons who do not hold our securities as a capital asset within the meaning of Section 1221 of the Code; or
•	persons deemed to sell our securities under the constructive sale provisions of the Code.

In addition, if a partnership (or entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our securities, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your own tax advisors with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of our securities. For purposes of this discussion, you are a U.S. holder if, for U.S. federal income tax purposes, you are a beneficial owner of our securities, other than a partnership, that is:

•	an individual citizen or resident of the United States;
•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a "United States person."

Distributions

As described in the section titled "Dividend Policy," we have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under "Gain Sale, Exchange or Other Taxable Disposition of Common Stock."

Dividend income may be taxed to an individual U.S. holder at rates applicable to long-term capital gains, provided that a minimum holding period and other limitations and requirements are satisfied. Any dividends that we pay to a U.S. holder that is a corporation will qualify for a deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. U.S. holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced tax rate on dividends or the dividends-received deduction.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock

A U.S. holder will generally recognize capital gain or loss on the sale, exchange or other taxable disposition of our common stock. The amount of gain or loss will equal the difference between the amount realized on the sale and such U.S. holder's tax basis in such common stock. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for such common stock. Gain or loss will be long-term capital gain or loss if the U.S. holder has held the common stock for more than one year. Long-term capital gains of non-corporate U.S. holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Consequences to Non-U.S. Holders

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale, exchange or other taxable disposition of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder's conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);
•	the non-U.S. holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or
•	shares of our common stock, as applicable, constitute U.S. real property interests by reason of our status as a "United States real property holding corporation" (a USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the non-U.S. holder's disposition of, or the non- U.S. holder's holding period for, our common stock, as applicable.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding the non-U.S. holder's disposition of, or the non-U.S. holder's holding period for, our common stock.

If the non-U.S. holder is described in the first bullet above, it will be required to pay tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet above will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, exchange or other taxable disposition, which gain may be offset by U.S. source capital losses for the year (provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses). Non-U.S. holders should consult their own tax advisors regarding any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Shares of common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent's gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends on or of proceeds from the disposition of our common stock made to you may be subject to information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act ("FATCA") generally imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to a "foreign financial institution" (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to a "non-financial foreign entity" (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends paid by us, and under current transitional rules are expected to apply with respect to the gross proceeds from a sale or other disposition of our securities on or after January 1, 2020. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our securities.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, owning and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

UNDERWRITING

Craig-Hallum Capital Group LLC (“Craig-Hallum” or the “Representative”) is acting as the sole bookrunner in this offering. We intend to enter into an underwriting agreement with respect to the securities being offered. In connection with this offering and subject to certain terms and conditions, the underwriters named below will agree to purchase, and we will agree to sell, all of the securities in this offering to the underwriters.

Underwriter	Number of Shares
Craig-Hallum Capital Group LLC
Maxim Group LLC
Total	1,500,000

The Representative intends to agree to purchase all such securities other than those covered by the over-allotment option to purchase additional securities described below, if they purchase any such securities. The obligations of the Representative may be terminated upon the occurrence of certain events to be specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations will be subject to customary conditions and representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers' certificates and legal opinions.

The Representative will offer the securities, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by the underwriters’ counsel and other conditions specified in the underwriting agreement. The Representative will reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Securities

We have granted the Representative an option to purchase from us, at the public offering price, less the underwriting discounts and commissions, up to additional shares of common stock within 45 days from the date of this prospectus.

Indemnification

We have agreed to indemnify the Representative against certain liabilities, including certain liabilities under the Securities Act and certain liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the Representative may be required to make in respect of those liabilities.

Determination of Offering Price

The public offering price of our shares of common stock will be determined by negotiations between us and the Representative; among the factors considered in determining such public offering price are our historical performance and capital structure, prevailing market conditions, the valuation multiples of publicly traded companies that the Representative believes to be comparable to us and overall assessment of our business.

Representative’s Compensation

We have agreed to sell the common stock to the Representative at the public offering price of $ per share, which represents the public offering price of the common stock set forth on the cover page of this prospectus, less a seven percent (7.0%) underwriting discount. Craig-Hallum will be due no less than 80% of the underwriting discount and Maxim Group LLC will be due no less than 20% of the underwriting discount.

We have also agreed to reimburse the Representative for accountable legal expenses incurred by them connection with this transaction in the amount of up to an aggregate of $200,000. We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $900,000.

Representative’s Warrants

The Representative shall also receive warrants to purchase shares of our common stock as compensation for their services (the “Representative’s Warrants”). The number of Representative’s Warrants will equal seven percent (7.0%) of the total number of shares of common stock being sold in this offering. The Representative’s Warrants will be exercisable immediately and will expire five years after the effective date of the registration statement. The Representative’s Warrants will be exercisable at a price equal to 115% of the public offering price in connection with this offering and the Representative will receive certain registration rights in connection with the shares of common stock issued upon the exercise of Representative’s Warrants. Pursuant to FINRA Rule 5110(e)(1), such Represenative’s Warrants will be non-exercisable, and will therefore not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such Representative’s Warrants, for a period of six (6) months after the date of the closing; provided, however, that the exceptions listed under FINRA Rule 5110(e)(2) shall apply.

Discount, Commissions and Expenses

The Representative has advised us that it proposes to offer the common stock at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $ per share of common stock. After this offering, the public offering prices and concession to dealers may be changed by C-H. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of common stock are offered by the Representative as stated herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The Representative has informed us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

The following table summarizes the underwriting discount we will pay to the Representative. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	Per Share	Total without Over- Allotment Option	Total with Over- Allotment Option(1)
Public offering price	$	$	$
Total underwriting discount(2)	$	$	$
Proceeds to us, before expenses	$	$	$

(1)	Assumes the over-allotment option is exercised in full for shares of common stock.
(2)	Represents an underwriting discount equal to seven percent (7.0%) of the gross offering proceeds.

Right of First Refusal

We have also granted Craig-Hallum and Maxim Group LLC a right of first refusal, subject to certain conditions, to act in the same capacity and fee economics in connection with any public or private offering of securities for the eighteen-month period following the closing of the offering.

Lock-Up Agreements and Trading Restrictions

We have agreed to a six (6) month "lock-up", and our executive officers, directors and any other holders of ten percent (10.0%) or more of the outstanding shares of common stock (each, a “lock-up holder”) have agreed to a six (6) month "lock-up", from the pricing of this offering that they beneficially own, including the issuance of common stock upon the exercise of currently outstanding convertible securities and options and options which may be issued. This means that, for a period of six (6) months, as applicable, following such pricing date, subject to the following exceptions, the lock-up holders may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of Craig-Hallum:

•	any transfers made by the lock-up holders (a) as a bona fide gift to any member of their immediate family or to a trust the beneficiaries of which are exclusively a lock-up holder or members of the lock-up holder’s immediate family, (b) by will or intestate succession upon the death of the lock-up holder or (c) as a bona fide gift to a charity or educational institution;

•	transactions relating to the common stock or other securities convertible into or exercisable or exchangeable for common stock acquired in open market transactions after completion of this offering;

•	facilitating the establishment of a trading plan on behalf of the lock-up holder pursuant to Rule 10b5-1 under the Exchange Act, for the transfer of common stock;

•	any transfers made by the lock-up holder to the Company to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements disclosed in this prospectus or to pay the exercise price of any options issued under any such plan or arrangement which expires during the lock-up; provided that any filing under Section 16 of the Exchange Act made in connection with such transfer shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this clause;

•	any transfers in connection with a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of common stock involving a change of control of the Company, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the lock-up holder’s common stock shall remain subject to the restrictions included in the lock-up;

•	any distribution or other transfer by a partnership to its partners or former partners or by a limited liability company to its members or retired members or by a corporation to its stockholders or former stockholders or to any wholly-owned subsidiary of such corporation, or in each case to a controlled affiliate of the partnership, limited liability company or corporation; and

•	any transfers by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement.

Representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at their discretion. In determining whether to waive the terms of the lockup agreements, Representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Stabilization

The rules of the SEC generally prohibit the Representative from trading in our securities on the open market during this offering. However, the Representative is allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our securities to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

•	Stabilizing transactions consist of bids or purchases made by the Representative for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

•	Short sales and over-allotments occur when the underwriters sell more of our common stock than it purchases from us in this offering. To cover the resulting short position, the Representative may exercise the over-allotment option described above or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The Representative will make available a prospectus in connection with any such short sales. Purchasers of shares sold short by the Representative are entitled to the same remedies under the federal securities laws as any other purchaser of shares covered by the registration statement.
•	Syndicate covering transactions are bids for or purchases of our securities on the open market by the underwriters in order to reduce a short position.
•	Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

If the Representative commences these activities, it may discontinue them at any time without notice. The Representative will carry out any such transactions on the U.S. Exchange.

Listing

We have applied to list our shares of common stock on Nasdaq under the symbol “ELWT.” If our listing application is approved, we expect to list our common stock on Nasdaq upon consummation of the offering. No assurance can be given that our listing application will be approved or that our common stock will be listed on Nasdaq. This offering will occur only if Nasdaq approves the listing of our common stock.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters of this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriters' website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Representative in its capacity as an underwriter.

Other Relationships

Representative and its affiliates may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They may in the future receive, customary fees and commissions for these transactions. In the course of its businesses, Representative and their affiliates may actively trade our securities or loans for its own account or for the accounts of customers, and, accordingly, Representative and their affiliates may at any time hold long or short positions in such securities or loans.

Except for services provided in connection with this offering, Representative has not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus and we do not expect to retain Representative to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Maxim Cerith LLC (“Maxim Cerith”) is an investment holding company that is owned and controlled by certain partners of Maxim. Maxim Cerith owns 15.0% of the Company’s common stock. See “Security Ownership of Certain Beneficial Owners and Management.”

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, our common stock (including their constituent common stock and warrants) may not be offered or sold, directly or indirectly, and this prospectus or any other offering material or advertisements in connection with our securities may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Notice to Investors in the United Kingdom

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
(c)	by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or
(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of these securities shall result in a requirement for the publication by the issuer or the underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer to the public" in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such securities to be offered so as to enable an investor to decide to purchase any such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

C-H has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

European Economic Area

In particular, this document does not constitute an approved prospectus in accordance with European Commission's Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in the last annual or consolidated accounts; or
•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of securities to the public" in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the shares offered hereby are "securities."

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and "qualified individuals", each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of securities

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the securities may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act. The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Cayman Islands

No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

Taiwan

The securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the securities in Taiwan.

Notice to Prospective Investors in Hong Kong

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in the People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon by Harter Secrest & Emery LLP, Rochester, NY. Certain legal matters in connection with this offering will be passed upon for the underwriter by Pryor Cashman LLP, New York, New York.

EXPERTS

Freed Maxick P.C., an independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2024 and 2023 as set forth in its report (which includes an explanatory paragraph as to the Company’s ability to continue as a going concern). We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Freed Maxick P.C.’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes amendments and exhibits, under the Securities Act and the rules and regulations under the Securities Act for the registration of common stock being offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information that is in the registration statement and its exhibits and schedules. Certain portions of the registration statement have been omitted as allowed by the rules and regulations of the SEC. Statements in this prospectus that summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the registration statement. All filings we make with the SEC are available on the SEC’s web site at www.sec.gov.

Upon completion of this offering, we will be subject to the information requirements of the Exchange Act and will file annual, quarterly and current event reports, proxy statements and other information with the SEC. We also maintain a website at www.elauwit.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website in this prospectus solely as an inactive textual reference, and you should not consider the contents of our website in making an investment decision with respect to our securities.

ELAUWIT CONNECTION, INC.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Elauwit Connection, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Elauwit Connection, Inc. (the Company) as of December 31, 2024 and 2023, the related consolidated statements of operations, changes in mezzanine equity and stockholders’ deficit, and cash flows for each of the years then ended and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and negative cash flows from operating activities since inception. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Freed Maxick P.C.

We have served as the Company's auditor since 2024.

Buffalo, New York
April 7, 2025

ELAUWIT CONNECTION, INC

Consolidated Balance Sheets

(in thousands, except share and par value data)

	December 31, 2024	December 31, 2023
ASSETS
Current Assets
Cash	$287	$329
Accounts receivable	4,451	898
Inventories	1,606	156
Network financing receivable, current	67	—
Prepaid expenses and other current assets	258	—
Total current assets	6,669	1,383
Network financing receivable	446	—
Lease right-of-use assets, net	55	—
Net investment in lease	531	—
Other non-current assets	25	25
TOTAL ASSETS	$7,726	$1,408
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable	$1,914	$391
Accrued expenses and other current liabilities	76	36
Related party debt, current	695	546
Related party payables, current	240	120
Deferred revenue	6,215	1,880
Phantom stock liability	—	116
Operating lease liabilities, current	36	—
Total current liabilities	9,176	2,973
Related party debt, net of current	2,725	673
Related party payables, net of current	342	560
Operating lease liabilities, net of current	19	—
Total liabilities	12,262	4,322

Commitments and contingencies (see Note 11)

Mezzanine Equity
Series Seed Convertible Preferred Stock, $0.001 par value, 0 and 250,000 shares issued and outstanding as of December 31, 2024 and 2023 (liquidation preference of $0 and $1,000 as of December 31, 2024 and 2023)	—	1,000
Series B Convertible Preferred Stock, $0.001 par value, 0 and 176,932 shares issued and outstanding as of December 31, 2024 and 2023 (liquidation preference of $0 and $2,382 as of December 31, 2024 and 2023)	—	2,382

Stockholders' Deficit
Preferred stock, $0.0001 par value, 577,067 authorized; none designated as of December 31, 2024; 250,000 designated as Series Seed Convertible Preferred Stock, 176,932 designated as Series B Convertible Preferred Stock as of December 31, 2023	—	—
Common stock, $0.0001 par value, 1,032,067 authorized, 0 and 680,000 shares (2,800,206 post share exchange) issued as of December 31, 2024 and 2023	—	—
Class A common stock, $0.00001 par value, 7,000,000 authorized, 2,497,950 and 0 shares issued as of December 31, 2024 and 2023	—	—
Class B common stock, $0.00001 par value, 3,000,000 authorized, 2,502,050 and 0 shares issued as of December 31, 2024 and 2023	—	—
Stock subscription receivable	(30)	(30)
Additional Paid-in Capital	5,859	625
Accumulated deficit	(10,365)	(6,891)
Total stockholders' deficit	(4,536)	(6,296)
TOTAL LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ DEFICIT	$7,726	$1,408

ELAUWIT CONNECTION, INC

Consolidated Statements of Operations

(in thousands, except share and par value data)

	Years Ended December 31,
	2024	2023
Revenues
Revenues	$8,495	$3,923
Cost of revenues
Cost of revenue	7,331	3,728
Gross profit	1,164	195
Operating expenses
Selling, general and administrative	4,300	2,740
Sales and marketing	81	36
Research and development	1	11
Total operating expenses	4,382	2,787
Operating loss	(3,218)	(2,592)
Other expense, net
Interest expense, net	(255)	(98)
Total other expense, net	(255)	(98)
Loss from operations before income taxes	(3,473)	(2,690)
Income tax expense	1	—
Net loss	$(3,474)	$(2,690)
Net loss attributable to common stockholders	$(3,474)	$(2,690)
Net loss per share attributable to common stockholders, basic and diluted	$(0.98)	$(0.96)
Weighted average common shares used in computing net loss per share, basic and diluted	3,545,691	2,800,206

See accompanying notes to consolidated financial statements.

ELAUWIT CONNECTION, INC

Consolidated Statements of Mezzanine Equity and Stockholders' Deficit

(in thousands, except share data)

For the Years Ended December 31, 2024 and 2023

	Mezzanine Equity				Common Stock
	Series Seed Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Class A Common Stock		Class B Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In- Capital	Accumulated Deficit	Stock Subscription Receivable	Total Stockholders' Deficit
Balance at December 31, 2022	250,000	$1,000	50,000	$500	2,800,206	$—	—	$—	—	$—	$625	$(4,201)	$—	$(3,576)
Issuance of Series B Convertible Preferred Stock	—	—	126,932	1,882	—	—	—	—	—	—	—	—	(30)	(30)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(2,690)	—	(2,690)
Balance at December 31, 2023	250,000	$1,000	176,932	$2,382	2,800,206	$—	—	$—	—	$—	$625	$(6,891)	$(30)	$(6,296)
Repurchase and retirement of Series Seed Preferred Stock, at cost	(250,000)	(1,000)	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of Series B Convertible Preferred Stock	—	—	143,590	2,378	—	—	—	—	—	—	—	—	—	—
Issuance of Series B Convertible Preferred Stock to pay for services			6,545	108	—	—	—	—	—	—	—	—	—	—
Conversion of preferred and phantom stock into common stock and exchange at 4.11795 in connection with the reverse recapitalization	—	—	(327,067)	(4,868)	(2,800,206)	—	2,497,950	—	2,502,050	—	5,234	—	—	5,234
Net loss	—	—	—	—	—	—	—	—	—	—	—	(3,474)	—	(3,474)
Balance at December 31, 2024	—	$—	—	$—	—	$—	2,497,950	$—	2,502,050	$—	$5,859	$(10,365)	$(30)	$(4,536)

See accompanying notes to consolidated financial statements.

ELAUWIT CONNECTION, INC

Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,474)	$(2,690)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	—	3
Right of use asset amortization expense	17	—
Issuance of Series B Preferred Stock for services	108	—
Changes in operating assets and liabilities:
Accounts receivable	(3,553)	539
Network financing receivable	(513)	—
Inventories	(1,450)	(156)
Prepaid expenses and other assets	(258)	9
Accounts payable	1,523	(531)
Accrued expenses	40	33
Deferred revenue	4,335	704
Related party payables	(98)	(23)
Net investment in lease	(531)	—
Lease right-of-use lease liabilities payments	(17)	—
Net cash used in operating activities	(3,871)	(1,996)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash acquired from reverse recapitalization with DeltaMax	250	—
Net cash provided by investing activities	250	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related party debt	2,495	630
Repayment of related party debt	(1,294)	(246)
Proceeds from issuance of Series B stock	2,378	1,852
Net cash provided by financing activities	3,579	2,236
NET CHANGE IN CASH	(42)	240
CASH, beginning of year	329	89
CASH, end of year	$287	$329
SUPPLEMENTAL DISCLOSURE OF NONCASH INFORMATION:
Cash payments for income taxes	$2	$—
Cash payments for interest	$302	$98
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Lease liabilities arising from obtaining right-of-use asset	$72	$—
Conversion of Series A Convertible Preferred Stock for common stock in conjunction with reverse recapitalization	$5,118	$—
Phantom stock liability conversion as part of reverse recapitalization	$116	$—
Repurchase of Series seed stock for issuance of note payable	$1,000	$—

See accompanying notes to consolidated financial statements.

ELAUWIT CONNECTION, INC

Notes to Consolidated Financial Statements

Note 1. Organization and Nature of Operations

The Company

Elauwit Connection, Inc ("Elauwit" or the "Company") is a privately held technology services company that specializes in providing advanced connectivity solutions for buildings by enhancing internet and network infrastructure for property owners and managers. Elauwit provides these solutions by designing and implementing high-speed internet, video, and other technology solutions to ensure seamless connectivity for residents and tenants, with the goal of putting more control in the hands of property owners and allowing them to offer a superior internet experience as a key amenity.

On September 13, 2024 (the “Closing Date”), Elauwit Connection, Inc, a Delaware Corporation, incorporated in December 2019, ("Legacy Elauwit") and DeltaMax, Inc. ("DeltaMax"), a privately-held Delaware corporation, consummated a merger transaction pursuant to which Legacy Elauwit was merged with and into the DeltaMax (the “Merger”), with the DeltaMax being the legal successor or surviving corporation in the Merger (the “Closing”). As part of the Merger DeltaMax changed its name to Elauwit Connection, Inc. On the Closing Date, Legacy Elauwit and DeltaMax consummated the Merger and the transactions contemplated thereby, including the issuance of 2,497,950 Class A shares and 2,502,050 Class B shares of Common Stock (the “Merger Shares”), which included 750,000 Class B shares to DeltaMax, with the remainder to the owners of Legacy Elauwit as a result of a 4.11795 share exchange. Additionally, a previous liability associated with Phantom Stock of $116 thousand was settled and exchanged for 102,948 Class B shares. Prior to the merger, DeltaMax was a non-operating shell company.

The Merger was accounted for as a reverse recapitalization of the Company because Legacy Elauwit has been determined to be the accounting acquirer under FASB ASC Topic 805 - Business Combinations. Under this method of accounting, DeltaMax is treated as the “acquired” company for financial reporting purposes. This determination was primarily based on holders of Legacy Elauwit capital stock comprising a relative majority of the voting power of the Company upon consummation of the Merger and will comprise the majority of the governing body of the Company, Legacy Elauwit's senior management comprising the senior management of the Company, and Legacy Elauwit operations comprising the ongoing operations of the Company. Accordingly, for accounting purposes, the financial statements of the Company represent a continuation of the financial statements of Legacy Elauwit, with the exception of legal capital, with the Merger being treated as the equivalent of Legacy Elauwit issuing shares for the net assets of DeltaMax, accompanied by a recapitalization. As such, periods prior have common stock restated at the 4.11795 share exchange ratio of Legacy Elauwit shares for Merger Shares. The net assets of DeltaMax, which included only cash of $250 thousand, were recognized as of the Closing at historical cost, with no goodwill or other intangible assets recorded because the transaction did not constitute the acquisition of a business. Operations prior to the Merger are presented as those of Legacy Elauwit and the accumulated deficit of Legacy Elauwit has been carried forward after Closing. All issued and outstanding securities of DeltaMax upon Closing were treated as issuances of securities of the Company upon the consummation of the Merger.

After the Merger and looking forward, Legacy Elauwit's product lines are the primary focus of the Company's operations. Accordingly, the Company’s current activities primarily relate to Legacy Elauwit’s historical business which comprises the design and implementation of high-speed internet, video, and other technology solutions to ensure seamless connectivity for residents and tenants.

Going Concern

As of December 31, 2024, the Company had cash of approximately $0.3 million. For the year ended December 31, 2024, the Company used approximately $3.9 million in cash for operating activities. The Company has incurred recurring net losses from operations and negative cash flows from operating activities since inception. As of December 31, 2024, the Company had an accumulated deficit of approximately $10.4 million.

Management expects operating losses and negative cash flows to continue for the foreseeable future as the Company invests in its commercial capabilities. While the Company's working capital and current debt indicate a substantial doubt regarding the Company’s ability to continue as a going concern, the Company has historically, from time to time, satisfied and may continue to satisfy certain short-term liabilities through the issuance of common and preferred stock, and other related party support, thus reducing our cash requirement to meet our operating needs. Management will continue to monitor its operating costs and seek to reduce its current liabilities. Such actions may impair its ability to proceed with certain strategic activities. If expected revenues are not adequate to fund planned expenditures, or if the Company is unsuccessful at raising cash through future capital transactions, including proceeds from our current planned initial public offering ("IPO") transaction, it may be required to reduce its spending rate to align with expected revenue levels and cash reserves, although there can be no guarantee that it will be successful in doing so. Accordingly, the Company may be required to raise additional cash through debt or equity transactions. It may not be able to secure financing in a timely manner or on favorable terms, if at all.

As a result of these factors, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern for a period of one year after the date the consolidated financial statements are issued. The Company’s consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. All subsidiaries were dormant with no activities and were dissolved during 2024.

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Financial Accounting Standards Board (“FASB”) establishes these principles to ensure financial condition, results of operations, and cash flows are consistently reported. Any reference in these notes to applicable accounting guidance is meant to refer to the authoritative nongovernmental GAAP as found in the FASB Accounting Standards Codification ("ASC").

Use of Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates made by management include assumptions used in estimates of future credit loses under the current expected credit loss impairment model, valuation of Class A and Class B common stock, valuation of Series Seed and Series B Convertible Preferred Stock, valuation of Phantom Stock Awards, revenue recognition, including cost estimates and percentage complete, provisions for income taxes and related valuation allowances and tax uncertainties. On an ongoing basis, management reviews these estimates and assumptions based on currently available information. Actual results could differ from these estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of demand deposits with financial institutions and accounts receivable. The Company maintains cash balances with financial institutions, which at times, are in excess of amounts insured by the Federal Deposit Insurance Corporation. To date, the Company has not experienced any collection loss with these institutions.

Accounts receivable are subject to the risk that the Company’s customers will not pay the amounts due. The Company has established credit and collection policies to mitigate that risk. As of December 31, 2024, the Company had two customers that accounted for approximately 65% of the Company’s accounts receivable balance. As of December 31, 2023, the Company had five customers that accounted for approximately 81% of the Company's accounts receivable balance. During the year ended December 31, 2024, the Company had three customers that accounted for approximately 36% of the Company's total revenues. During the year ended December 31, 2023, the Company had one customer that accounted for approximately 66% of the Company's total revenues.

Segment Reporting

The Company determines its reportable segments in accordance with FASB ASC Topic 280, Segment Reporting (“ASC 280”). The Company evaluates a reporting segment by first identifying its operating segments under ASC 280. The Company then evaluates each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meet the definition of a business, the Company evaluates those components to determine if they must be aggregated into one or more reportable segments. If applicable, when determining if it is appropriate to aggregate different operating segments, the Company determines if the segments are economically similar and, if so, the operating segments are aggregated.

The Company adopted the provisions of FASB ASU 2023-07 as of January 1, 2024, for the fiscal years ended December 31, 2024 and 2023. The Company has one operating segment and one reportable segment. The Company identifies the Chief Operating Decision Maker ("CODM") to be a group consisting of the Chief Executive Officer ("CEO") and the Chief Financial Officer ("CFO"). The CODM reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance. The Company’s principal operations are in the United States. The CODM utilized and regularly reviews consolidated gross profit and loss from operations as measures of segment profit or loss. These measure enable the CEO and CFO to access the overall level of available resources and determine how best to deploy resources.

A reconciliation of total segment revenues to total consolidated revenues and of total segment gross margin and segment operating loss which aggregates to total consolidated loss from operations is as follows:

	For the Year ended December 31,
	2024	2023
Revenues	$8,495	$3,923

Less:
Cost of revenues	7,331	3,728
Segment gross margin	1,164	195

Less(1):
Segment compensation expenses (2)	2,095	1,368
Segment travel expenses (3)	228	210
Other segment expenses (4)	2,059	1,209
Segment operating loss	$(3,218)	$(2,592)

(1)	The significant expense categories and amounts align with the segment-level information that is regularly provided to the CODM.

(2)	Compensation related expenses primarily include salaries and related payroll tax expenses that are directly attributed to generating revenues.

(3)	Travel related expenses primarily include travel expenses that are directly attributed to generating revenues.

(4)	Other segment expenses for each reportable segment includes all other operating expenses such as management fees, professional fees, insurance, rent and other.

The measure of segment assets is reported in the accompanying consolidated balance sheets as “Total assets.”

Cash and Cash Equivalents

The Company considers all short-term, highly liquid investments with original maturities of 90 days or less to be cash equivalents. The Company does not maintain deposits in financial institutions in excess of federally insured limits of $250 thousand at December 31, 2024. The Company did not have any cash equivalents at December 31, 2024 or December 31, 2023.

Accounts Receivable, Unbilled Receivables, Network Financing Receivables and Allowance for Credit Losses

Trade accounts receivable are recorded at invoiced amounts, net of allowance for expected credit losses, if applicable, and are unsecured and do not bear interest. In addition, unbilled and network financing receivables are derived from the allocation of contract consideration for services, such as network design and installation, recognized over time, which payment of such consideration received over the contract term, generally between one and several years. Unbilled and network financing receivables are presented net of allowances for credit losses. Unbilled receivables are generally billed within a few months subsequent to the balance sheet date. Network financing receivables are billed monthly in accordance with contract terms, generally over a period of five to seven years, concurrent with internet network services.

Under the current expected credit losses ("CECL") impairment model, the Company develops and documents its allowance for credit losses on trade accounts receivable, unbilled receivables, and network financing receivables based on historical losses. The determination of portfolio segments is based primarily on the qualitative consideration of the credit risks driven by the customer type and macroeconomic factors, if any are deemed to drive credit loss. The Company also considers reasonable and supportable current information in determining its estimated loss rates, such as external forecasts, macroeconomic trends or other factors including customers’ credit risk and historical loss experience. At January 1, 2023, December 31, 2023 and December 31, 2024, no macroeconomic factors were noted that would impact the Company’s expected credit losses given the short term nature of trade accounts receivable.

The adequacy of the allowance is evaluated on a regular basis. Account balances are written off after all means of collection are exhausted and the balance is deemed uncollectible. Subsequent recoveries are credited to the allowance. Changes in the allowance are recorded as adjustments to bad debt expense in the period incurred. For the years ended December 31, 2024 and 2023, the Company recorded no allowance for doubtful debt for accounts receivable.

Inventories

The Company's inventory is stated at the lower of cost and net realizable value, using specific identification method. The Company's inventory consists completely of items procured but not yet assigned or shipped to a specific job site and finished goods inventory. Indirect costs relating to long-term contracts, which include expenses such as general and administrative, are charged to expense as incurred. The Company had no material write-offs of inventory during the years ended December 31, 2024 and 2023 and has not recorded an inventory reserve.

Deferred Financing Costs

The Company allocates offering costs to the different components of the capital raise on a pro rata basis. Any offering costs allocated to common stock are charged directly to additional paid-in capital.

The Company complies with the requirements of FASB ASC Topic 340, Other Assets and Deferred Costs (“ASC 340”) and SAB 5A - Expenses of Offering. Offering costs, which consist mainly of legal, accounting and consulting fees directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. For the years ended December 31, 2024 and December 31, 2023, there were no deferred financing costs.

Distinguishing Liabilities from Equity

The Company relies on the guidance provided by FASB ASC Topic 480, Distinguishing Liabilities from Equity ("ASC 480"), to classify certain redeemable and/or convertible instruments. The Company first determines whether a financial instrument should be classified as a liability. The Company will determine the liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares.

Once the Company determines that a financial instrument should not be classified as a liability, the Company determines whether the financial instrument should be presented between the liability section and the equity section of the consolidated balance sheet. The Company will determine temporary equity classification if the redemption of the financial instrument is outside the control of the Company (i.e. at the option of the holder). Otherwise, the Company accounts for the financial instrument as permanent equity.

Revenue Recognition

Overview

The Company generates revenue from the following sources: (1) network design and installation and 2) internet network services.

In accordance with FASB ASC 606 “Revenue Recognition” ("ASC 606"), the Company recognizes revenue from contracts with customers using a five-step model, which is described below:

•	identify the customer contract;

•	identify performance obligations that are distinct;

•	determine the transaction price;

•	allocate the transaction price to the distinct performance obligations; and

•	recognize revenue as the performance obligations are satisfied.

Identify the customer contract

A customer contract is generally identified when there is approval and commitment from both the Company and its customer, the rights have been identified, payment terms are identified, the contract has commercial substance and collectability is probable. Specifically, the Company obtains written/electronic signatures on contracts with customers.

Identify performance obligations that are distinct

A performance obligation is a promise by the Company to provide a distinct good or service or a series of distinct goods or services. A good or service that is promised to a customer is distinct if the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer, and a company’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract. The Company's network design and installation revenue stream requires significant services to integrate complex activities and equipment into a single deliverable, and is therefore generally accounted for as one distinct performance obligation. The Company's internet network services revenue stream is composed of two distinct performance obligations: (1) wired/wireless internet services and (2) hardware and internet services maintenance. The hardware and internet services maintenance performance obligation is a stand-ready obligation.

Determine the transaction price

The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring goods or services to a customer. The transaction price for the network design and installation is fixed based on the amount stated in the contract. For contracts in which the Company finances the construction of the network, any interest collected by the Company is excluded from the transaction price. The transaction price for the bulk internet services is determined by the monthly per unit price times the number of units stated in the contract.

The Company evaluates its contracts with customers for the presence of significant financing components. If a significant financing component is identified in a contract and provides a financing benefit to the customer, the transaction price for the contract is adjusted to account for the financing portion of the arrangement, which is recognized as interest income over the financing term using the effective interest method. In determining the appropriate interest rates for significant financing components, the Company evaluates the credit profile of the customer and prevailing market interest rates and selects an interest rate in which it believes would be charged to the customer in a separate financing arrangement over a similar financing term.

Allocate the transaction price to distinct performance obligations

When allocating the contract’s transaction price, we consider each distinct performance obligation. As the contracts contain multiple performance obligations, the Company allocates the contract’s transaction price to each performance obligation based on the standalone selling price, which is stipulated in the contract.

Recognize revenue as the performance obligations are satisfied

Revenue related to network design and installation revenue stream is recognized over time as the Company’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced date. The best measure of progress towards completion for this performance obligation is costs incurred to date, as the Company has reliable information about the costs it expects to incur in total and the costs actually incurred and because it best depicts the transfer of control to the customer which occurs as we incur costs on our contracts. For over time contracts using a cost-to-cost measure of progress, we have an estimate at completion ("EAC") process in which management reviews the progress and execution of our performance obligations. This EAC process requires management judgment relative to assessing risks, estimating contract revenue and costs, and making assumptions for schedule and technical issues. Accordingly, the Company will use an input method of costs incurred to date relative to the estimated total costs to satisfy the performance obligation to record revenue.

Revenue related to wired/wireless internet services is recognized over time as the customer simultaneously receives and consumes the benefits provided by the Company’s performance as the Company performs. The best measure of progress towards completion for this performance obligation is the passage of time as the Company’s efforts are used evenly throughout the performance of the wired and wireless internet services performance obligation. Accordingly, the Company will use an input method of time (in days) elapsed to record revenue as the performance obligation is satisfied evenly over time as the same internet services are provided daily. Revenue will be recorded ratably over the contract term.

Revenue related to hardware and internet services maintenance is recognized over time as the customer simultaneously receives and consumes the benefits provided by the Company’s performance as the Company performs. This performance obligation is a stand-ready obligation in which the Company expects the customer to receive and consume the benefits of the hardware and internet services maintenance throughout the contract period. Accordingly, the Company will use an input method of time (in days) elapsed to record revenue. Management notes that as this is a stand-ready obligation, the performance obligation is satisfied evenly over a period of time, and revenue will be recorded ratably over the contract term.

Costs to obtain contracts

The Company incurs incremental costs to obtain contracts with their customers for certain contracts, specifically sales commissions. These costs are initially capitalized and amortized over the contract term. As of December 31, 2024, the Company had approximately $148 thousand of costs to obtain contracts capitalized which are presented within 'Prepaid expenses and other current assets'. The Company did not incur any costs to obtain contracts during the year ended December 31, 2023.

Significant Judgments

The Company enters into contracts that may include various combinations of equipment, services and network installation. Contracts with customers often include promises to transfer multiple products and services to a customer. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. Once the Company determines the performance obligations, it determines the transaction price, which includes estimating the amount of variable consideration to be included in the transaction price, if any. The Company then allocates the transaction price to each performance obligation in the contract based on the stand alone selling price. The corresponding revenue is recognized as the related performance obligations are satisfied. As it relates to Network design and installation revenue, each reporting period, the Company estimates the amount of costs incurred to date as a percentage of total estimated costs to determine the amount of revenue to recognize.

Deferred Revenue and Unbilled Receivables

The timing of revenue recognition, billings and collections results in receivables, unbilled receivables and contract liabilities on our consolidated balance sheets. Under typical payment terms for our contracts accounted for over time, amounts are billed as work progresses in accordance with agreed-upon contractual terms, either at periodic intervals. For certain contracts, billings occur subsequent to revenue recognition, resulting in unbilled receivables. Under ASC 606, unbilled receivables constitute contract assets. For certain contracts, payment terms typically require advanced payments and deposits. Under ASC 606, payments received from customers in excess of revenue recognized to-date results in a contract liability.

Shipping and Handling Costs

Shipping and handling costs charged to customers are included in revenue, while all other shipping and handling costs are included in general and administrative expenses in the accompanying consolidated statements of operations.

Advertising and Marketing

Advertising costs are expensed as incurred and included in selling, general and administrative expenses. Advertising costs were $80 thousand and $36 thousand during the year ended December 31, 2024 and 2023, respectively.

Leases

Operating lease assets are included within right-of-use operating lease asset and operating lease liabilities are included in current portion of right-of-use operating lease obligation and non-current portion of right-of-use operating lease obligation on the consolidated balance sheets as of December 31, 2024 and 2023. The Company has elected not to present short-term leases as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that the Company is reasonably certain to exercise. Lease payments for short-term leases are recognized on a straight-line basis over the term of the lease. All other lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. Because the Company’s lease does not provide an implicit rate of return, the Company used an incremental borrowing rate based on the information available at adoption date in determining the present value of lease payments.

The Company assesses whether an arrangement is a lease or contains a lease at inception. For arrangements considered leases or that contain a lease that is accounted for separately, the Company determines the classification and initial measurement of the right-of-use asset and lease liability at the lease commencement date, which is the date that the underlying asset becomes available for use. The Company has elected to account for non-lease components associated with its leases and lease components as a single lease component.

The Company recognizes a right-of-use asset, which represents the Company’s right to use the underlying asset for the lease term, and a lease liability, which represents the present value of the Company’s obligation to make payments arising over the lease term. The lease liability is based on the present value of its unpaid minimum lease payments over the lease term, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the incremental borrowing rate which is the rate the Company pays to borrow on a collateralized basis.

Share-Based Compensation

The Company has a share-based compensation plans for employees. The share-based compensation includes awards of phantom stock which are accounted for under FASB ASC Topic 718, Compensation - Stock Compensation ("ASC 718"). The Company recognizes compensation cost, net of estimated forfeitures, for phantom stock awards on a straight-line basis over the requisite service period of each award. Awards that are liability classified are remeasured at each reporting period.

Income Taxes

The Company utilizes an asset and liability approach for financial accounting and reporting for income taxes. The provision for income taxes is based upon income or loss after adjustment for those permanent items that are not considered in the determination of taxable income. Deferred income taxes represent the tax effects of differences between the financial reporting and tax basis of the Company’s assets and liabilities at the enacted tax rates in effect for the years in which the differences are expected to reverse.

The Company evaluates the recoverability of deferred tax assets and establishes a valuation allowance when it is more likely than not that some portion or all the deferred tax assets will not be realized. Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liabilities. In management’s opinion, adequate provisions for income taxes have been made. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of December 31, 2024 and 2023, no liability for unrecognized tax benefits was required to be recorded.

The Company’s policy for recording interest and penalties associated with tax audits is to record such items as a component of operating expenses. There were no amounts accrued for penalties and interest for the years ended December 31, 2024 and 2023. The Company does not expect its uncertain tax positions to change during the next twelve months. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

The Company has identified its United States federal tax returns, and its state and provincial tax returns in North Carolina, Georgia and Michigan as its “major” tax jurisdictions. The Company is in the process of filing its United States federal and state corporate tax returns for the year ended December 31, 2024. Net operating losses for these periods will not be available to reduce future taxable income until the returns are filed.

Basic and Diluted Net Loss per Share of Common Stock

The Company calculates basic net loss per share by dividing net loss by the weighted average number of common shares outstanding during the reporting period. A net loss cannot be diluted so when the Company is in a net loss position, basic and diluted loss per common share are the same. If in the future the Company achieves profitability, the denominator of a diluted earnings per common share calculation will include both the weighted average number of shares outstanding and the number of common stock equivalents, if the inclusion of such common stock equivalents would be dilutive. Anti-dilutive common stock equivalents excluded from the computation of diluted net loss per share include the Phantom Stock, Series Seed Stock and Series Convertible B Preferred Stock.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, Fair Value Measurements and Disclosures” (“ASC 820”), approximates the carrying amounts in the balance sheets, primarily due to their short-term nature. Based upon current borrowing rates with similar maturities the carrying value of long-term debt, and related party loans payable approximates fair value.

Recently Adopted Accounting Pronouncements

Recently Issued Accounting Pronouncements Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses. The amendments in this update introduce a new accounting model to measure credit losses for financial assets measured at amortized cost. The FASB has also issued additional ASUs to clarify the scope and provide additional guidance for ASU 2016-13. Credit losses for financial assets measured at amortized cost should be determined based on the total current expected credit losses over the life of the financial asset or group of financial assets. In effect, the financial asset or group of financial assets should be presented at the net amount expected to be collected. Credit losses will no longer be recorded under the incurred loss model for financial assets measured at amortized cost.

The amendments were effective on January 1, 2023 for the Company. While the standard modifies the measurement of the allowance for credit losses, it does not alter the credit risk of our trade or unbilled receivables. The impact of ASU 2016-13 did not have a material impact on the Company's consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers ("ASU 2021-08). This ASU states that if the entity is the acquirer in a business combination under Topic 805, then the entity must recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. For non-public entities, the ASU is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company adopted ASU 2021-08 on January 1, 2024, and the impact was not material on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures ("ASU 2023-09"), which requires public entities to disclose consistent categories and greater disaggregation of information in the rate reconciliation and for income taxes paid. It also includes certain other amendments to improve the effectiveness of income tax disclosures. The guidance is effective for financial statements issued for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is required to adopt this standard prospectively in fiscal year 2025 for the annual reporting period ending December 31, 2025. The accounting pronouncement is not expected to have a material impact on the Company's related disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement (Topic 220): Reporting Comprehensive Income - Expense Disaggregation Disclosures, Disaggregation of Income Statement Expenses ("ASU 2024-03"), that requires public companies to disclose, in interim and reporting periods, additional information about certain expenses in the financial statements. Further clarified by ASU 2025-01, Income Statement (Topic 220): Reporting Comprehensive Income - Expense Disaggregation Disclosures, Disaggregation of Income Statement Expenses, issued in December 2025. The ASU is effective for annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted and is effective on either a prospective basis or retrospective basis. The Company is currently assessing the potential impacts of ASU 2024-03.

In November 2024, the FASB issued ASU 2024-04, Debt with Conversion and Other Options (Subtopic 470-20) ("ASU 2024-04"), which clarifies the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as an induced conversion. ASU 2024-04 is effective for annual periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted for all entities that have adopted the amendments in Update 2020-06. Adoption can be on a prospective or retrospective basis. The Company is currently evaluating the disclosure impact that ASU 2024-04 may have on its financial statement presentation and disclosures.

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s consolidated financial statement presentation or disclosures.

Note 3. Revenue and Deferred Revenue

The following table provides the Company’s revenue disaggregated by revenue stream (in thousands):

	For the Years Ended December 31,
Revenue (in thousands):	2024	2023
Network design and installation	$7,370	$3,430
Internet network services and hardware and internet service	1,125	493
Total	$8,495	$3,923

Remaining performance obligations represent the transaction price of Company orders for which work has not been performed as of the end of a fiscal period. As of December 31, 2024, the aggregate amount of the transaction price allocated to remaining performance obligations was $34.8 million (which represents the amount of our consolidated backlog). $11.5 million of the backlog relates to the network design and installation performance obligations and $23.3 million relates to internet network services and hardware and internet services performance obligations. Additionally, $12.7 million of the $34.8 million relates to jobs that are contracted but not yet started as of December 31, 2024. We estimate that approximately $14.1 million of our remaining performance obligations at December 31, 2024 will be completed and recognized as revenue during 2025, with the remainder recognized between 2026 and 2032.

Changes in the Company’s current deferred revenue balance for the years ended December 31, 2024 and 2023 were as follows (in thousands):

Balance as of January 1, 2023	$1,176
Additions included in deferred revenue as of end of period	1,665
Revenue recognized from opening balance	(961)
Balance as of December 31, 2023	1,880
Additions included in deferred revenue as of end of period	6,182
Revenue recognized from opening balance	(1,847)
Balance as of December 31, 2024	$6,215

Deferred revenue balances primarily consist of customer deposits and billings in excess of revenue related to the Company's network design and installation performance obligations. As of December 31, 2024 and 2023, all of the Company’s deferred revenue balances were reported as current liabilities in the accompanying consolidated balance sheets.

Changes in the Company's network financing receivable balance for the year ended December 31, 2024 was as follows (in thousands):

Balance as of January 1, 2024	$—
Additions	550
Amortization	(37)
Balance as of December 31, 2024	$513

Note 4. Accounts Receivable

Receivables are recorded and carried at the original invoiced amount less an allowance for credit losses (in thousands). The opening balance for trade accounts receivable and unbilled receivables as of January 1, 2023, is $1.3 million and $0.1 million, respectively:

	December 31,	December 31,
	2024	2023
Trade accounts receivable	$3,663	$869
Unbilled receivables	788	29
Allowance for credit losses	—	—
Accounts receivable, net	$4,451	$898

Note 5. Leases

Lessee

For the year ended December 31, 2024, operating lease expense was $19 thousand. The Company did not have any operating lease expense for the year ended December 31, 2023. For the years ended December 31, 2024 and 2023 the Company had a short-term lease expense of $7 thousand and $14 thousand, respectively. For the years ended December 31, 2024 and 2023 the company had variable lease expense of $4 thousand and $0.

The lease liability is based on the present value of its unpaid minimum lease payments over the lease term, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the incremental borrowing rate which is the rate the Company pays to borrow on a collateralized basis.

The table below presents certain information related to the weighted average remaining lease term and the weighted average discount rate for the Company’s operating leases, as of December 31, 2024:

Weighted average remaining lease term (in years) - operating leases	1.50
Weighted average discount rate - operating leases	6.50%

South Carolina Office Lease Agreement

On January 1, 2023, the Company initially entered into a lease for Suite 130 and 1700 Alta Vista Drive in Columbia, SC in which the initial term was January 1, 2023 through December 31, 2023. At the end of the initial lease term (December 31, 2023), the lease became a month to month lease in which either party (the Company or the lessor) could terminate the lease at any time with 30 days notice. The Company leased this space on a month to month basis for six months until June 30, 2024. On May 31, 2024, the Company entered into a new lease with the same lessor for the original Suite 130 and an additional space, Suite 140. The term of the new lease is from July 1, 2024 to June 30, 2026. Total rent is $3,150 per month from July 1, 2024 to June 30, 2025 and $3,276 per month from July 1, 2025 to June 30, 2026.

Future lease payments for all lease obligations for the following five fiscal years and thereafter are as follows (in thousands):

Years ending December 31:	Operating Lease
2025	$39
2026	20
Total minimum lease payments	$58
Less effects of discounting	(3)
Present value of future minimum lease payments	$55

Lessor

The Company owns certain networks and places them at customer sites under sales-type lease arrangements. The Company evaluates new leases pursuant to FASB ASC 842: Leases to determine lease classification. A lease is classified by a lessor as a sales-type lease if the significant risks and rewards of ownership reside with the customer. This situation is met if, among other things, there is an automatic transfer of title during the lease, a reasonably certain option to be exercised, the non-cancelable lease term is for more than a major part of the remaining economic useful life of the asset, the present value of the minimum lease payments represents substantially all of the leased asset’s fair value at lease inception, or the asset is so specialized in nature that it provides no alternative use to the lessor (and therefore would not provide any future value to the lessor) after the lease term.

The Company's net investment in sales-type leases as of December 31, 2024 and 2023 was $0.5 million and $0, respectively.

The table below reconciles the undiscounted cash flows to be received to the net investment in sales-type leases recorded in the consolidated balance sheets (in thousands):

Years ending December 31:
2025	$102
2026	102
2027	102
2028	102
2029	102
2030 and thereafter	265
Total minimum lease payments	$775
Less: unearned interest	(244)
Net investment in sales-type leases	$531

Interest income recognized on lease arrangements for the years ended December 31, 2024 and 2023 is included in interest expense, net, on the consolidated statements of operations, and is presented below:

	For the Years Ended December 31,
	2024	2023
Lease income - sales-type leases	$24	$—
Total lease income	$24	$—

Note 6. Related Party Debt

The Company's debt consisted of (in thousands):

	December 31,
	2024	2023
Related Party Debt, current:
Apogee Telecom Promissory Note	$—	$165
Apogee Telecom Installment Payment Agreement	—	345
Endurance Loan	222	—
Motherlode Promissory Note	185	—
Network Service Agreements	288	36
Related Party Debt, current	$695	$546

Related Party Debt, net of current
Apogee Telecom Promissory Note	$—	$491
Endurance Loan	741	—
Motherlode Promissory Note	683	—
Network Service Agreements	1,051	182
Endurance Business Loan	250	—
Related Party Debt, net of current	$2,725	$673

Apogee Telecom Promissory Note (December 6, 2019)

On December 6, 2019 the Company entered into a promissory note (the “Apogee Promissory Note") with Apogee Telecom, Inc., a Texas Corporation ("Apogee"), a related company connected from a board member and shareholder of the Company, where Apogee loaned $800 thousand, to the Company in exchange for the Apogee Promissory Note. The Apogee Promissory Note had a maturity date of November 30, 2026 and bears interest at 10.0%, compounded annually. No principal or interest payments were due until December 31, 2021, at which point principal and interest were paid in equal monthly installments of $19 thousand. During the years ended December 31, 2024 and 2023, the Company incurred $18 thousand and $68 thousand of interest expense, which is recognized in interest expense in the consolidated statements of operations. As part of the Series Seed Repurchase Agreement this was paid off in its entirety on April 12, 2024 (see Note 8). As of December 31, 2024 and 2023, the Apogee Promissory Note had a balance of $0 and $0.7 million, respectively. Subsequent to April 12, 2024, Apogee is no longer a related party of the Company.

Apogee Telecom Installment Payment Agreement (February 28, 2023)

On February 28, 2023, the Company entered into an installment payment agreement (the “Apogee Installment Payment Agreement") with Apogee, whereas Apogee provided hardware and peripheral equipment related to the Company's primary services. Per the Apogee Installment Payment Agreement the Company owed a principal balance of $0.4 million, which is to be paid in installments over a term of twenty three months. The Apogee Installment Payment Agreement had a maturity date of December 31, 2024, and bore interest at 12.0%, compounded annually. During the years ended December 31, 2024 and 2023, the Company incurred $15 thousand and $42 thousand, respectively, of interest expense, which is recognized in interest expense in the consolidated statements of operations. As of December 31, 2024 and 2023, the Apogee Promissory Note had a balance of $0 and $0.3 million, respectively. As part of the Series Seed Repurchase Agreement this was paid off in its entirety on April 12, 2024 (see Note 8). As noted above, subsequent to April 12, 2024, Apogee is no longer a related party of the Company.

Endurance Loan (April 1, 2024)

On April 1, 2024 the Company entered into a fixed rate loan agreement (the “Endurance Loan") with Endurance Opportunities I, LLC ("Endurance"), a related party owned by a member of management and certain shareholders, where Endurance loaned $1.0 million, to the Company in exchange for the Endurance Loan. The Endurance Loan has a maturity date of May 1, 2029 and bears interest at 18.0%, compounded annually. Monthly payments are required under the Endurance Loan of $15 thousand through October 2024 and $19 thousand, thereafter through maturity. During the year ended December 31, 2024, the Company incurred $0.1 million of interest expense, which is recognized in interest expense in the consolidated statements of operations. As of December 31, 2024, the Endurance Loan had a balance of approximately $1.0 million.

Motherlode Promissory Note (April 12, 2024)

On April 12, 2024 the Company entered into a promissory note (the “Motherlode Promissory Note") with Motherlode LLC.("Motherlode"), a related party shareholder, where Motherlode loaned $1.0 million, to the Company in exchange for the Motherlode Promissory Note. The Motherlode Promissory Note has a maturity date of April 30, 2029 and bears interest at 6.0%, compounded annually. During the term of the Motherlode Promissory Note, the Company is to pay monthly installments of $19 thousand. During the year ended December 31, 2024 the Company incurred $42 thousand of interest expense, which is recognized in interest expense in the consolidated statements of operations. As of December 31, 2024, the Motherlode Promissory Note had a balance of $0.9 million.

Network Service Agreements (Various dates in 2024)

The Company has entered into a certain network service agreement (the “Network Service Agreements" or the “NSAs”) with various customers, pursuant to which the Company will perform or has performed the design, installation, and management of a telecommunications network for the customer in financed project amounts ranging from $50 thousand to $550 thousand (the "Project Financing"). During the years ended December 31, 2024 and December 31, 2023, Endurance financed $1.2 million and $0.2 million, respectively. The Company notes $0.5 million of the amount financed during the year ended December 31, 2024, relates to the sales-type lease (see Note 5). As of December 31, 2024 and December 31, 2023, the NSAs had a balance of $1.3 million and $0.2 million, respectively. As of December 31, 2024, repayments on these agreements are made monthly and range from $1 thousand to $9 thousand.

As part of each Project Financing, the Company sold an undivided interest in the NSA, to Endurance, and interest shall accrue at a rate of 16.5% per annum, with respect to any payments owed to Endurance by the Company, or advances owed to Endurance by the Company, not made when due. In exchange, for the financing, the Company and Endurance have entered into various participation and agency agreements (the "Participation and Agency Agreements), whereby Endurance is granted an undivided participation interest entitling Endurance to receive payments in relation to each respective NSA. At any time the Participation and Agency Agreement is outstanding, the Company shall have the right to repurchase Endurance' interest at par value, with par meaning all outstanding principal, unpaid interest, and fees. If Endurance' interest under these Participation and Agency Agreements remains outstanding twenty four (24) months after the service activation date under each respective NSA, Endurance shall have the option to require repurchase by the Company of Endurance' interest, at par value. Interest expense related to these network service agreements are presented net of interest income received from network financing receivables, which accrues interest income at the same rate as the NSAs.

Endurance Business Loan

On November 12, 2024 the Company entered into a fixed rate loan agreement (the “Endurance Business Loan") with Endurance, a related party, where Endurance loaned $0.3 million to the Company. The Endurance Business Loan has a maturity date of May 2026 and bears interest at 16.5% per year. During the year ended December 31, 2024, the Company incurred $6 thousand of interest expense, which is recognized in interest expense in the consolidated statements of operations. As of December 31, 2024, the Endurance Business Loan had a balance of $0.3 million.

As of December 31, 2024, future minimum principal payments on all related party debt, excluding accrued interest amounts, were as follows (in thousands):

Years ending December 31:
2025	$695
2026	956
2027	718
2028	731
2029	306
Thereafter	14
Total future payments	$3,420

Note 7. Related Party Payables

Management Agreement (December 6, 2019, was not renewed post 2022)

On December 6, 2019 the Company entered into a management agreement (the “Management Agreement") with Elauwit Connection, LLC, a Wyoming limited liability company ("Elauwit LLC"), a related party, that was dissolved in October 2024, whereby certain key persons of Elauwit LLC, shall provide management services to manage all aspects of the Company, subject to supervision and oversight by the Company's board of directors (the "Board"). The key persons ("Key Persons") who will supervise all services include the Executive Chairman and the Chief Executive Officer of the Company. In consideration of the services provided by the Key Persons, the Company paid Elauwit LLC a sum of $45 thousand per month during the initial year of the Management Agreement, subject to potential annual increases and other compensation, as determined by the Board. The term of the agreement was three (3) years commencing on December 1, 2019 and terminated on November 30, 2022. Beginning in December 2020, the Key Persons elected to defer portions of their consideration. On August 20, 2024, as part of the Deferred Compensation Agreement, defined below, the Company is to pay the Key Persons $0.5 million, at an interest rate of 3.25%, on cumulative balances owed. During the years ended December 31, 2024 and 2023, the Company incurred $17 thousand and $18 thousand of interest expense, respectively, which is recognized in interest expense in the consolidated statements of operations. As of December 31, 2024 and 2023, the Deferred Compensation Agreement had a balance of $0.5 million and $0.5 million, respectively.

Post November 30, 2022, the Company continued making payments under an informal agreement to same Key Persons. During the years ended December 31, 2024 and 2023, the Company incurred expenses of $335 thousand and $225 thousand, included in selling, general, and administrative expenses on the consolidated statements of operations.

Deferred Compensation Agreement (August 20, 2024)

On August 20, 2024 the Company entered into a deferred compensation agreement (the “Deferred Compensation Agreement") with certain executives of the Company, whereby the executives, deferred a certain portion of their salaries. The deferred salaries bear interest of 3.25%, on all cumulative balances outstanding as of February 1, 2022. The Company pays each of the executives $2.5 thousand per month and there is no fixed maturity date. During the years ended December 31, 2024 and 2023, the Company incurred $4 thousand and $5 thousand of interest expense, respectively, which is recognized in interest expense in the consolidated statements of operations. As of December 31, 2024 and 2023, the Deferred Compensation Agreement had a balance of $0.1 and $0.1 million, respectively.

Note 8. Equity Offerings

Class A and Class B Common Stock

Voting

The holders of the common stock, are entitled to one vote for each share of common stock.

Effective if and when the Securities and Exchange Commission grants final approval of the Corporation’s Form S-1 Filing immediately and without any further action by the Corporation, (i) the holders of the Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held at all meetings of stockholders and (ii) the holders of Class B Common Stock are entitled to ten (10) votes for each share of common stock held at all meetings of stockholders (and written actions in lieu of meetings). The enhanced voting rights of the Class B Common Stock will terminate upon the occurrence of certain conditions, as defined in the Company's Certificate of Incorporation. Once the enhanced voting rights of the Class B Common Stock terminate, and the holder of Class B Common Stock will be entitled to only one vote for each share of Class B Common Stock.

Dividend and Distribution Rights.

Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board of Directors out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be).

Merger or Consolidation.

In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock upon the consolidation or merger of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class.

Voluntary Conversion of Class B Common Stock.

Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Company.

Automatic Conversion of Class B Common Stock

Each share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock, upon the occurrence of any transfer of such share of Class B Common Stock and (b) all shares of Class B Common Stock shall be automatically converted into an identical number of shares of Class A Common Stock upon a conversion event.

Put and Call Option Agreements

Baron Hunter Group, LLC and Steele Creek Partners, LLC, related parties through common management, have entered into separate agreements with the Company whereby each was granted the right to sell to the Company ("Put Option") up to a $2.0 million value of common shares of the Company at a discount of 10% below the IPO issue price, limited to the lesser of $2.0 million or 10% of the IPO gross offering proceeds, exercisable for a period of ten (10) business days following the effective date of the IPO. The Company was granted the right to purchase (Call Option) up to a maximum of $2.0 million of common shares from each of Baron Hunter Group, LLC and Steele Creek Partners, LLC, at a premium of 10% in excess of the IPO issue price, limited to the lesser of $2.0 million or 10% of the IPO gross offering proceeds, exercisable for a period of ten (10) business days following the effective date of the IPO.

Common Stock

Founder Stock Purchase Agreement

On December 6, 2019, the Company and Elauwit LLC (the "Purchaser") entered into a stock purchase agreement (the "Elauwit Stock Purchase Agreement") whereby the Company sold 600,000 shares of Common Stock, $0.0001 par value per share, at a purchase price of $0.50 per share for a total gross purchase price of $0.3 million. The total gross purchase price consisted of a cash payment to the Company of $0.2 million together with the payment by the Purchaser of $0.1 million for formation of the Company and business startup expenses.

Stock Purchase Agreement

On January 31, 2022, the Company and Elauwit LLC entered into a Stock Purchase Agreement whereby the Company sold 80,000 shares of Common Stock, $0.0001 par value per share, at a purchase price of $5.00 per share for a total purchase price of $0.4 million.

Preferred Stock

Series Seed Convertible Preferred Stock

On December 6, 2019, the Company and Motherlode, a related party at the time, entered into a Stockholders Agreement (the "Series Seed Agreement"), whereby the Company sold 250,000 shares of Series Seed Preferred Stock, $0.0001 par value per share (the “Series Seed Preferred Stock”), at a purchase price of $4.00 per share.

The holders of the Series Seed Preferred Stock have the following rights and preferences.

Voting

The Series Seed Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Holders of Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

Conversion

Each share of Series Seed Preferred Stock is convertible, at the option of the holder thereof, at any time into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for the series of Preferred Stock by the Conversion Price for that series of Preferred Stock in effect at the time of conversion. The "Conversion Price" for each series of Preferred Stock means the Original Issue Price for such series of Preferred Stock, which initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, is subject to adjustment.

Redemption

The Series Seed Preferred Stock is only redeemable under a Deemed Liquidation Event (as defined below).

Dividends

From and after the date of the issuance of any shares of Preferred Stock, dividends at the rate per annum of 10% of the Original Issue Price, shall accrue on such shares of Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided. However, Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Accruing Dividends.

As of December 31, 2024 and 2023, the Company has cumulative dividends of $0 and $0.4 million on the Series Seed Preferred Stock. Upon conversion of preferred stock into common stock, cumulative and undeclared dividends are forfeited.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series Seed Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, and in the event of a Deemed Liquidation Event (as defined below), the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Original Issue Price, plus any dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Amount”).

A Deemed Liquidation Event includes a merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, as well as a (1) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or (2) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

The Series Seed Preferred Stock is classified as mezzanine equity on the consolidated balance sheets as it is contingently redeemable in the event of a change of control that is not solely within the Company’s control.

Prior to the repurchase of the Series Seed Preferred Stock on April 12, 2024, as further discussed below, the Company’s Series Seed Preferred Stock consisted of the following:

Shares Authorized	Shares Issued and Outstanding	Carrying Value	Original Issue Price	Conversion Price	Common Shares Upon Conversion
250,000	250,000	$1,000,000	$4.00	$4.00	250,000

The Series Seed Preferred Stock is recorded on the accompanying consolidated balance sheets at its redemption value which is the carrying value of the redeemable preferred stock.

Series Seed Stock Repurchase Agreement

On April 12, 2024, the Company and Motherlode entered into a Stock Repurchase Agreement (the "Series Seed Stock Repurchase Agreement"), whereby the Company repurchased from Motherlode, 250,000 shares of Series Seed Preferred Stock, $0.0001 par value per share, at a purchase price of $4.00 per share, or $1 million in aggregate (the "Purchase Price"). The Purchase Price consists of the Motherlode Promissory Note (see Note 6), and is secured by personal guarantees of the Company's personnel. Additionally, as part of the closing, the Company shall pay to Apogee, all amounts due under the Apogee Promissory Note, in the amount of approximately $619 thousand. Additionally, the Company, shall pay all amounts remaining due under the Apogee Installment Payment Agreement, in the amount of approximately $330,000, together with a remaining hardware invoice in the amount of approximately $38,000. As part of the closing, certain principals of Motherlode resigned from the Board of Directors of the Company, as such Motherlode is no longer considered an ongoing related party.

Series B Convertible Preferred Stock

On various dates from January of 2022 through June of 2024 the Company entered into the Stock Purchase Agreements with certain investors, relating to the issuance and sale by the Company to the investors of up to 327,067 shares of Series B Preferred Stock (the “Series B Preferred Stock”) for an aggregate purchase price ranging from $10.00 to $16.56 per share of Series B Preferred Stock .

On various dates from January of 2022 through June of 2024, the Company and the investors completed the issuance and sale of 320,522 shares of Series B Preferred Stock for an aggregate purchase price of $4.8 million. In addition, in lieu of cash, the Company issued on various dates 6,545 Series B Preferred Stock to vendors and shareholders as compensation for services rendered. The Company determined the fair value of the 6,545 shares issued for services based on the Series B Preferred Stock price from recent sales.

In connection with the issuance of the Series B Preferred Stock, the Company incurred direct and incremental expenses of $0.1 million, comprised of legal fees and shares paid-in-kind for finders’ fees, which were expensed as incurred as they were de minimis.

Prior to the conversion of the Series B Preferred Stock on August 20, 2024, as further discussed below, the Company’s Series B Preferred Stock consisted of the following:

Shares Authorized	Shares Issued and Outstanding	Carrying Value	Original Issue Price	Conversion Price	Common Shares Upon Conversion
327,067	327,067	$5,298,006	$10.00 - $16.56	$10.00 - $16.56	327,067

At December 31, 2023, the Series B Preferred Stock is recorded on the accompanying consolidated balance sheets at its redemption value which is the carrying value of the redeemable preferred stock.

The holders of the Series B Preferred Stock have the same rights and preferences as holders of Series Seed Preferred Stock above.

As of December 31, 2024 and 2023, the Company has cumulative dividends of $0 and $0.2 million on the Series B Preferred Stock. Upon conversion of preferred stock into common stock, cumulative and undeclared dividends are forfeited.

The Series B Preferred Stock is classified as mezzanine equity on the accompanying consolidated balance sheets as it is contingently redeemable in the event of a change of control that is not solely within the Company’s control.

Conversion of Series B Preferred Stock

On August 20, 2024, the Series B Preferred Stock Holders agreed to convert the Series B Preferred Shares into Common Stock of the Company, on a one-for-one basis, into an aggregate 327,067 common shares of the Company in accordance with the original conversion terms and conditions. In connection with the reverse recapitalization, the 327,067 common shares were exchanged in accordance with the exchange ratio of 4.11795:1, therefore, 1,346,846 shares of Class A and Class B common shares were issued.

Note 9. Employee Benefit Plan

In April 2024, the Company established a Safe Harbor 401(k) contribution plan under Section 401(k) of the Internal Revenue Code (“401(k) Plan”). Under the terms of the 401(k) Plan, all full-time employees were eligible to make voluntary contributions as a percentage or defined amount of compensation. The Company made matching contributions based on 100% of each employee’s contribution up to the first 3% of pay and then on 50% of employee contributions on the next 2% of pay of the employee's eligible compensation. The Company had expenses related to the matching contribution for the year ended December 31, 2024 and December 31, 2023 of approximately $51 thousand and $61 thousand, respectively.

Note 10. Income Taxes

The Company has no foreign operations and the Company's federal and state income tax provision is summarized as follows (in thousands):

	For the Years Ended December 31,
	2024	2023
Current
Federal	$—	$—
State	1	—
	1	—
Deferred
Federal	—	—
State	—	—
	—	—
Income tax expense	$1	$—

A reconciliation of the differences between the U.S. statutory federal income tax rate and the effective tax rate as provided in the consolidated statements of operations is as follows:

	For the Years Ended December 31,
	2024	2023
Tax computed at the federal statutory rate	21%	21%
Nondeductible expenses	—%	—%
State income taxes, net of federal benefits	1%	1%
Change in valuation allowance	(22)%	(22)%
	—%	—%

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes, and (b) operating losses and tax credit carryforwards.

The tax effects of significant components of the Company’s deferred tax assets (liabilities) are as follows (in thousands):

	December 31,
	2024	2023
Deferred tax assets:
Net operating loss carryforwards	$2,361	$1,145
Deferred salaries	20	26
Accrued incentives	6	—
Percentage-completion-method to completed contract method	—	315
Accrued incentive compensation	—	31
Operating lease liabilities	12	—
Total gross deferred tax assets	2,399	1,517
Deferred tax liabilities:
Percentage-completion-method to completed contract method	(103)	—
Operating lease right-of-use assets	(12)	—
Total gross deferred tax liabilities	(115)	—
Valuation allowance	(2,284)	(1,517)
Total deferred taxes	$—	$—

At December 31, 2024, and December 31, 2023 the Company had available Federal Net Operating Loss (NOL) carryforwards of $10.5 million and $5.0 million, respectively. For State purposes, such NOL carryforwards were $6.0 million and $4.3 million, respectively. The net operating losses do not expire. Use of these NOL carryforwards may be significantly limited under the tax rules regarding the use of losses following an ownership change under Internal Revenue Code (“IRC”) Section 382.

The valuation allowance relates to deferred tax assets for certain items that will be deductible for income tax purposes under very limited circumstances and for which the Company believes it is not more likely than not that it will realize the associated tax benefit. However, in the event that the Company determines that it would be able to realize more or less than the recorded amount of net deferred tax assets, an adjustment to the deferred tax asset valuation allowance would be recorded in the period such a determination is made. In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax planning strategies in making this assessment. Based upon the levels of historical taxable income, projections of future taxable income and the reversal of deferred tax liabilities over the periods in which the deferred tax assets are deductible, management believes it is more-likely-than-not that the Company will not realize the benefits of these deductible differences, net of the existing valuation allowance. The amount of deferred tax asset considered realizable, however, could change in the near term if estimates which require significant judgment of future taxable income during the carryforward period are increased or decreased. Based upon the level of historical pre-tax loss, as well as projections of future taxable income over the periods which deferred tax assets are deductible, management determined that it is more likely than not that the Company may not realize the net deferred tax assets recorded as of December 31, 2024. Accordingly, a valuation allowance of $2.3 million, an increase of approximately $0.8 million from the valuation allowance of $1.5 million as of December 31, 2023, was recorded against net deferred tax assets as of December 31, 2024.

The Company files income tax returns as prescribed by tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal, state and local jurisdictions where applicable based on the statute of limitations that apply in each jurisdiction. The Company has no open income tax audits with any taxing authority as of December 31, 2024. The Company is still subject to income tax examinations by U.S. federal and state tax authorities for the years 2021 through 2023. However, to the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses were generated and carried forward, and make adjustments up to the amount of the net operating loss carryforward amount.

Note 11. Commitments and Contingencies

In the normal course of business, the Company is at times subject to pending and threatened legal actions. In management’s opinion, any potential loss resulting from the resolution of these matters will not have a material effect on the results of operations, financial position or cash flows of the Company.

As of December 31, 2024, the Company had no outstanding litigation.

Phantom Stock Awards

The Company has an authorized Phantom Equity Plan to grant phantom stock units to key employees of the Company as a means to provide deferred compensation. The Phantom Equity Payments (“Rights”) are cash settled and calculated by reference to the value of the Company as of the date of the award of such Rights as determined in accordance with the Plan. The maximum amount of all Rights authorized by the Plan shall be 10% of the Company's total appreciation above the market value of the Company as determined in accordance the Plan. Upon a payment event in accordance with the Plan, a participants right to any unvested Rights would terminate and be cancelled without any further payment. Rights will also terminate and be forfeited if the participant is terminated for cause. If a participant breaches any noncompetition, confidentially, nonsolicitation, noninterference or nondisclosure agreement, all unvested and vested Rights will terminate and be forfeited and the participant would be required to repay immediately any payments previously made.

During the years ended December 31, 2024 and 2023, the Company did not grant any phantom stock awards. Prior to December 31, 2023, the Company granted 55,000 phantom stock awards. As of December 31, 2023, 30,000 phantom stock awards did not vest and were forfeited. The phantom stock awards are accounted for as a liability under ASC 718 and as of December 31, 2023 the Company had a liability of $116 thousand on the consolidated balance sheets. In September 2024, the 25,000 vested phantom stock awards were exchanged for Class B common stock, at an exchange of 4.11785:1, for 102,949 shares, as a result of the merger and recapitalization transaction with DeltaMax as described in Note 1. At December 31, 2024, there are no phantom stock awards outstanding.

Information related to phantom stock awards was as follows, dollars in thousands:

	December 31,
	2024	2023
Accrued compensation cost liability	$—	$116
Equivalent common shares	—	25,000

Note 12. Net Loss per Share

Participating securities have the effect of diluting both basic and diluted earnings per share during periods of income. During periods of loss, no loss is allocated to the participating securities since the holders have no contractual obligation to share in the losses of the Company.

At December 31, 2024 there were no common share equivalents outstanding.

Anti-dilutive common share equivalents excluded from the computation of diluted net loss per share at December 31, 2023 consisted of Series B convertible preferred stock of 176,932, Series Seed convertible preferred stock of 250,000 and phantom stock awards of 25,000.

Note 13. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Lease

On January 2, 2025, the Company entered into its first amendment to the South Carolina Office Lease ("Amended SC Lease") to expand into an additional suite with approximately 1,950 additional square feet for a total of approximately 5,950 square feet of office space. The Amended SC Lease commencement date is February 1, 2025 and runs concurrently with the existing terms and conditions of the lease, through June 30, 2026. On the Amended SC Lease commencement date, the Company will reevaluate and record an adjusted operating lease liability and corresponding right-of-use asset.

Strategic Investment

On January 6, 2025, the Company entered into a Simple Agreement for Future Equity (the “SAFE Agreement”) with an investor (the “Investor”). Pursuant to the terms of the SAFE Agreement, the Company will receive an aggregate amount of $1.0 million (the “SAFE Amount”). In the event of an equity financing, as defined in the SAFE Agreement, the investment made pursuant to the SAFE Agreement will be automatically converted into the number of shares of the Company based on the lowest price per share of the Class A Common Stock sold in the future equity financing multiplied by a discount price of 85%.

Endurance Loans

On March 1, 2025, the Company entered into a fixed rate loan agreement with Endurance, where Endurance loaned $0.5 million to the Company. The Endurance Loan has a maturity date of eighteen months and bears interest at 16.5%. Quarterly payments of interest are required with outstanding principal amount of the loan due on the maturity date.

On March 25, 2025, the Company entered into a fixed rate loan agreement with Endurance, where Endurance loaned $0.5 million. The Endurance Loan has a maturity date of ninety days and bears interest at 16.5%. Monthly payments of interest are required with outstanding principal amount of the loan due on the maturity date.

ELAUWIT CONNECTION, INC

Condensed Consolidated Balance Sheets

(in thousands, except share and par value data)

	June 30, 2025	December 31, 2024
	Unaudited
ASSETS
Current Assets
Cash	$525	$287
Accounts receivable	6,953	4,451
Inventories	1,244	1,606
Network financing receivable, current	77	67
Prepaid expenses and other current assets	252	258
Total current assets	9,051	6,669
Network financing receivable	906	446
Lease right-of-use assets, net	54	55
Net investment in lease	508	531
Other non-current assets	26	25
TOTAL ASSETS	$10,545	$7,726
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable	$2,886	$1,914
Accrued expenses and other current liabilities	44	76
Related party debt, current	1,451	695
Related party payables, current	240	240
Deferred revenue	6,895	6,215
Operating lease liabilities, current	56	36
Total current liabilities	11,572	9,176
Related party debt, net of current	2,627	2,725
Related party payables, net of current	231	342
SAFE liability	1,000	—
Operating lease liabilities, net of current	—	19
Total liabilities	15,430	12,262

Commitments and contingencies (see Note 11)

Stockholders' Deficit
Preferred stock, $0.0001 par value, 100,000 and 577,067 authorized as of June 30, 2025 and December 31, 2024; none designated as of June 30, 2025 and December 31, 2024	—	—
Class A common stock, $0.00001 par value, 12,000,000 and 7,000,000 authorized as of June 30, 2025 and December 31, 2024, 2,522,950 and 2,497,950 shares issued as of June 30, 2025 and December 31, 2024	—	—
Class B common stock, $0.00001 par value, 2,900,000 and 3,000,000 authorized as of June 30, 2025 and December 31, 2024, 2,477,050 and 2,502,050 shares issued as of June 30, 2025 and December 31, 2024	—	—
Stock subscription receivable	—	(30)
Additional Paid-in Capital	5,859	5,859
Accumulated deficit	(10,744)	(10,365)
Total stockholders' deficit	(4,885)	(4,536)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$10,545	$7,726

See accompanying notes to unaudited condensed consolidated financial statements.

F-30

ELAUWIT CONNECTION, INC

Condensed Consolidated Statements of Operations

(in thousands, except share and per value data)

(UNAUDITED)

	Six Months Ended June 30,
	2025	2024
Revenues
Revenues	$11,691	$3,298
Cost of revenues
Cost of revenue	8,707	2,628
Gross profit	2,984	670
Operating expenses
General and administrative	3,109	1,941
Sales and marketing	64	28
Research and development	—	1
Total operating expenses	3,173	1,970
Operating loss	(189)	(1,300)
Other expense, net
Interest expense, net	(186)	(112)
Total other expense, net	(186)	(112)
Loss from operations before income taxes	(375)	(1,412)
Income tax expense	4	1
Net loss	$(379)	$(1,413)
Net loss per share attributable to common stockholders, basic and diluted	$(0.08)	$(0.50)
Weighted average common shares used in computing net loss per share, basic and diluted	5,000,000	2,800,206

See accompanying notes to unaudited condensed consolidated financial statements.

F-31

ELAUWIT CONNECTION, INC

Condensed Consolidated Statements of Mezzanine Equity and Stockholders' Deficit

(in thousands, except share data)

(UNAUDITED)

For the Six Months Ended June 30, 2025 and 2024

	Mezzanine Equity				Common Stock
	Series Seed Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Class A Common Stock		Class B Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In- Capital	Accumulated Deficit	Stock Subscription Receivable	Total Stockholders' Deficit
Balance at December 31, 2024	—	$—	—	$—	—	$—	2,497,950	$—	2,502,050	$—	$5,859	$(10,365)	$(30)	$(4,536)
Repayment of stock subscription receivable	—	—	—	—	—	—	—	—	—	—	—	—	30	30
Transfer and conversion of Class B Common Stock to Class A Common Stock	—	—	—	—	—	—	25,000	—	(25,000)	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(379)	—	(379)
Balance at June 30, 2025	—	$—	—	$—	—	$—	2,522,950	$—	2,477,050	$—	$5,859	$(10,744)	$—	$(4,885)

	Mezzanine Equity				Common Stock
	Series Seed Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Class A Common Stock		Class B Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In- Capital	Accumulated Deficit	Stock Subscription Receivable	Total Stockholders' Deficit
Balance at December 31, 2023	250,000	$1,000	176,932	$2,382	2,800,206	$—	—	$—	—	$—	$625	$(6,891)	$(30)	$(6,296)
Repurchase and retirement of Series Seed Preferred Stock, at cost	(250,000)	(1,000)	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of Series B Convertible Preferred Stock	—	—	143,590	2,378	—	—	—	—	—	—	—	—	(598)	(598)
Issuance of Series B Convertible Preferred Stock to pay for services	—	—	4,745	79	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(1,413)	—	(1,413)
Balance at June 30, 2024	—	$—	325,267	$4,839	2,800,206	$—	—	$—	—	$—	$625	$(8,304)	$(628)	$(8,307)

See accompanying notes to unaudited condensed consolidated financial statements.

F-32

ELAUWIT CONNECTION, INC

Condensed Consolidated Statements of Cash Flows

(in thousands)

(UNAUDITED)

	For the Six Months Ended June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(379)	$(1,413)
Adjustments to reconcile net loss to net cash used in operating activities:
Right of use asset amortization expense	26	—
Issuance of Series B Preferred Stock for services	—	79
Changes in operating assets and liabilities:
Accounts receivable	(2,502)	(923)
Network financing receivable	(470)	(230)
Inventories	362	(524)
Prepaid expenses and other assets	5	(95)
Accounts payable	972	392
Accrued expenses	(32)	(9)
Deferred revenue	680	1,535
Related party payables	(111)	9
Net investment in lease	23	(399)
Lease right-of-use lease liabilities payments	(24)	—
Net cash used in operating activities	(1,450)	(1,578)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of SAFE liability	1,000	—
Proceeds from related party debt	1,000	1,550
Repayment of related party debt	(342)	(1,044)
Proceeds from payment of stock subscription receivable	30	—
Proceeds from issuance of Series B stock	—	1,780
Net cash provided by financing activities	1,688	2,286
NET CHANGE IN CASH	238	708
CASH, beginning of period	287	329
CASH, end of period	$525	$1,037
SUPPLEMENTAL DISCLOSURE OF NONCASH INFORMATION:
Cash payments for interest	$166	$116
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Lease liabilities arising from obtaining right-of-use asset	$25	$—
Series B Convertible Preferred Stock Subscription Receivable	$—	$598
Repurchase of Series seed stock for issuance of note payable	$—	$1,000

See accompanying notes to unaudited condensed consolidated financial statements.

F-33

ELAUWIT CONNECTION, INC

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1. Organization and Nature of Operations

The Company

Elauwit Connection, Inc ("Elauwit" or the "Company") is a privately held technology services company that specializes in providing advanced connectivity solutions for buildings by enhancing internet and network infrastructure for property owners and managers. Elauwit provides these solutions by designing and implementing high-speed internet, video, and other technology solutions to ensure seamless connectivity for residents and tenants, with the goal of putting more control in the hands of property owners and allowing them to offer a superior internet experience as a key amenity.

On September 13, 2024 (the “Closing Date”), Elauwit Connection, Inc, a Delaware Corporation, incorporated in December 2019, ("Legacy Elauwit") and DeltaMax, Inc. ("DeltaMax"), a privately-held Delaware corporation, consummated a merger transaction pursuant to which Legacy Elauwit was merged with and into the DeltaMax (the “Merger”), with the DeltaMax being the legal successor or surviving corporation in the Merger (the “Closing”). As part of the Merger DeltaMax changed its name to Elauwit Connection, Inc. On the Closing Date, Legacy Elauwit and DeltaMax consummated the Merger and the transactions contemplated thereby, including the issuance of 2,497,950 Class A shares and 2,502,050 Class B shares of Common Stock (the “Merger Shares”), which included 750,000 Class B shares to DeltaMax, with the remainder to the owners of Legacy Elauwit as a result of a 4.11795 share exchange. Additionally, a previous liability associated with Phantom Stock of $116 thousand was settled and exchanged for 102,948 Class B shares as a result of this transaction. Prior to the merger, DeltaMax was a non-operating shell company.

The Merger was accounted for as a reverse recapitalization of the Company because Legacy Elauwit has been determined to be the accounting acquirer under FASB ASC Topic 805 - Business Combinations. Under this method of accounting, DeltaMax is treated as the “acquired” company for financial reporting purposes. This determination was primarily based on holders of Legacy Elauwit capital stock comprising a relative majority of the voting power of the Company upon consummation of the Merger and will comprise the majority of the governing body of the Company, Legacy Elauwit's senior management comprising the senior management of the Company, and Legacy Elauwit operations comprising the ongoing operations of the Company. Accordingly, for accounting purposes, the financial statements of the Company represent a continuation of the financial statements of Legacy Elauwit, with the exception of legal capital, with the Merger being treated as the equivalent of Legacy Elauwit issuing shares for the net assets of DeltaMax, accompanied by a recapitalization. As such, periods prior have common stock restated at the 4.11795 share exchange ratio of Legacy Elauwit shares for Merger Shares. The net assets of DeltaMax, which included only cash of $250 thousand, were recognized as of the Closing at historical cost, with no goodwill or other intangible assets recorded because the transaction did not constitute the acquisition of a business. Operations prior to the Merger are presented as those of Legacy Elauwit and the accumulated deficit of Legacy Elauwit has been carried forward after Closing. All issued and outstanding securities of DeltaMax upon Closing were treated as issuances of securities of the Company upon the consummation of the Merger.

After the Merger and looking forward, Legacy Elauwit's product lines are the primary focus of the Company's operations. Accordingly, the Company’s current activities primarily relate to Legacy Elauwit’s historical business which comprises the design and implementation of high-speed internet, video, and other technology solutions to ensure seamless connectivity for residents and tenants.

Going Concern

As of June 30, 2025, the Company had cash of approximately $0.5 million. For the six months ended June 30, 2025, the Company used approximately $1.5 million in cash for operating activities. The Company has incurred recurring net losses from operations and negative cash flows from operating activities since inception. As of June 30, 2025, the Company had an accumulated deficit of approximately $10.7 million.

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Management expects operating losses and negative cash flows to continue for the foreseeable future as the Company invests in its commercial capabilities. While the Company's working capital and current debt indicate a substantial doubt regarding the Company’s ability to continue as a going concern, the Company has historically, from time to time, satisfied and may continue to satisfy certain short-term liabilities through the issuance of common and preferred stock, other related party support, and other financing vehicles, thus reducing our cash requirement to meet our operating needs. Management will continue to monitor its operating costs and seek to reduce its current liabilities. Such actions may impair its ability to proceed with certain strategic activities. If expected revenues are not adequate to fund planned expenditures, or if the Company is unsuccessful at raising cash through future capital transactions, including proceeds from our current planned initial public offering ("IPO") transaction, it may be required to reduce its spending rate to align with expected revenue levels and cash reserves, although there can be no guarantee that it will be successful in doing so. Accordingly, the Company may be required to raise additional cash through debt or equity transactions. It may not be able to secure financing in a timely manner or on favorable terms, if at all.

As a result of these factors, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern for a period of one year after the date the unaudited condensed consolidated financial statements are issued. The Company’s unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. All subsidiaries were dormant with no activities and were dissolved during 2024.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain footnotes and other financial information normally required by U.S. GAAP have been condensed or omitted in accordance with instructions for interim financial information and Article 8 of Regulation S-X. In the opinion of management, such statements include all adjustments which are considered necessary for a fair presentation of the unaudited condensed consolidated financial statements of the Company as of June 30, 2025. The operating results presented herein are not necessarily an indication of the results that may be expected for the year. The unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the years ended December 31, 2024 and 2023, as included within its Registration Statement on Form S-1, as filed confidentially with the Securities and Exchange Commission ("SEC").

Use of Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates made by management include assumptions used in estimates of future credit losses under the current expected credit loss impairment model, valuation of Class A and Class B common stock, valuation of Phantom Stock Awards, valuation of SAFE liabilities, revenue recognition, including cost estimates and percentage complete, provisions for income taxes and related valuation allowances and tax uncertainties. On an ongoing basis, management reviews these estimates and assumptions based on currently available information. Actual results could differ from these estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of demand deposits with financial institutions and accounts receivable. The Company maintains cash balances with financial institutions, which at times, are in excess of amounts insured by the Federal Deposit Insurance Corporation. To date, the Company has not experienced any collection loss with these institutions.

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Accounts receivable are subject to the risk that the Company’s customers will not pay the amounts due. The Company has established credit and collection policies to mitigate that risk. As of June 30, 2025, the Company had three customers that accounted for approximately 58% of the Company’s accounts receivable balance. These three customers accounted for approximately 25%, 18% and 15% of the balance each, respectively. As of December 31, 2024, the Company had two customers that accounted for approximately 66% of the Company's accounts receivable balance. These two customers that accounted for approximately 49% and 17% of the Company's accounts receivable balance. During the six months ended June 30, 2025, the Company had two customers that accounted for approximately 48% of the Company's total revenues.These two customers accounted for approximately 34% and 14% of revenues each, respectively. During the six months ended June 30, 2024, the Company had three customers that accounted for approximately 49% of the Company's total revenues. These three customers accounted for approximately 17%, 14% and 18% of revenues each, respectively.

Segment Reporting

The Company determines its reportable segments in accordance with FASB ASC Topic 280, Segment Reporting (“ASC 280”). The Company evaluates a reporting segment by first identifying its operating segments under ASC 280. The Company then evaluates each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meet the definition of a business, the Company evaluates those components to determine if they must be aggregated into one or more reportable segments. If applicable, when determining if it is appropriate to aggregate different operating segments, the Company determines if the segments are economically similar and, if so, the operating segments are aggregated.

The Company has one operating segment and one reportable segment. The Company identifies the Chief Operating Decision Maker ("CODM") to be a group consisting of the Chief Executive Officer ("CEO") and the Chief Financial Officer ("CFO"). The CODM reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance. The Company’s principal operations are in the United States. The CODM utilized and regularly reviews consolidated gross profit and loss from operations as measures of segment profit or loss. These measure enable the CEO and CFO to access the overall level of available resources and determine how best to deploy resources.

A reconciliation of total segment revenues to total consolidated revenues and of total segment gross profit and segment operating loss which aggregates to total consolidated loss from operations is as follows (in thousands):

	Six Months Ended June 30,
	2025	2024
Revenues	$11,691	$3,298

Less:
Cost of revenues	8,707	2,628
Segment gross profit	2,984	670

Less(1):
Segment compensation expenses (2)	1,568	872
Segment travel expenses (3)	131	135
Other segment expenses (4)	1,473	963
Segment operating loss	$(189)	$(1,300)

(1)	The significant expense categories and amounts align with the segment-level information that is regularly provided to the CODM.

(2)	Compensation related expenses primarily include salaries and related payroll tax expenses.

(3)	Travel related expenses primarily include travel expenses.

(4)	Other segment expenses for each reportable segment includes all other operating expenses such as management fees, professional fees, insurance, rent and other.

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The measure of segment assets is reported in the accompanying unaudited condensed consolidated balance sheets as “Total assets.”

Cash and Cash Equivalents

The Company considers all short-term, highly liquid investments with original maturities of 90 days or less to be cash equivalents. The Company maintains $259 thousand of deposits in financial institutions in excess of federally insured limits of $250 thousand at June 30, 2025. The Company did not have any cash equivalents at June 30, 2025 or December 31, 2024.

Accounts Receivable, Unbilled Receivables, Network Financing Receivables and Allowance for Credit Losses

Trade accounts receivable are recorded at invoiced amounts, net of allowance for expected credit losses, if applicable, and are unsecured and do not bear interest. In addition, unbilled and network financing receivables are derived from the allocation of contract consideration for services, such as network design and installation, recognized over time, which payment of such consideration received over the contract term, generally between one and several years. Unbilled and network financing receivables are presented net of allowances for credit losses. Unbilled receivables are generally billed within a few months subsequent to the balance sheet date. Network financing receivables are billed monthly in accordance with contract terms, generally over a period of five to seven years, concurrent with internet network services.

Under the current expected credit losses ("CECL") impairment model, the Company develops and documents its allowance for credit losses on trade accounts receivable, unbilled receivables, and network financing receivables based on historical losses. The determination of portfolio segments is based primarily on the qualitative consideration of the credit risks driven by the customer type and macroeconomic factors, if any are deemed to drive credit loss. The Company also considers reasonable and supportable current information in determining its estimated loss rates, such as external forecasts, macroeconomic trends or other factors including customers’ credit risk and historical loss experience. At June 30, 2025 and December 31, 2024, no macroeconomic factors were noted that would impact the Company’s expected credit losses.

The adequacy of the allowance is evaluated on a regular basis. Account balances are written off after all means of collection are exhausted and the balance is deemed uncollectible. Subsequent recoveries are credited to the allowance. Changes in the allowance are recorded as adjustments to provision for credit losses in the period incurred. At June 30, 2025 and December 31, 2024, the Company recorded no allowance for expected credit losses.

Inventories

The Company's inventory is stated at the lower of cost or net realizable value, using specific identification method. The Company's inventory consists completely of items procured but not yet assigned or shipped to a specific job site and finished goods inventory. Indirect costs relating to long-term contracts, which include expenses such as general and administrative, are charged to expense as incurred. The Company had no material write-offs of inventory during the six months ended June 30, 2025 and 2024 and has not recorded an inventory reserve at June 30, 2025 or December 31, 2024.

Deferred Financing Costs

The Company allocates offering costs to the different components of the capital raise on a pro rata basis. Any offering costs allocated to common stock are charged directly to additional paid-in capital.

The Company complies with the requirements of FASB ASC Topic 340, Other Assets and Deferred Costs (“ASC 340”) and SAB 5A - Expenses of Offering. Offering costs, which consist mainly of legal, accounting and consulting fees directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. At June 30, 2025 and December 31, 2024, there were no material deferred financing costs.

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Distinguishing Liabilities from Equity

The Company relies on the guidance provided by FASB ASC Topic 480, Distinguishing Liabilities from Equity ("ASC 480"), to classify certain redeemable and/or convertible instruments. The Company first determines whether a financial instrument should be classified as a liability. The Company will determine the liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares.

Once the Company determines that a financial instrument should not be classified as a liability, the Company determines whether the financial instrument should be presented between the liability section and the equity section of the unaudited condensed consolidated balance sheet. The Company will determine temporary equity classification if the redemption of the financial instrument is outside the control of the Company (i.e. at the option of the holder). Otherwise, the Company accounts for the financial instrument as permanent equity.

Revenue Recognition

Overview

The Company generates revenue from the following sources: (1) network design and installation and 2) internet network services.

In accordance with FASB ASC 606 “Revenue Recognition” ("ASC 606"), the Company recognizes revenue from contracts with customers using a five-step model, which is described below:

•	identify the customer contract;

•	identify performance obligations that are distinct;

•	determine the transaction price;

•	allocate the transaction price to the distinct performance obligations; and

•	recognize revenue as the performance obligations are satisfied.

Identify the customer contract

A customer contract is generally identified when there is approval and commitment from both the Company and its customer, the rights have been identified, payment terms are identified, the contract has commercial substance and collectability is probable. Specifically, the Company obtains written/electronic signatures on contracts with customers.

Identify performance obligations that are distinct

A performance obligation is a promise by the Company to provide a distinct good or service or a series of distinct goods or services. A good or service that is promised to a customer is distinct if the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer, and a company’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract. The Company's network design and installation revenue stream requires significant services to integrate complex activities and equipment into a single deliverable, and is therefore generally accounted for as one distinct performance obligation. The Company's internet network services revenue stream is composed of two distinct and separately identifiable performance obligations: (1) wired/wireless internet services and (2) hardware and internet services maintenance. The hardware and internet services maintenance performance obligation is a stand-ready obligation.

Determine the transaction price

The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring goods or services to a customer. The transaction price for the network design and installation is fixed based on the amount stated in the contract. For contracts in which the Company finances the construction of the network, any interest collected by the Company is excluded from the transaction price. The transaction price for the bulk internet services is determined by the monthly per unit price times the number of units stated in the contract.

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The Company evaluates its contracts with customers for the presence of significant financing components. If a significant financing component is identified in a contract and provides a financing benefit to the customer, the transaction price for the contract is adjusted to account for the financing portion of the arrangement, which is recognized as interest income over the financing term using the effective interest method. In determining the appropriate interest rates for significant financing components, the Company evaluates the credit profile of the customer and prevailing market interest rates and selects an interest rate in which it believes would be charged to the customer in a separate financing arrangement over a similar financing term.

Allocate the transaction price to distinct performance obligations

When allocating the contract’s transaction price, the Company considers each distinct performance obligation. As the contracts contain multiple performance obligations, and the Company does not have stand alone observable prices, the Company notes the contract’s transaction price of each performance obligation based on the standalone selling price, which is determined using an expected cost plus a margin approach.

Recognize revenue as the performance obligations are satisfied

Revenue related to network design and installation revenue stream is recognized over time as the Company’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced date. The best measure of progress towards completion for this performance obligation is costs incurred to date, as the Company has reliable information about the costs it expects to incur in total and the costs actually incurred and because it best depicts the transfer of control to the customer which occurs as we incur costs on our contracts. For over time contracts using a cost-to-cost measure of progress, we have an estimate at completion ("EAC") process in which management reviews the progress and execution of our performance obligations. This EAC process requires management judgment relative to assessing risks, estimating contract revenue and costs, and making assumptions for schedule and technical issues. Accordingly, the Company will use an input method of costs incurred to date relative to the estimated total costs to satisfy the performance obligation to record revenue.

Revenue related to wired/wireless internet services is recognized over time as the customer simultaneously receives and consumes the benefits provided by the Company’s performance as the Company performs. The best measure of progress towards completion for this performance obligation is the passage of time as the Company’s efforts are used evenly throughout the performance of the wired and wireless internet services performance obligation. Accordingly, the Company will use an input method of time (in days) elapsed to record revenue as the performance obligation is satisfied evenly over time as the same internet services are provided daily. Revenue will be recorded ratably over the contract term.

Revenue related to hardware and internet services maintenance is recognized over time as the customer simultaneously receives and consumes the benefits provided by the Company’s performance as the Company performs. This performance obligation is a stand-ready obligation in which the Company expects the customer to receive and consume the benefits of the hardware and internet services maintenance throughout the contract period. Accordingly, the Company will use an input method of time (in days) elapsed to record revenue. Management notes that as this is a stand-ready obligation, the performance obligation is satisfied evenly over a period of time, and revenue will be recorded ratably over the contract term.

Costs to obtain contracts

The Company incurs incremental costs to obtain contracts with their customers for certain contracts, specifically sales commissions. These costs are initially capitalized and amortized over the contract term. As of June 30, 2025 and December 31, 2024, the Company had approximately $169 thousand and $148 thousand, respectively, of costs to obtain contracts capitalized which are presented within 'Prepaid expenses and other current assets.

F-39

Significant Judgments

The Company enters into contracts that may include various combinations of equipment, services and network installation. Contracts with customers often include promises to transfer multiple products and services to a customer. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. Once the Company determines the performance obligations, it determines the transaction price, which includes estimating the amount of variable consideration to be included in the transaction price, if any. The Company then allocates the transaction price to each performance obligation in the contract based on the stand alone selling price. The corresponding revenue is recognized as the related performance obligations are satisfied. As it relates to Network design and installation revenue, each reporting period, the Company estimates the amount of costs incurred to date as a percentage of total estimated costs to determine the amount of revenue to recognize.

Deferred Revenue and Unbilled Receivables

The timing of revenue recognition, billings and collections results in receivables, unbilled receivables and contract liabilities on our unaudited condensed consolidated balance sheets. Under typical payment terms for our contracts accounted for over time, amounts are billed as work progresses in accordance with agreed-upon contractual terms. For certain contracts, billings occur subsequent to revenue recognition, resulting in unbilled receivables. Under ASC 606, unbilled receivables constitute contract assets. For certain contracts, payment terms typically require advanced payments and deposits. Under ASC 606, payments received from customers in excess of revenue recognized to-date results in a contract liability.

Shipping and Handling Costs

Shipping and handling costs charged to customers are included in revenue, while all other shipping and handling costs are included in cost of revenues in the accompanying unaudited condensed consolidated statements of operations. Shipping and handling costs were not material during the six months ended June 30, 2025 and 2024.

Advertising and Marketing

Advertising costs are expensed as incurred and included in sales and marketing expense. Advertising costs were $64 thousand and $28 thousand during the six months ended June 30, 2025 and 2024, respectively.

Leases

Operating lease assets are included within lease right-of-use assets, net and operating lease liabilities are included in operating lease liabilities, current and operating lease liabilities, net of current on the unaudited condensed consolidated balance sheets as of June 30, 2025 and December 31, 2024. The Company has elected not to present short-term leases as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that the Company is reasonably certain to exercise. Lease payments for short-term leases are recognized on a straight-line basis over the term of the lease. All other lease right-of-use assets and operating lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. Because the Company’s lease does not provide an implicit rate of return, the Company used an incremental borrowing rate based on the information available at adoption date in determining the present value of lease payments.

The Company assesses whether an arrangement is a lease or contains a lease at inception. For arrangements considered leases or that contain a lease that is accounted for separately, the Company determines the classification and initial measurement of the lease right-of-use assets and operating lease liabilities at the lease commencement date, which is the date that the underlying asset becomes available for use. The Company has elected to account for non-lease components associated with its leases and lease components as a single lease component.

The Company recognizes a lease right-of-use asset, which represents the Company’s right to use the underlying asset for the lease term, and a operating lease liability, which represents the present value of the Company’s obligation to make payments arising over the lease term. The operating lease liability is based on the present value of its unpaid minimum lease payments over the lease term, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the incremental borrowing rate which is the rate the Company pays to borrow on a collateralized basis.

F-40

If a lease is modified, the modified contract is evaluated to determine whether it is or contains a lease. If a lease continues to exist, the lease modification is determined to be a separate contract when the modification grants the lessee an additional right-of-use that is not included in the original lease and the lease payments increase commensurate with the standalone price for the additional right-of-use. A lease modification that results in a separate contract will be accounted for in the same manner as a new lease. For a modification that is not a separate contract, the Company reassess the lease classification using the modified terms and conditions and the facts and circumstances as of the effective date of the modification and recognize the amount of the remeasurement of the operating lease liability for the modified lease as an adjustment to the corresponding lease right-of-use asset.

Share-Based Compensation

The Company has a share-based compensation plans for employees. The share-based compensation includes awards of phantom stock which are accounted for under FASB ASC Topic 718, Compensation - Stock Compensation ("ASC 718"). The Company recognizes compensation cost, net of estimated forfeitures, for phantom stock awards on a straight-line basis over the requisite service period of each award. Awards that are liability classified are remeasured at each reporting period.

Income Taxes

The Company utilizes an asset and liability approach for financial accounting and reporting for income taxes. The provision for income taxes is based upon income or loss after adjustment for those permanent items that are not considered in the determination of taxable income. Deferred income taxes represent the tax effects of differences between the financial reporting and tax basis of the Company’s assets and liabilities at the enacted tax rates in effect for the years in which the differences are expected to reverse.

The Company evaluates the recoverability of deferred tax assets and establishes a valuation allowance when it is more likely than not that some portion or all the deferred tax assets will not be realized. Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liabilities. In management’s opinion, adequate provisions for income taxes have been made. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of June 30, 2025 and December 31, 2024, no liability for unrecognized tax benefits was required to be recorded.

The Company’s policy for recording interest and penalties associated with tax audits is to record such items as a component of operating expenses. There were no amounts accrued for penalties and interest as of June 30, 2025 and December 31, 2024. The Company does not expect its uncertain tax positions to change during the next twelve months. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

The Company has identified its United States federal tax returns, and its state and provincial tax returns in North Carolina, Georgia and Michigan as its “major” tax jurisdictions. The Company is in the process of filing its United States federal and state corporate tax returns for the year ended December 31, 2024. Net operating losses for these periods will not be available to reduce future taxable income until the returns are filed.

On July 4, 2025, the One Big Beautiful Bill (the "OBBB") Act, which includes a broad range of tax reform provisions, was signed into law in the United States and we continue to assess its impact. We currently do not expect the OBBB Act to have a material impact on our estimated annual effective tax rate in 2025.

Basic and Diluted Net Loss per Share of Common Stock

The Company calculates basic net loss per share by dividing net loss by the weighted average number of common shares outstanding during the reporting period. A net loss cannot be diluted so when the Company is in a net loss position, basic and diluted loss per common share are the same. If in the future the Company achieves profitability, the denominator of a diluted earnings per common share calculation will include both the weighted average number of shares outstanding and the number of common stock equivalents, if the inclusion of such common stock equivalents would be dilutive.

F-41

Fair Value of Financial Instruments

The Company measures the fair value of financial assets and liabilities based on the guidance of FASB Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair Value Measurements

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an ordinary transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities;

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable; and

Level 3 — inputs that are unobservable.

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, approximates the carrying amounts in the balance sheets, primarily due to their short-term nature. Based upon current borrowing rates with similar maturities the carrying value of long-term debt, and related party loans payable approximates fair value. The estimated fair value of the Company’s SAFE liabilities as of June 30, 2025 and December 31, 2024 was $1.0 million and $0, respectively, based on Level 3 inputs. Refer to Note 9.

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures ("ASU 2023-09"), which requires public entities to disclose consistent categories and greater disaggregation of information in the rate reconciliation and for income taxes paid. It also includes certain other amendments to improve the effectiveness of income tax disclosures. The guidance is effective for financial statements issued for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is required to adopt this standard prospectively in fiscal year 2025 for the annual reporting period ending December 31, 2025 and is currently evaluating the impact on the Company's related disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement (Topic 220): Reporting Comprehensive Income - Expense Disaggregation Disclosures, Disaggregation of Income Statement Expenses ("ASU 2024-03"), that requires public companies to disclose, in interim and reporting periods, additional information about certain expenses in the financial statements. Further clarified by ASU 2025-01, Income Statement (Topic 220): Reporting Comprehensive Income - Expense Disaggregation Disclosures, Disaggregation of Income Statement Expenses, issued in December 2025. The ASU is effective for annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted and is effective on either a prospective basis or retrospective basis. The Company is currently assessing the potential impacts of ASU 2024-03.

In November 2024, the FASB issued ASU 2024-04, Debt with Conversion and Other Options (Subtopic 470-20) ("ASU 2024-04"), which clarifies the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as an induced conversion. ASU 2024-04 is effective for annual periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted for all entities that have adopted the amendments in Update 2020-06. Adoption can be on a prospective or retrospective basis. The Company is currently evaluating the disclosure impact that ASU 2024-04 may have on its financial statement presentation and disclosures.

F-42

In May 2025, the FASB issued ASU 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810) ("ASU 2025-03"), which clarifies the requirements for determining the accounting acquirer in the acquisition of a variable interest entity. ASU 2025-03 beginning after December 15, 2026, and interim reporting periods within those annual reporting periods. The amendments in this update require that an entity apply the new guidance prospectively to any acquisition transaction that occurs after the initial application date. Early adoption is permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the disclosure impact that ASU 2025-03 may have on its financial statement presentation and disclosures.

In May 2025, the FASB issued ASU 2025-04, Compensation - Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606) ("ASU 2025-04"), which clarifies the requirements for share-based consideration payable to a customer. The amendments in this update are effective for all entities for annual reporting periods (including interim reporting periods within annual reporting periods) beginning after December 15, 2026. Early adoption is permitted for all entities. The Company is currently evaluating the disclosure impact that ASU 2025-04 may have on its financial statement presentation and disclosures.

In July 2025, the FASB issued ASU 2025-05, Measurement of Credit Losses for Accounts Receivable and Contract Assets ("ASU 2025-05"). This standard introduces a practical expedient that companies can choose to apply when determining allowances for credit losses. Specifically, it permits companies to assume that the current conditions as of the balance sheet date remain unchanged throughout the remaining life of the assets. This standard is effective for the Company for annual reporting periods beginning after December 15, 2025, and requires prospective application. The Company is currently evaluating the impact of ASU 2025-05, however, does not expect it to have a material impact on its financial statements.

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s unaudited condensed consolidated financial statement presentation or disclosures.

Note 3. Revenue and Deferred Revenue

The following table provides the Company’s revenue disaggregated by revenue stream (in thousands):

	For the Six Months Ended June 30,
Revenue:	2025	2024
Network design and installation	$10,536	$2,911
Internet network services and hardware and internet service	1,155	387
Total	$11,691	$3,298

Remaining performance obligations represent the transaction price of Company orders for which work has not been performed as of the end of a fiscal period and for contracts with substantive termination penalties. As of June 30, 2025, the aggregate amount of the transaction price allocated to remaining performance obligations was $35.9 million (which represents the amount of the Company's backlog). $7.6 million of the backlog relates to the network design and installation performance obligations and $28.3 million relates to internet network services and hardware and internet services performance obligations. Additionally, $11.1 million of the $35.9 million relates to jobs that are contracted but not yet started as of June 30, 2025. The Company estimates that approximately $9.2 million of the remaining performance obligations at June 30, 2025 will be completed and recognized as revenue during 2025, with the remainder recognized between 2026 and 2032.

F-43

Changes in the Company’s current deferred revenue balance for six months ended June 30, 2025 and 2024, respectively, were as follows (in thousands):

Balance as of January 1, 2024	$1,880
Additions included in deferred revenue as of end of period	2,395
Revenue recognized from opening balance	(860)
Balance as of June 30, 2024	$3,415

Balance as of January 1, 2025	$6,215
Additions included in deferred revenue as of end of period	4,891
Revenue recognized from opening balance	(4,211)
Balance as of June 30, 2025	$6,895

Deferred revenue balances primarily consist of customer deposits and billings in excess of revenue related to the Company's network design and installation performance obligations. As of June 30, 2025 and December 31, 2024, all of the Company’s deferred revenue balances were reported as current liabilities in the accompanying unaudited condensed consolidated balance sheets.

Changes in the Company's network financing receivable balance for the six months ended June 30, 2025 and 2024, respectively, were as follows (in thousands):

Balance as of January 1, 2024	$—
Additional unbilled revenue recognized	234
Amounts billed during the period	(4)
Balance as of June 30, 2024	$230

Balance as of January 1, 2025	$513
Additional unbilled revenue recognized	506
Amounts billed during the period	(36)
Balance as of June 30, 2025	$983

Note 4. Accounts Receivable

Receivables are recorded and carried at the original invoiced amount less an allowance for credit losses (in thousands).

	June 30,	December 31,
	2025	2024
Trade accounts receivable	$5,187	$3,663
Unbilled receivables	1,766	788
Allowance for credit losses	—	—
Accounts receivable	$6,953	$4,451

Note 5. Leases

Lessee

For the six months ended June 30, 2025, operating lease expense was $28 thousand. The Company did not have any operating lease expense for the six months ended June 30, 2024. For the six months ended June 30, 2025 and 2024 the Company had a short-term lease expense of $23 thousand and $7 thousand, respectively. For the six months ended June 30, 2025 and 2024 the company had variable lease expense of $10 thousand and $0, respectively.

F-44

The lease liability is based on the present value of its unpaid minimum lease payments over the lease term, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the incremental borrowing rate which is the rate the Company pays to borrow on a collateralized basis.

The table below presents certain information related to the weighted average remaining lease term and the weighted average discount rate for the Company’s operating leases, as of June 30, 2025:

Weighted average remaining lease term (in years) - operating leases	1.00
Weighted average discount rate - operating leases	6.46%

South Carolina Office Lease Agreement

On January 1, 2023, the Company initially entered into a lease for Suite 130 and 1700 Alta Vista Drive in Columbia, SC in which the initial term was January 1, 2023 through December 31, 2023. At the end of the initial lease term (December 31, 2023), the lease became a month to month lease in which either party (the Company or the lessor) could terminate the lease at any time with 30 days notice. The Company leased this space on a month to month basis for six months until June 30, 2024. On May 31, 2024, the Company entered into a new lease with the same lessor for the original Suite 130 and an additional space, Suite 140. The term of the new lease is from July 1, 2024 to June 30, 2026. Total rent is $3,150 per month from July 1, 2024 to June 30, 2025 and $3,276 per month from July 1, 2025 to June 30, 2026.

Lease Modification

On January 2, 2025, the Company entered into its first amendment to the South Carolina Office Lease ("Amended SC Lease") to expand into an additional suite with approximately 1,950 additional square feet for a total of approximately 5,950 square feet of office space. The Amended SC Lease commencement date is January 2, 2025 and runs concurrently with the existing terms and conditions of the lease, through June 30, 2026. The Company determined that the lease payments increased commensurate with the standalone price for the additional right of use and as such, the it is accounted for as a new lease, commencing on January 2, 2025. As such, the Company recorded an additional right-of-use asset and lease liability upon lease commencement of the new lease. Total rent is $1,536 per month from February 1, 2025 to June 30, 2025 and $1,598 per month from July 1, 2025 to June 30, 2026.

Future lease payments for all lease obligations for the following five fiscal years and thereafter are as follows (in thousands):

Years ending December 31:	Operating Lease
2025 (remainder)	$29
2026	29
Total minimum lease payments	$58
Less effects of discounting	(2)
Present value of future minimum lease payments	$56

Lessor

The Company owns certain networks and places them at customer sites under sales-type lease arrangements. The Company evaluates new leases pursuant to FASB ASC 842: Leases to determine lease classification. A lease is classified by a lessor as a sales-type lease if the significant risks and rewards of ownership reside with the customer. This situation is met if, among other things, there is an automatic transfer of title during the lease, a reasonably certain option to be exercised, the non-cancelable lease term is for more than a major part of the remaining economic useful life of the asset, the present value of the minimum lease payments represents substantially all of the leased asset’s fair value at lease inception, or the asset is so specialized in nature that it provides no alternative use to the lessor (and therefore would not provide any future value to the lessor) after the lease term.

The Company had no net investment in sales-type lease transactions for the six months ended June 30, 2025 and 2024.

F-45

The table below reconciles the undiscounted cash flows to be received to the net investment in sales-type leases recorded in the unaudited condensed consolidated balance sheets (in thousands):

Years ending December 31:
2025 (remainder)	$51
2026	102
2027	102
2028	102
2029	102
2030 and thereafter	265
Total minimum lease payments	$724
Less: unearned interest	(216)
Net investment in sales-type leases	$508

Interest income recognized on lease arrangements for the six months ended June 30, 2025 and 2024 is included in interest expense, net, on the unaudited condensed consolidated statements of operations, and is presented below (in thousands):

	For the Six Months Ended June 30,
	2025	2024
Lease income - sales-type leases	$28	$—
Total lease income	$28	$—

Note 6. Related Party Debt

The Company's related party debt consisted of (in thousands):

	June 30,	December 31,
	2025	2024
Related Party Debt, current:
Endurance Loan	$222	$222
Motherlode Promissory Note	191	185
Network Service Agreements	288	288
Endurance Business Loan	250	—
Second Endurance Promissory Note	500	—
Related Party Debt, current	$1,451	$695

Related Party Debt, net of current
Endurance Loan	$630	$741
Motherlode Promissory Note	587	683
Network Service Agreements	910	1,051
Endurance Business Loan	—	250
Endurance Promissory Note	500	—
Related Party Debt, net of current	$2,627	$2,725

F-46

Apogee Telecom Promissory Note (December 6, 2019)

On December 6, 2019 the Company entered into a promissory note (the “Apogee Promissory Note") with Apogee Telecom, Inc., a Texas Corporation ("Apogee"), a related company connected from a board member and shareholder of the Company, where Apogee loaned $800 thousand, to the Company in exchange for the Apogee Promissory Note. The Apogee Promissory Note had a maturity date of November 30, 2026 and bears interest at 10.0%, compounded annually. No principal or interest payments were due until December 31, 2021, at which point principal and interest were paid in equal monthly installments of $19 thousand. As part of the Series Seed Repurchase Agreement this was paid off in its entirety on April 12, 2024 (see Note 8). As of June 30, 2025 and December 31, 2024, the Apogee Promissory Note had no remaining balance. During the six months ended June 30, 2025 and 2024, the Company incurred $0 and $18 thousand of interest expense, which is recognized in interest expense in the unaudited condensed consolidated statements of operations. Subsequent to April 12, 2024, Apogee is no longer a related party of the Company.

Apogee Telecom Installment Payment Agreement (February 28, 2023)

On February 28, 2023, the Company entered into an installment payment agreement (the “Apogee Installment Payment Agreement") with Apogee, whereas Apogee provided hardware and peripheral equipment related to the Company's primary services. Per the Apogee Installment Payment Agreement the Company owed a principal balance of $0.4 million, which is to be paid in installments over a term of twenty three months. The Apogee Installment Payment Agreement had a maturity date of December 31, 2024, and bore interest at 12.0%, compounded annually. As of June 30, 2025 and December 31, 2024, the Apogee Promissory Note had no remaining balance. As part of the Series Seed Repurchase Agreement this was paid off in its entirety on April 12, 2024 (see Note 8). During the six months ended June 30, 2025 and 2024, the Company incurred $0 and $15 thousand of interest expense, which is recognized in interest expense in the unaudited condensed consolidated statements of operations. As noted above, subsequent to April 12, 2024, Apogee is no longer a related party of the Company.

Endurance Loan (April 1, 2024)

On April 1, 2024 the Company entered into a fixed rate loan agreement (the “Endurance Loan") with Endurance Opportunities I, LLC ("Endurance"), a related party owned by a member of management and certain shareholders, where Endurance loaned $1.0 million, to the Company in exchange for the Endurance Loan. The Endurance Loan has a maturity date of May 1, 2029 and bears interest at 18.0%, compounded annually. Monthly payments are required under the Endurance Loan of $15 thousand through October 2024 and $19 thousand, thereafter through maturity. During the six months ended June 30, 2025 and the six months ended June 30, 2024 the Company incurred $52 thousand and $30 thousand of interest expense, respectively, which is recognized in interest expense in the unaudited condensed consolidated statements of operations. As of June 30, 2025 and December 31, 2024, the Endurance Loan had a balance of approximately $0.9 million and $1.0 million, respectively.

Motherlode Promissory Note (April 12, 2024)

On April 12, 2024 the Company entered into a promissory note (the “Motherlode Promissory Note") with Motherlode LLC.("Motherlode"), a related party shareholder, where Motherlode loaned $1.0 million, to the Company in exchange for the Motherlode Promissory Note. The Motherlode Promissory Note has a maturity date of April 30, 2029 and bears interest at 6.0%, compounded annually. During the term of the Motherlode Promissory Note, the Company is to pay monthly installments of $19 thousand. During the six months ended June 30, 2025 and the six months ended June 30, 2024 the Company incurred $25 thousand and $15 thousand of interest expense, respectively, which is recognized in interest expense in the unaudited condensed consolidated statements of operations. As of June 30, 2025 and December 31, 2024, the Motherlode Promissory Note had a balance of $0.8 million and $0.9 million, respectively.

Network Service Agreements (Various dates in 2024)

The Company has entered into a certain network service agreement (the “Network Service Agreements" or the “NSAs”) with various customers, pursuant to which the Company will perform or has performed the design, installation, and management of a telecommunications network for the customer in financed project amounts ranging from $50 thousand to $550 thousand (the "Project Financing"). Through December 31, 2024, Endurance financed $1.4 million. The Company notes $0.5 million of the amount financed during the year ended December 31, 2024, relates to the sales-type lease (see Note 5). During the six months ended June 30, 2025 and 2024, Endurance financed $0 and $0.8 million, respectively. As of June 30, 2025 and December 31, 2024, the NSAs had a balance of $1.2 million and $1.3 million, respectively. As of June 30, 2025, repayments on these agreements are made monthly and range from $1 thousand to $9 thousand.

F-47

As part of each Project Financing, the Company sold an undivided interest in the NSA, to Endurance, and interest shall accrue at a rate of 16.5% per annum, with respect to any payments owed to Endurance by the Company, or advances owed to Endurance by the Company, not made when due. In exchange, for the financing, the Company and Endurance have entered into various participation and agency agreements (the "Participation and Agency Agreements), whereby Endurance is granted an undivided participation interest entitling Endurance to receive payments in relation to each respective NSA. At any time the Participation and Agency Agreement is outstanding, the Company shall have the right to repurchase Endurance' interest at par value, with par meaning all outstanding principal, unpaid interest, and fees. If Endurance' interest under these Participation and Agency Agreements remains outstanding twenty four (24) months after the service activation date under each respective NSA, Endurance shall have the option to require repurchase by the Company of Endurance' interest, at par value. Interest expense related to these network service agreements are presented net of interest income received from network financing receivables, which accrues interest income at the same rate as the NSAs.

Endurance Business Loan (November 12, 2024)

On November 12, 2024 the Company entered into a fixed rate loan agreement (the “Endurance Business Loan") with Endurance, a related party, where Endurance loaned $0.3 million to the Company. The Endurance Business Loan has a maturity date of May 2026 and bears interest at 16.5% per year. During the six months ended June 30, 2025, the Company incurred $21 thousand of interest expense, which is recognized in interest expense in the unaudited condensed consolidated statements of operations. As of June 30, 2025 and December 31, 2024, the Endurance Business Loan had a balance of $0.3 million and $0.3 million, respectively.

Endurance Promissory Note (March 1, 2025)

On March 1, 2025, the Company entered into a fixed rate loan agreement (the "Endurance Promissory Note") with Endurance, where Endurance loaned $0.5 million to the Company. The Endurance Loan has a maturity date of eighteen months and bears interest at 16.5%. Quarterly payments of interest are required with outstanding principal amount of the loan due on the maturity date. During the six months ended June 30, 2025, the Company incurred $28 thousand of interest expense, which is recognized in interest expense in the unaudited condensed consolidated statements of operations. As of June 30, 2025, the Endurance Promissory Note had a balance of $0.5 million.

Second Endurance Promissory Note (March 25, 2025)

On March 25, 2025, the Company entered into a fixed rate loan agreement (the “Second Endurance Promissory Note") with Endurance, where Endurance loaned $0.5 million to the Company. The Second Endurance Promissory Note has a maturity date of ninety days and bears interest at 16.5%. Monthly payments of interest are required with outstanding principal amount of the loan due on the maturity date. During the six months ended June 30, 2025, the Company incurred $22 thousand of interest expense, which is recognized in interest expense in the unaudited condensed consolidated statements of operations. As of June 30, 2025, the Second Endurance Promissory Note had a balance of $0.5 million. On July 7, 2025, the Second Endurance Promissory Note was modified to extend the term of the note an additional 90 days, to September 30, 2025. Refer to Note 13.

F-48

As of June 30, 2025, future minimum principal payments on all related party debt, excluding accrued interest amounts, were as follows (in thousands):

Years ending December 31:
2025 (remainder of year)	$851
2026	1,456
2027	718
2028	731
2029	310
Thereafter	12
Total future payments	$4,078

Note 7. Related Party Payables

Management Agreement (December 6, 2019, was not renewed post 2022)

On December 6, 2019 the Company entered into a management agreement (the “Management Agreement") with Elauwit Connection, LLC, a Wyoming limited liability company ("Elauwit LLC"), a related party, that was dissolved in October 2024, whereby certain key persons of Elauwit LLC, shall provide management services to manage all aspects of the Company, subject to supervision and oversight by the Company's board of directors (the "Board"). The key persons ("Key Persons") who will supervise all services include the Executive Chairman and the Chief Executive Officer of the Company. In consideration of the services provided by the Key Persons, the Company paid Elauwit LLC a sum of $45 thousand per month during the initial year of the Management Agreement, subject to potential annual increases and other compensation, as determined by the Board. The term of the agreement was three (3) years commencing on December 1, 2019 and terminated on November 30, 2022. Beginning in December 2020, the Key Persons elected to defer portions of their consideration. On August 20, 2024, as part of the Deferred Compensation Agreement, defined below, the Company is to pay the Key Persons $0.5 million, at an interest rate of 3.25%, on cumulative balances owed. During the six months ended June 30, 2025 and 2024, the Company incurred $7 thousand and $9 thousand of interest expense, respectively, which is recognized in interest expense in the unaudited condensed consolidated statements of operations. As of June 30, 2025 and December 31, 2024, the Deferred Compensation Agreement had a balance of $0.4 million and $0.5 million, respectively.

Post November 30, 2022, the Company continued making payments under an informal agreement to same Key Persons. During the six months ended June 30, 2025 and 2024, the Company incurred expenses of $180 thousand and $0, respectively, included in general and administrative expenses on the unaudited condensed consolidated statements of operations.

Deferred Compensation Agreement (August 20, 2024)

On August 20, 2024 the Company entered into a deferred compensation agreement (the “Deferred Compensation Agreement") with certain executives of the Company, whereby the executives, deferred a certain portion of their salaries. The deferred salaries bear interest of 3.25%, on all cumulative balances outstanding as of February 1, 2022. The Company pays each of the executives $2.5 thousand per month and there is no fixed maturity date. During the six months ended June 30, 2025 and 2024, the Company incurred $2 thousand and $2 thousand of interest expense, respectively, which is recognized in interest expense in the unaudited condensed consolidated statements of operations. As of June 30, 2025 and December 31, 2024, the Deferred Compensation Agreement had a balance of $0.1 million and $0.1 million, respectively.

F-49

Note 8. Equity Offerings

Class A and Class B Common Stock

Put and Call Option Agreements

Baron Hunter Group, LLC and Steele Creek Partners, LLC, related parties through common management, have entered into separate agreements with the Company whereby each was granted the right to sell to the Company ("Put Option") up to a $2.0 million value of common shares of the Company at a discount of 10% below the IPO issue price, limited to the lesser of $2.0 million or 10% of the IPO gross offering proceeds, exercisable for a period of ten (10) business days following the effective date of the IPO. The Company was granted the right to purchase (Call Option) up to a maximum of $2.0 million of common shares from each of Baron Hunter Group, LLC and Steele Creek Partners, LLC, at a premium of 10% in excess of the IPO issue price, limited to the lesser of $2.0 million or 10% of the IPO gross offering proceeds, exercisable for a period of ten (10) business days following the effective date of the IPO. This agreement was subsequently amended. See Note 13, Subsequent Events, for additional details.

On June 13, 2025, the Company adopted resolutions to amend and restate its certificate of incorporation to, among other things, (i) provide for a classified structure for the election of directors; (ii) increase the number of shares of common stock, par value $0.0001 per share, authorized for issuance to 14,900,000, consisting of 12,000,000 shares of Class A common stock and 2,900,000 shares of Class B common stock; (iii) authorize the Board of Directors to issue up to 100,000 shares of preferred stock, par value $0.0001 per share.

Baron Hunter Group, LLC

On May 16, 2025, Baron Hunter Group, LLC transferred 25,000 shares of the Company's Class B Common Stock (the "Shares") with a par value of $0.00001 per share to Glenn Josephs. Upon the occurrence of the transfer, the Shares automatically converted into 25,000 shares of Class A Common Stock with a par value of $0.00001 per share.

Series Seed Convertible Preferred Stock

Prior to the repurchase of the Series Seed Preferred Stock on April 12, 2024, as further discussed below, the Company’s Series Seed Preferred Stock consisted of the following:

Shares Authorized	Shares Issued and Outstanding	Carrying Value	Original Issue Price	Conversion Price	Common Shares Upon Conversion
250,000	250,000	$1,000,000	$4.00	$4.00	250,000

Prior to the repurchase, the Series Seed Preferred Stock was recorded on the December 31, 2023 audited consolidated balance sheets at its redemption value which was the carrying value of the redeemable preferred stock.

Series Seed Stock Repurchase Agreement

On April 12, 2024, the Company and Motherlode entered into a Stock Repurchase Agreement (the "Series Seed Stock Repurchase Agreement"), whereby the Company repurchased from Motherlode, 250,000 shares of Series Seed Preferred Stock, $0.0001 par value per share, at a purchase price of $4.00 per share, or $1 million in aggregate (the "Purchase Price"). The Purchase Price consists of the Motherlode Promissory Note (see Note 6), and is secured by personal guarantees of the Company's personnel. Additionally, as part of the closing, the Company shall pay to Apogee, all amounts due under the Apogee Promissory Note, in the amount of approximately $619 thousand. Additionally, the Company, shall pay all amounts remaining due under the Apogee Installment Payment Agreement, in the amount of approximately $330 thousand, together with a remaining hardware invoice in the amount of approximately $38 thousand. As part of the closing, certain principals of Motherlode resigned from the Board of Directors of the Company, as such Motherlode is no longer considered an ongoing related party.

Series B Convertible Preferred Stock

On various dates from January of 2022 through June of 2024 the Company entered into the Stock Purchase Agreements with certain investors, relating to the issuance and sale by the Company to the investors of up to 327,067 shares of Series B Preferred Stock (the “Series B Preferred Stock”) for an aggregate purchase price ranging from $10.00 to $16.56 per share of Series B Preferred Stock.

On various dates from January of 2022 through June of 2024, the Company and the investors completed the issuance and sale of 320,522 shares of Series B Preferred Stock for an aggregate purchase price of $4.8 million. In addition, in lieu of cash, the Company issued on various dates 6,545 Series B Preferred Stock to vendors and shareholders as compensation for services rendered. The Company determined the fair value of the 6,545 shares issued for services based on the Series B Preferred Stock price from recent sales.

F-50

In connection with the issuance of the Series B Preferred Stock, the Company incurred direct and incremental expenses of $0.1 million, comprised of legal fees and shares paid-in-kind for finders’ fees, which were expensed as incurred as they were de minimis.

Prior to the conversion of the Series B Preferred Stock on August 20, 2024, as further discussed below, the Company’s Series B Preferred Stock consisted of the following:

Shares Authorized	Shares Issued and Outstanding	Carrying Value	Original Issue Price	Conversion Price	Common Shares Upon Conversion
327,067	327,067	$5,298,006	$10.00 - $16.56	$10.00 - $16.56	327,067

Conversion of Series B Preferred Stock

On August 20, 2024, the Series B Preferred Stock Holders agreed to convert the Series B Preferred Shares into Common Stock of the Company, on a one-for-one basis, into an aggregate 327,067 common shares of the Company in accordance with the original conversion terms and conditions. In connection with the reverse recapitalization, the 327,067 common shares were exchanged in accordance with the exchange ratio of 4.11795:1, therefore, in aggregate, 1,346,846 shares of Class A and Class B common shares were issued.

Note 9. SAFEs

Strategic Investment

On January 6, 2025, the Company entered into a Simple Agreement for Future Equity (the “SAFE Agreement” or "SAFE") with an investor (the “Investor”). Pursuant to the terms of the SAFE Agreement, the Company received an aggregate amount of $1.0 million (the “SAFE Amount”). In the event of an equity financing, as defined in the SAFE Agreement, the investment made pursuant to the SAFE Agreement will be automatically converted into the number of shares of the Company based on the lowest price per share of the Class A Common Stock sold in the future equity financing multiplied by a discount price of 85%.

The SAFEs were recorded as a liability in accordance with the applicable accounting guidance due to the potential for the Company to settle the fixed outstanding balance of the SAFE liability in a variable number of shares. The initial fair value of the SAFE liability was $1.0 million. Subsequent changes in fair value at each reporting period are recognized in the unaudited condensed consolidated statement of operations as changes in fair value of SAFE liability. There was no change in fair value of the SAFE between issuance and June 30, 2025, and as such no gain or loss was recorded on the unaudited condensed consolidated statements of operations.

Note 10. Employee Benefit Plan

In April 2024, the Company established a Safe Harbor 401(k) contribution plan under Section 401(k) of the Internal Revenue Code (“401(k) Plan”). Under the terms of the 401(k) Plan, all full-time employees were eligible to make voluntary contributions as a percentage or defined amount of compensation. The Company made matching contributions based on 100% of each employee’s contribution up to the first 3% of pay and then on 50% of employee contributions on the next 2% of pay of the employee's eligible compensation. The Company had expenses related to the matching contribution for the six months ended June 30, 2025 and 2024 of approximately $32 thousand and $30 thousand, respectively.

Note 11. Commitments and Contingencies

In the normal course of business, the Company is at times subject to pending and threatened legal actions. In management’s opinion, any potential loss resulting from the resolution of these matters will not have a material effect on the results of operations, financial position or cash flows of the Company.

As of June 30, 2025, the Company had no outstanding litigation.

F-51

Phantom Stock Awards

The Company has an authorized Phantom Equity Plan to grant phantom stock units to key employees of the Company as a means to provide deferred compensation. The Phantom Equity Payments (“Rights”) are cash settled and calculated by reference to the value of the Company as of the date of the award of such Rights as determined in accordance with the Plan. The maximum amount of all Rights authorized by the Plan shall be 10% of the Company's total appreciation above the market value of the Company as determined in accordance the Plan. Upon a payment event in accordance with the Plan, a participants right to any unvested Rights would terminate and be cancelled without any further payment. Rights will also terminate and be forfeited if the participant is terminated for cause. If a participant breaches any noncompetition, confidentially, nonsolicitation, noninterference or nondisclosure agreement, all unvested and vested Rights will terminate and be forfeited and the participant would be required to repay immediately any payments previously made.

During the six months ended June 30, 2025 and 2024, the Company did not grant any phantom stock awards. The phantom stock awards are accounted for as a liability under ASC 718 and as of December 31, 2023 the Company had a liability of $116 thousand on the audited consolidated balance sheets. There were 55 thousand phantom stock awards granted, of which 25 thousand did not vest and were forfeited prior to January 1, 2024. In September 2024, the 25 thousand vested phantom stock awards were exchanged for Class B common stock, at an exchange of 4.11785:1, for 102,949 shares, as a result of the merger and recapitalization transaction with DeltaMax as described in Note 1. At June 30, 2025 and December 31, 2024 there are no phantom stock awards outstanding.

Note 12. Net Loss per Share

Participating securities have the effect of diluting both basic and diluted earnings per share during periods of income. During periods of loss, no loss is allocated to the participating securities since the holders have no contractual obligation to share in the losses of the Company.

At June 30, 2025 there were no common share equivalents outstanding.

Anti-dilutive common share equivalents excluded from the computation of diluted net loss per share at June 30, 2024 consisted of Series B convertible preferred stock of 325,267 and phantom stock awards of 25,000.

F-52

Note 13. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events, other than noted below, that would have required adjustment or disclosure in the financial statements.

Extension Second Endurance Promissory Note

On July 7, 2025, the Second Endurance Promissory Note was modified to extend the term of the note an additional 90 days, to September 25, 2025. No other terms of the agreement were amended.

Conversion of Class B Common Stock

On August 8, 2025, all Class B Common Stockholders converted all 2,477,050 shares of Class B Common Stock with a par value of $0.00001 per share into Class A Common Stock with a par value of $0.00001 per share.

Amendment to the Put and Call Option Agreements

Baron Hunter Group, LLC and Steele Creek Partners, LLC, related parties through common management, previously entered into separate Put and Call Option Agreements with the Company. On August 11, 2025 the Put and Call Option Agreements were amended whereby Baron Hunter and Steele Creek are each granted the right to sell to Elauwit (Put Option) up to a $1.0 million of common shares of Elauwit at a discount of 10% below the IPO issue price. Elauwit is granted the right to purchase (Call Option) up to a maximum of $1 million of common shares from each of Baron Hunter and Steele Creek at a premium of 10% in excess of the IPO issue price.

Amendment to the Certificate of Incorporation

On August 11, 2025, the Company adopted resolutions to amend and restate its certificate of incorporation to, among other things, (i) authorize 15,000,000 of capital stock which is divided into two classes, with 14,900,000 shares designated as Common Stock, $0.0001 par value per share (the “Common Stock”), and 100,000 shares designated as Preferred Stock, par value $0.0001 per share (the “Preferred Stock”) and (ii) the holders of Common Stock hold all voting power.

F-53

Through and including , 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to a dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or membership.

Shares of common stock

ELAUWIT CONNECTION, INC.

PROSPECTUS

Sole Bookrunner

Craig-Hallum

       , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses, all of which will be borne by the registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

SEC registration fee	$3,108
FINRA fees	$3,500
Printing and engraving expenses	$35,000
Accounting fees and expenses	$425,000
Legal fees and expenses	$400,000
Miscellaneous	$33,392
Total	$900,000

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation, in its certificate of incorporation, may limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derived an improper personal benefit;
•	act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or redemption of shares; or
•	breach of the director’s duty of loyalty to the corporation or its stockholders.

Under Section 145 of the DGCL, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation (Exhibit 3.1 to this registration statement) provides that we must indemnify our directors and officers to the fullest extent permitted by law and requires us to pay expenses incurred in defending or other participating in any proceeding in advance of its final disposition upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our certificate of incorporation further provides that rights conferred under such certificate of incorporation do not exclude any other right such persons may have or acquire under the certificate of incorporation, the bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

The certificate of incorporation also provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. We also intend to obtain directors’ and officers’ liability insurance pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

In addition, we intend to enter into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the certificate of incorporation. These agreements, among other things, indemnify our directors and some of our officers for certain expenses (including attorney’s fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of our company or as a director or officer of our subsidiary, or as a director or officer of any other company or enterprise that the person provides services to at our request.

The underwriting agreement(s) that we may enter into may provide for indemnification by any underwriters, its directors, or its officers who sign the registration statement and our controlling persons for some liabilities, including liabilities arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

The information below lists all of the securities sold by us during the past three years that were not registered under the Securities Act:

•	On January 6, 2025, we issued approximately $1.0 million in a SAFE for cash pursuant to an exemption from registration under the Securities Act available under Section 4(a)(2) as a transaction not involving a public offering. In connection with this offering, we will either (i) pay the holder an amount in cash equal to the amount the holder invested in the SAFE or (ii) issue a number of shares of common stock to the holder equal to (a) the amount of their investment divided by (b) the public offering price multiplied by the discount rate of 85%, whichever is greater. If the SAFE is converted into shares of common stock, 117,647 shares of common stock would be issuable to the SAFE holder, based on an assumed offering price of $10.00.

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits to this registration statement included in the Index to Exhibits are incorporated by reference.

INDEX TO EXHIBITS

Exhibit No.	Description
1.1**	Form of Underwriting Agreement

2.1*^	Agreement and Plan of Merger, dated as of September 13, 2024, by and between DeltaMax, Inc., Elauwit Connection, Inc., Baron Hunter Group, LLC, Steele Creek Partners, LLC and Minotaur Networks, LLC

2.2*	Certificate of Merger, filed September 13, 2024

3.1*	Amended and Restated Certificate of Incorporation

3.2*	Amended and Restated Bylaws of Elauwit Connection, Inc.

4.1*	Form of Simple Agreement for Future Equity (SAFE)

4.2**	Form of Representative’s Warrant

5.1**	Opinion of Harter Secrest & Emery LLP

10.1*+	Deferred Compensation Agreement, dated August 20, 2024, by and between Elauwit Connection, Inc., Daniel McDonough, Jr., Barry Rubens, Taylor Jones and Sean Arnette

10.2*+	Amendment to Deferred Compensation Agreement, dated June 19, 2025, by between Elauwit Connection, Inc., Daniel McDonough, Jr., Barry Rubens, Taylor Jones and Sean Arnette

10.3*+^	Consulting Agreement, by and between Elauwit Connection, Inc. and Baron Hunter Group, LLC

10.4*+	Executive Employment Agreement, by and between Elauwit Connection, Inc. and Barry Rubens

10.5*+	Executive Employment Agreement, by and between Elauwit Connection, Inc. and Taylor Jones

10.6**+	Elauwit Connection, Inc. 2025 Stock Incentive Plan

10.7*^	Form of Network Service Agreement

10.8*^	Form of Internet Services Agreement

10.9*	Commercial Lease, by and between Elauwit Connection, Inc. and Greenleaf Investment Partners L091, LLC, dated as of December 7, 2023

10.10*	First Amendment to Commercial Lease, by and between Elauwit Connection, Inc. and Greenleaf Investment Partners L091, LLC, dated as of May 31, 2024

10.11*	Second Amendment to Commercial Lease, by and between Elauwit Connection, Inc. and Greenleaf Investment Partners L091, LLC, dated as of January 2, 2025

10.12*	Promissory Note, by and between Elauwit Connection, Inc. and Motherlode, LLC, dated as of April 12, 2024

10.13*	Fixed Rate Loan Agreement, by and between Elauwit Connection, Inc. and Endurance Opportunities I LLC, dated as of April 1, 2024

10.14*	Form of Network Service Agreement Participation and Agency Agreement

10.15*	Business Loan Agreement, by and between Elauwit Connection, Inc. and Endurance Opportunities I LLC, dated as of November 12, 2024

10.16*	Commercial Promissory Note, by and between Elauwit Connection, Inc. and Endurance Opportunities I LLC, dated as of November 12, 2024

10.17*	Business Loan Agreement, by and between Elauwit Connection, Inc. and Endurance Financial LLC, dated as of March 1, 2025

10.18*	Commercial Promissory Note, by and between Elauwit Connection, Inc. and Endurance Financial LLC, dated as of March 1, 2025

10.19*	Business Loan Agreement, by and between Elauwit Connection, Inc. and Endurance Financial LLC, dated as of March 25, 2025

10.20*	Commercial Promissory Note, by and between Elauwit Connection, Inc. and Endurance Financial LLC, dated as of March 25, 2025

10.21*	Note and Loan Extension and Modification Agreement, by and between Elauwit Connection, Inc. and Endurance Financial, LLC, dated July 7, 2025

10.22*	Put-Call Agreement, by and between Elauwit Connection, Inc., Baron Hunter Group, LLC, and Steele Creek Partners, LLC, dated as of August 20, 2024

10.23*	Amendment to Put-Call Agreement, by and between Elauwit Connection, Inc., Baron Hunter Group, LLC, and Steele Creek Partners, dated as of August 11, 2025

10.24*	Tradename License Agreement, by and between Elauwit Connection, Inc. and Daniel McDonough, Jr., dated as of August 20, 2024

16.1*	Letter from Freed Maxick P.C., dated August 29, 2025

23.1*	Consent of Freed Maxick P.C., Independent Registered Public Accounting Firm

23.2**	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page to this Registration Statement)

107*	Filing Fee Table

____________

*	Filed herewith.

**	To be filed by amendment.

+	Management contract or compensatory arrangement.

^	Schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes:

(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or are contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)	That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	That,

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of South Carolina, on August 29, 2025.

ELAUWIT CONNECTION, INC.

By:	/s/ Barry Rubens
Name:	Barry Rubens
Title:	Chief Executive Officer
(principal executive officer)

POWER OF ATTORNEY

Each person whose signature appears below appoints Barry Rubens and Sean Arnette, and each of them, each of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Barry Rubens	Chief Executive Officer and Director	August 29, 2025
Barry Rubens	(principal executive officer)

/s/ Sean Arnette	Chief Financial Officer and Treasurer	August 29, 2025
Sean Arnette	(principal financial and accounting officer)

/s/ Dan McDonough, Jr.	Executive Chairman	August 29, 2025
Dan McDonough, Jr.

/s/ Taylor Jones	President, Chief Technology Officer and Director	August 29, 2025
Taylor Jones

/s/ Scott Barton	Director	August 29, 2025
Scott Barton

/s/ Elbert Gene Basolis, Jr.	Director	August 29, 2025
Elbert Gene Basolis, Jr.

/s/ Frederick Berk	Director	August 29, 2025
Frederick Berk

/s/ Leslie Goodman	Director	August 29, 2025
Leslie Goodman

/s/ Glenn Josephs	Director	August 29, 2025
Glenn Josephs

/s/ David O’Brien	Director	August 29, 2025
David O’Brien

/s/ Roger Shannon	Director	August 29, 2025
Roger Shannon